Exhibit 4.36

1. Shipbroker N/A	2. Place and date 2 March 2022

3.    Owners/Place of business (Cl. 1)

Great Oceano Limited, a corporation incorporated and existing under the laws of the Republic of the Marshall Islands with entity number 112907 and its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960

4.    Bareboat Charterers/Place of business (Cl. 1)

Eco Oceano CA Inc., a corporation incorporated and existing under the laws of the Republic of Marshall Islands with entity number 107152 and its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960

5. Vessel’s name, call sign and flag (Cl. 1 and 3) Eco Oceano CA IMO: 9794020 Call sign: V7A4722 Builder's Hull Number: S871 Flag: Marshall Islands or any other Pre-Approved Flag
6. Type of Vessel Crude Oil Tanker	7. GT/NT 81,785/51,261
8. When/Where built Under construction / Hyundai Samho Heavy Industries Company Limited	9. Total DWT (abt.) in metric tons on summer freeboard 157,285 MT at summer draft
10. Classification Society (Cl. 3) American Bureau of Shipping (ABS)	11. Date of last special survey by the Vessel’s classification society N/A
12. Further particulars of Vessel (also indicate minimum number of months’ validity of class certificates agreed acc. to Cl. 3)
13. Port or Place of delivery (Cl. 3) As specified in the Building Contract	14. Time for delivery (Cl. 4) See Clause 36	15. Cancelling date (Cl. 5) See Clause 39
16. Port or Place of redelivery (Cl. 15) See Clause 46	17. No. of months' validity of trading and class certificates upon redelivery (Cl. 15) See Clause 47
18. Running days’ notice if other than stated in Cl. 4 N/A	19. Frequency of dry-docking (Cl. 10(g))
20. Trading limits (Cl. 6) Worldwide within International Navigating Limits, see also Clause 52.9(d)
21. Charter period (Cl. 2) See Clause 57	22. Charter hire (Cl. 11) See Clause 44
23. New class and other safety requirements (state percentage of Vessel's insurance value acc. to Box 29)(Cl. 10(a)(ii)) N/A
24. Rate of interest payable acc. to Cl. 11 (f) and, if applicable, acc. to PART IV See Clause 44.4 - Clause 11 does not apply	25. Currency and method of payment (Cl. 11) Dollars / bank transfer - Clause 11 does not apply
26. Place of payment; also state beneficiary and bank account (Cl. 11) See Clause 44.2(e) - Clause 11 does not apply	27. Bank guarantee/bond (sum and place) (Cl. 24) (optional) See Clause 24
28. Mortgage(s), if any (state whether 12(a) or (b) applies; if 12(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business) (Cl. 12) N/A See Clause 48	29. Insurance (hull and machinery and war risks) (state value acc. to Cl. 13(f) or, if applicable, acc. to Cl. 14(k)) (also state if Cl. 14 applies) See Clause 45 - Clause 14 does not apply
30. Additional insurance cover, if any, for Owners’ account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) See Clause 45	31. Additional insurance cover, if any, for Charterers’ account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) See Clause 45
32. Latent defects (only to be filled in if period other than stated in Cl. 3) N/A	33. Brokerage commission and to whom payable (Cl. 27) N/A

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

34. Grace period (state number of clear banking days) (Cl. 28) See Clause 54 - Clause 28 does not apply	35. Dispute Resolution (state 30(a), 30(b) or 30(c); If 30(c) agreed Place of Arbitration must be stated (Cl. 30) (a) English law, London arbitration / See Clause 81
36. War cancellation (indicate countries agreed) (Cl. 26(f)) N/A
37. Newbuilding Vessel (Indicate with "yes" or "no" whether PART III applies) (optional) Yes, Part III does not apply	38. Name and place of Builders (only to be filled in If PART III applies) N/A
39. Vessel's Yard Building No. (only to be filled In If PART III applies) N/A	40. Date of Building Contract (only to be filled in if PART III applies) N/A
41. Liquidated damages and costs shall accrue to (state party acc. to Cl. 1) a) N/A b) N/A c) N/A
42. Hire/Purchase agreement (Indicate with "yes" or "no" whether PART IV applies) (optional) No, Part IV does not apply	43. Bareboat Charter Registry (indicate with "yes" or "no" whether PART V applies) (optional) No, Part V does not apply
44. Flag and Country of the Bareboat Charter Registry (only to be filled in if PART V applies) N/A	45. Country of the Underlying Registry (only to be filled In if PART V applies) N/A
46. Number of additional clauses covering special provisions, if agreed Clause 32 to 85

PREAMBLE - It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall include PART I and PART II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It Is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and only form part of this Charter if expressly agreed and stated in Boxes 37, 42 and 43. If PART III and/or PART IV and/or PART V apply, It is further agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

Signature (Owners) /s/ Yang Guangyi YANG GUANGYI Director	Signature (Charterers) /s/ Alexandros Tsirikos Alexandros Tsirikos Attorney-in-fact

PART II

BARECON 2001 Standard Bareboat Charter

1. Definitions - See also Clause 32

In this Charter, the following terms shall have the meanings hereby assigned to them:

"The Owners" shall mean the party identified in Box 3;

"The Charterers" shall mean the party identified in Box 4;

~~*"The Vessel"* shall mean the vessel named in Box 5 and with particulars as stated in Boxes 6 to 12.~~

~~*"Financial Instrument"* means the mortgage, deed of covenant or other such financial security instrument as annexed to this Charter and stated in Box 28.~~

2 Charter Period - Sell also Clause 57

In consideration of the hire detailed in Box 22, the Owners have agreed to let and the Charterers have agreed to hire the Vessel for the period stated in Box 21 ~~("The Charter Period").~~

3. Delivery - See also Clause 36

(not applicable when Part III applies, as indicated in Box 37)

~~**(a)** The Owners shall before and at the time of delivery exercise due diligence to make the Vessel seaworthy And in every respect ready in hull, machinery and equipment for service under this Charter.~~

The Vessel shall be delivered by the Owners and taken over by the Charterers at the port or place indicated in Box 13 ~~in such ready safe berth as the Charterers may direct~~.

(b) The Vessel ~~shall be~~ is properly documented on delivery in accordance with the laws of the F~~f~~lag State indicated in Box 5 and the requirements of the C~~c~~lassification S~~s~~ociety stated in Box 10. ~~The Vessel upon delivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 12.~~

(c) The delivery of the Vessel by the Owners and the taking over of the Vessel by the Charterers shall constitute a full performance by the Owners of all the Owners' obligations under this Clause 3, and thereafter the Charterers shall not be entitled to make or assert any claim against the Owners on account of any conditions, representations or warranties expressed or implied with respect to the Vessel ~~but the Owners shall be liable for the cost of but not the time for repairs or renewals occasioned by latent defects in the Vessel, her machinery or appurtenances, existing at the time of delivery under this Charter, provided such defects have manifested themselves within twelve (12) months after delivery unless otherwise provided in Box 32~~.

4. Time for Delivery - See Clause 36

~~*(not applicable when Part III applies, as indicated in Box 37)*~~

~~The Vessel shall not be delivered before the date indicated in Box 14 without the Charterers' consent and the Owners shall exercise due diligence to deliver the Vessel not later than the date indicated in Box 15.~~

~~Unless otherwise agreed in Box 18, the Owners shall give the Charterers not less than thirty (30) running days' preliminary and not less than fourteen (14) running days' definite notice of the date on which the Vessel is expected to be ready for delivery.~~

~~The Owners shall keep the Charterers closely advised of possible changes in the Vessel's position.~~

5. Cancelling - See Clause 39

~~*(not applicable when Part III applies, as indicated in Box 37)*~~

~~**(a)** Should the Vessel not be delivered latest by the cancelling date indicated in Box 15, the Charterers shall have the option of cancelling this Charter by giving the Owners notice of cancellation within thirty six (36) running hours after the cancelling date stated in Box 15, failing which this Charter shall remain in full force and effect.~~

~~**(b)** If it appears that the Vessel will be delayed beyond the cancelling date, the Owners may, as soon as they are in a position to state with reasonable certainty the day on which the Vessel should be ready, give notice thereof to the Charterers asking whether they will exercise their option of cancelling, and the option must then be declared within one hundred and sixty-eight (168) running hours of the receipt by the Charterers of such notice or within thirty six (36) running hours after the cancelling date, whichever is the earlier. If the Charterers do not then exercise their option of cancelling, the seventh day after the readiness date stated in the Owners' notice shall be substituted for the cancelling date indicated in Box 15 for the purpose of this Clause 5.~~

~~**(c)** Cancellation under this Clause 5 shall be without prejudice to any claim the Charterers may otherwise have on the Owners under this Charter.~~

6. Trading Restrictions - See also Clause 52.9

The Vessel shall be employed in lawful trades for the carriage of suitable lawful merchandise within the trading limits indicated in Box 20.

The Charterers undertake not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the contracts of insurance (including any warranties expressed or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe.

The Charterers also undertake not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the law of any country to which the Vessel may sail or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.

Notwithstanding any other provisions contained in this Charter it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter. This exclusion does not apply to radio-isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes provided the Owners' prior approval has been obtained to loading thereof.

7. Surveys on ~~Delivery and~~ Redelivery

~~*(not applicable when Part III applies, as indicated in Box 37)*~~

~~The Owners and Charterers shall each appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of delivery and redelivery hereunder. The Owners shall bear all expenses of the On-hire Survey including loss of time, if any, and the Charterers shall bear all expenses of the Off-hire Survey including loss of time, if any, at the daily equivalent to the rate of hire or pro rata thereof.~~

See Clauses 47 and 49

8. Inspection - See also Clause 52.28

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

The Owners shall have the right ~~at any time after giving reasonable notice to the Charterers~~ to inspect or survey the Vessel or instruct a duly authorised surveyor to carry out such survey on their behalf:-

(a) ~~to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained. The costs and fees for such inspection or survey shall be paid by the Owners unless the Vessel is found to require repairs or maintenance in order to achieve the condition so provided;~~

(b) in dry-dock if the Charterers have not dry-docked Her in accordance with Clause 10(g). The costs and fees for such inspection or survey shall be paid by the Charterers; and

(c) for any other commercial reason they consider necessary ~~(provided it does not unduly interfere with the commercial operation of the Vessel)~~. The costs and fees for such inspection and survey shall be paid by the ~~Owners~~Charterers.

All time used in respect of inspection, survey or repairs shall be for the Charterers' account and form part of the Charter Period.

The Charterers shall also permit the Owners to inspect the Vessel's log books whenever requested and shall whenever required by the Owners furnish them with full information regarding any casualties or other accidents or damage to the Vessel.

The Charterers shall provide all necessary assistance to the Owners, their representatives or agents in respect of any inspection and/or survey referred to hereunder.

9. Inventories, Oil and Stores - See Clause 41

A complete inventory of the Vessel's entire equipment, outfit including spare parts, appliances and of all consumable stores on board the Vessel shall be made by the Charterers in conjunction with the Owners on delivery and again on redelivery of the Vessel. ~~The Charterers and the Owners, respectively, shall at the time of delivery and redelivery take over and pay for all bunkers, lubricating oil, unbroached provisions, paints, ropes and other consumable stores (excluding spare parts) in the said Vessel at the then current market prices at the ports of delivery and redelivery, respectively.~~ The Charterers shall ensure that all spare parts listed in the inventory and used during the Charter Period are replaced at their expense prior to redelivery of the Vessel.

10. Maintenance and Operation

(a)(i) Maintenance and Repairs - During the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterers and under their complete control in every respect. The Charterers shall maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice and, ~~except as provided for in Clause 14(l)~~, if applicable, at their own expense they shall at all times keep the Vessel's ~~Class~~ classification fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.

(ii) New Class and Other Safety Requirements - In the event of any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation ~~costing (excluding the Charterers' loss of time) more than the percentage stated in Box 23, or if Box 23 is left blank, 5 per cent. of the Vessel's insurance value as stated in Box 29, then the extent, if any, to which the rate of hire shall be varied and the ratio in which the cost of compliance shall be shared between the parties concerned in order to achieve a reasonable distribution thereof as between the Owners and the Charterers having regard, inter alia, to the length of the period remaining under this Charter shall, in the absence of agreement, be referred to the dispute resolution method agreed in Clause 30.~~ the Charterers shall ensure that the same are complied with and the time and costs of compliance shall be for the Charterers account. (See also Clause 43.3)

(iii) Financial Security - The Charterers shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof.

The Charterers shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterers' sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever (including loss of time) for any failure or inability to do so.

(b) Operation of the Vessel - The Charterers shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter Period and they shall pay all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the Vessel under this Charter, including annual flag State fees and any foreign general municipality and/or state taxes. The Master, officers and crew of the Vessel shall be the servants of the Charterers for all purposes whatsoever, even if for any reason appointed by the Owners.

Charterers shall comply with the regulations regarding officers and crew in force in the country of the Vessel's flag or any other applicable law.

(c) The Charterers shall keep the Owners and the mortgagee(s) advised of the intended employment, planned dry-docking (other than the periodical dry-docking referred to under paragraph (g) below) and major repairs ~~of the Vessel~~,

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

as reasonably required.

(d) Flag and Name of Vessel – During the Charter Period, the Charterers shall have the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own house flag (with all fees, costs and expenses arising in relationthereto for the Charterers' account). The Charterers shall also have the liberty, with the Owners' consent, which shall not be unreasonably withheld, to change the flag of the Vessel to that of another Flag State (with all fees, costs and expenses arising in relation thereto for the Charterers' account) and/or with the Owners' consent the name of the Vessel (with all fees, costs and expenses arising in relation thereto for the Charterers' account) during the Charter Period. Any p~~P~~ainting and re-painting, instalment and re-instalment, registration (including maintenance and renewal thereof) and re-registration~~, if required by the Owners,~~ shall be at the Charterers' expense and time. If the Flag State requires the Owners to register themselves or establish a physical presence or office in the jurisdiction of such Flag State, all fees, cosys and expenses payable by the Owners to register themselves, establish and maintain such physical presence or office shall be for the account of the Charterers.

(e) Changes to the Vessel – ~~Subject to Clause 10(a)(ii), the Charterers shall make no structural changes in the Vessel or changes in the machinery, boilers, appurtenances or spare parts thereof without in each instance first securing the Owners' approval thereof. If the Owners so agree, the Charterers shall, if the Owners so require, restore the Vessel to its former condition before the termination of this Charter.~~ See Clause 43

(f) Use of the Vessel's Outfit, Equipment and Appliances - The Charterers shall have the use of all outfit, equipment, and appliances on board the Vessel at the time of delivery, provided the same or their substantial equivalent shall be returned to the Owners on redelivery (without prejudice to Clauses 41, 46 and 47 and if redelivery is required pursuant to this Charter) in the same good order and condition as when received, ordinary wear and tear excepted. The Charterers shall from time to time during the Charter Period replace such items of equipment as shall be so damaged or worn as to be unfit for use. The Charterers are to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel. Title to any equipment so replaced shall vest in and remain with the Owners. The Charterers have the right to fit additional equipment at their expense and risk (provided that no permanent structural damage is caused to the Vessel by reason of such installation) and ~~but~~ the Charterers shall, at their expense, remove such equipment and make good any damage caused by the fitting or removal of such additional equipment before the Vessel is redelivered to the Owners pursuant to Clause 46 and without prejudice to Clauses 41 and 47 at the end of the period if requested by the Owners. Any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept and maintained by the Charterers and the Charterers shall assume the obligations and liabilities of the Owners under any lease contracts in connection therewith and shall reimburse the Owners for all expenses incurred in connection therewith, also for any new equipment required in order to comply with radio regulations.

(g) Periodical Dry-Docking - The Charterers shall dry-dock the Vessel and clean and paint her underwater parts whenever the same may be necessary, but not less than once during the period stated in Box 19 or, if Box 19 has been left blank, every sixty (60) calendar months after delivery or such other period as may be required by the Classification Society or flag State.

11. Hire - See Clause 44

~~**(a)** The Charterers shall pay hire due to the Owners punctually in accordance with the terms of this Charter in respect of which time shall be of the essence.~~

~~**(b)** The Charterers shall pay to the Owners for the hire of the Vessel a lump sum in the amount indicated in Box 22 which shall be payable not later than every thirty (30) running days in advance, the first lump sum being payable on the date and hour of the Vessel's delivery to the Charterers. Hire shall be paid continuously throughout the Charter Period.~~

~~**(c)** Payment of hire shall be made in cash without discount in the currency and in the manner indicated in Box 25 and at the place mentioned in Box 26.~~

~~**(d)** Final payment of hire, if for a period of less than thirty (30) running days, shall be calculated proportionally according to the number of days and hours remaining before redelivery and advance payment to be effected accordingly.~~

~~**(e)** Should the Vessel be lost or missing, hire shall cease from the date and time when she was lost or last heard of. The date upon which the Vessel is to be treated as lost or missing shall be ten (10) days after the Vessel was last reported or when the Vessel is posted as missing by Lloyd's, whichever occurs first. Any hire paid in advance to be adjusted accordingly.~~

~~**(f)** Any delay in payment of hire shall entitle the Owners to interest at the rate per annum asagreed in Box 24. If Box 24 has not been filled in, the three months Interbank offered rate in London (LIBOR or its successor) for the currency stated in Box 25, as quoted by the British Bankers' Association (BBA) on the date when the hire fell due, increased by 2 per cent., shall apply.~~

~~**(g)** Payment of interest due under sub-clause 11(f) shall be made within seven (7) running days of the date of the Owners' invoice specifying the amount payable or, in the absence of an invoice, at the time of the next hire payment date.~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

12. Mortgage - See Clause 48

~~*(only to apply if Box 28 has been appropriately filled in)*~~

~~*) **(a)** The Owners warrant that they have not effected any mortgage(s) of the Vessel and that they shall not effect any mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

~~*) **(b)** The Vessel chartered under this Charter is financed by a mortgage according to the Financial Instrument. The Charterers undertake to comply, and provide such information and documents to enable the Owners to comply, with all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel as laid down in the Financial Instrument or as may be directed from time to time during the currency of the Charter by the mortgagee(s) in conformity with the Financial Instrument. The Charterers confirm that, for this purpose, they have acquainted themselves with all relevant terms, conditions and provisions of the Financial Instrument and agree to acknowledge this in writing in any form that may be required by the mortgagee(s). The Owners warrant that they have not effected any mortgage(s) other than stated in Box 28 and that they shall not agree to any amendment of the mortgage(s) referred to in Box 28 or effect any other mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

~~**) (Optional, Clauses 12(a) and 12(b) are alternatives; indicate alternative agreed in Box 28).*~~

13. Insurance and Repairs - See also Clause 45

(a) Subject to and without prejudice to Clause 45 ~~D~~during the Charter Period the Vessel shall be kept insured by the Charterers at their expense against hull and machinery, marine and war (including blocking and trapping when required or when applicable) and Protection and Indemnity risks and freight, demurrage and defence risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including but not limited to maintaining financial security in accordance with sub-clause 10(a)(iii)). ~~in such form as the Owners shall in writing approve, which approval shall not be un reasonably withheld.~~ During the Charter Period, the Charterers shall procure (at Charterer's expense) that there are in place innocent owners' interest insurance, owners' additional perils (pollution) insurance and if applicable mortgagees' interest insurance and mortgagee's additional perils (pollution) insurance. Such insurances as specified in this Clause 13 shall be arranged by the Charterers to protect the interests of both the Owners and the Charterers and the mortgagee(s) (if any). ~~and~~ The Charterers shall be at liberty to protect under such insurances the interests of any Approved Managers ~~managers they may appoint~~. Insurance policies shall cover the Owners and the Charterers and the mortgagees (if any) according to their respective interests.

All time used for repairs under the provisions of sub-clause 13(a) ~~and for repairs of latent defects according to Clause 3(c) above~~, including any deviation, shall be for the Charterers' account.

(b) ~~If the conditions of the above insurances permit additional insurance to be placed by the parties, such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively.~~ The ~~Owners or the~~ Charterers ~~as the case may be~~ shall immediately furnish the ~~other party~~Owners with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.

(c) The Charterers shall upon the request of the Owners, provide information and promptly execute such documents as may be required to enable the Owners to comply with the insurance provisions of ~~the~~ each Finance Document~~Financial Instrument~~ (if any).

(d) Subject to the provisions of the Finance Documents~~Financial Instrument~~, if any, and Clause 45 and Clause 54, should the Vessel become ~~an actual, constructive, compromised or agreed~~ ~~t~~Total ~~l~~Loss ~~under the insurances required under sub-clause 13(a)~~, all insurance payments for such loss shall be paid to the Owners (or, if applicable, their financiers) in accordance with the agreed loss payable clauses ~~who shall distribute the moneys between the Owners and the Charterers according to their respective interests.~~ The Charterers undertake to notify the Owners and the mortgagee(s), if any, of any occurrences in consequence of which the Vessel is likely to become a ~~t~~Total ~~l~~Loss ~~as defined in this Clause~~.

(e) The Owners shall upon the request of the Charterers and subject to the Owners' approval of such request, promptly execute such documents as may be required to enable the Charterers to abandon the Vessel to insurers and claim a constructive total loss.

(f) For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 13(a), the value of the Vessel is the sum indicated in ~~Box 29~~Clause 45.

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

14. Insurance, Repairs and Classification <u>- intentionally omitted</u>

~~*(Optional, only to apply if expressly agreed and stated in Box 29, in which event Clause 13 shall be considered deleted).*~~

~~**(a)** During the Charter Period the Vessel shall be kept insured by the Owners at their expense against hull and machinery and war risks under the form of policy or policies attached hereto. The Owners and/or insurers shall not have any right of recovery or subrogation against the Charterers on account of loss of or any damage to the Vessel or her machinery or appurtenances covered by such insurance, or on account of payments made to discharge claims against or liabilities of the Vessel or the Owners covered by such insurance. Insurance policies shall cover the Owners and the Charterers according to their respective interests.~~

~~**(b)** During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve which approval shall not be unreasonably withheld.~~

~~**(c)** In the event that any act or negligence of the Charterers shall vitiate any of the insurance herein provided, the Charterers shall pay to the Owners all losses and indemnify the Owners against all claims and demands which would otherwise have been covered by such insurance.~~

~~**(d)** The Charterers shall, subject to the approval of the Owners or Owners' Underwriters, effect all insured repairs, and the Charterers shall undertake settlement of all miscellaneous expenses in connection with such repairs as well as all insured charges, expenses and liabilities, to the extent of coverage under the insurances provided for under the provisions of sub-clause 14(a). The Charterers to be secured reimbursement through the Owners' Underwriters for such expenditures upon presentation of accounts.~~

~~**(f)** All time used for repairs under the provisions of sub-clauses 14(d) and 14(e) and for repairs of latent defects according to Clause 3 above, including any deviation, shall be for the Charterers' account and shall form part of the Charter Period.~~
~~The Owners shall not be responsible for any expenses as are incident to the use and operation of the Vessel for such time as may be required to make such repairs.~~

~~**(g)** If the conditions of the above insurances permit additional insurance to be placed by the parties such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~

~~**(h)** Should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 14(a), all insurance payments for such loss shall be paid to the Owners, who shall distribute the moneys between themselves and the Charterers according to their respective interests.~~

~~**(i)** If the Vessel becomes an actual, constructive, compromised or agreed total loss under the insurances arranged by the Owners in accordance with sub-clause 14(a), this Charter shall terminate as of the date of such loss.~~

~~**(j)** The Charterers shall upon the request of the Owners, promptly execute such documents as may be required to enable the Owners to abandon the Vessel to the insurers and claim a constructive total loss.~~

~~**(k)** For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 14(a), the value of the Vessel is the sum indicated in Box 29.~~

~~**(l)** Notwithstanding anything contained in sub-clause 10(a), it is agreed that under the provisions of Clause 14, if applicable, the Owners shall keep the Vessel's Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.~~

15. Redelivery <u>- See Clause 46</u>

~~At the expiration of the Charter Period the Vessel shall be redelivered by the Charterers to the Owners at a safe and ice-free port or place as indicated in Box 16, in such ready safe berth as the Owners may direct. The Charterers shall give the Owners not less than thirty (30) running days' preliminary notice of expected date, range of ports of redelivery or port or place of redelivery and not less than fourteen (14) running days' definite notice of expected date and port or place of redelivery. Any changes thereafter in the Vessel's position shall be notified immediately to the Owners.~~
~~The Charterers warrant that they will not permit the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period. Notwithstanding the above, should the Charterers fail to redeliver the Vessel within The Charter Period, the Charterers shall pay the daily equivalent to the rate of hire stated in Box 22 plus 10 per cent. or to the market rate, whichever is the higher, for the number of days by which the Charter Period is exceeded. All other terms, conditions and provisions of this Charter shall continue to apply.~~
~~Subject to the provisions of Clause 10, the Vessel shall be redelivered to the Owners in the same or as good structure, state, condition and class as that in which she was delivered, fair wear and tear not affecting class excepted.~~
~~The Vessel upon redelivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 17.~~

16. Non-Lien

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

~~T~~Other than Permitted Security Interests, the Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel. The Charterers further agree to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows:

"This Vessel is the property of GREAT OCEANO LIMITED~~(name of Owners)~~. It is under charter to ECO OCEANO CA INC.~~(name of Charterers)~~ and by the terms of the Charter Party neither the Charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever." or a notice in such form as required by an mortgagees.

17. Indemnity See Clauses 59.6, 63 and 65

~~**(a)** The Charterers shall indemnify the Owners against any loss, damage or expense incurred by the Owners arising out of or in relation to the operation of the Vessel by the Charterers, and against any lien of whatsoever nature arising out of an event occurring during the Charter Period. If the Vessel be arrested or otherwise detained by reason of claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.~~
~~Without prejudice to the generality of the foregoing, the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing Bills of Lading or other documents.~~

~~**(b)** If the Vessel be arrested or otherwise detained by reason of a claim or claims against the Owners, the Owners shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.~~
~~In such circumstances the Owners shall indemnify the Charterers against any loss, damage or expense incurred by the Charterers (including hire paid under this Charter) as a direct consequence of such arrest or detention.~~

18. Lien

The Owners to have a lien upon all cargoes, sub-hires and sub-freights belonging or due to the Charterers or any sub-charterers and any Bill of Lading freight for all claims under this Charter~~, and the Charterers to have a lien on the Vessel for all moneys paid in advance and not earned~~.

19. Salvage

All salvage and towage performed by the Vessel shall be for the Charterers' benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.

20. Wreck Removal

In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnify the Owners against any sums whatsoever which the Owners shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

21. General Average

The Owners shall not contribute to General Average.

22. Assignment~~, Sub-Charter and Sale~~See Clauses 48, 52.31, 55 and60

~~**(a)** The Charterers shall not assign this Charter nor sub-charter the Vessel on a bareboat basis except with the prior consent in writing of the Owners, which shall not be unreasonably withheld, and subject to such terms and conditions as the Owners shall approve.~~

~~**(b)** The Owners shall not sell the Vessel during the currency of this Charter except with the prior written consent of the Charterers, which shall not be unreasonably withheld, and subject to the buyer accepting an assignment of this Charter.~~

23. Contracts of Carriage

***) (a)** The Charterers are to procure that all documents issued during the Charter Period evidencing the terms and conditions agreed in respect of carriage of goods shall contain a paramount clause incorporating any legislation relating to carrier's liability for cargo compulsorily applicable in the trade; if no such legislation exists, the documents shall incorporate the Hague-Visby Rules. The documents shall also contain the New Jason Clause and the Both-to-Blame Collision Clause.

~~***) (b)** The Charterers are to procure that all passenger tickets issued during the Charter Period for the carriage of passengers and their luggage under this Charter shall contain a paramount clause incorporating any legislation relating to carrier's liability for passengers and their luggage compulsorily applicable in the trade; if no such legislation exists, the passenger tickets shall incorporate the Athens Convention Relating to the Carriage of Passengers and their Luggage by Sea, 1974, and any protocol thereto.~~

~~**) Delete as applicable.*~~

24. ~~Bank~~Charter Guarantee

~~*(Optional, only to apply if Box 27 filled in)*~~

The Charterers undertake to furnish on or about the date of this Charter~~, before delivery of the Vessel, a first class bank~~ a corporate guarantee from the Charter Guarantor ~~or bond in the sum and at the place as indicated in Box 27~~ as guarantee, and the other Security Documents as security, in each case for full performance of their obligations under this Charter.

25. Requisition/Acquisition

(a) ~~I~~Subject to the provisions of Finance Documents (if any) and the Charterers' Assignment, in the event of the Requisition for Hire of the Vessel by any governmental or other competent authority (hereinafter referred to as "Requisition for Hire") irrespective of the date during the Charter Period when "Requisition for Hire" may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter Period, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charterers shall continue to pay the stipulated

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof always provided however that if all hire has been paid by the Charterers hereunder then in the event of "Requisition for Hire" any Requisition Hire or compensation received or receivable by the Owners the same shall be payable to the Charterers during the remainder of the Charter Period or the period of the "Requisition for Hire" whichever be the shorter.

~~**(b)** In the event of the Owners being deprived of their ownership in the Vessel by any Compulsory Acquisition of the Vessel or requisition for title by any governmental or other competent authority (hereinafter referred to as "Compulsory Acquisition"), then, irrespective of the date during the Charter Period when "Compulsory Acquisition" may occur, this Charter shall be deemed terminated as of the date of such "Compulsory Acquisition". In such event Charter Hire to be considered as earned and to be paid up to the date and time of such "Compulsory Acquisition".~~

26. War

(a) ~~F~~Subject to the provisions of the Finance Documents (if any), for the purpose of this Clause, the words "War Risks" shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.

(b) ~~T~~Unless trading within the limits and safe places in accordance with the relevant Sub-Charter and the Charterer has complied with the terms of Clause 45 and such other requirements as to extra insurance premiums or any other requirements as may be prescribed by the insurers, the Vessel~~, unless the written consent of the Owners be first obtained,~~ shall not continue to or go through any port, place, area or zone (whether of land or sea), or any waterway or canal, where it reasonably appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgement of the Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, the Owners shall have the right to require the Vessel to leave such area.

(c) The Vessel shall not load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent's right of search and/or confiscation.

~~**(d)** If the insurers of the war risks insurance, when Clause 14 is applicable, should require payment of premiums and/or calls because, pursuant to the Charterers' orders, the Vessel is within, or is due to enter and remain within, any area or areas which are specified by such insurers as being subject to additional premiums because of War Risks, then such premiums and/or calls shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due.~~

(e) The Charterers shall have the liberty:

(i) to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

(ii) to comply with the orders, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

(iii) to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Community, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement.

(f) In the event of outbreak of war ~~(whether there be a declaration of war or not) (i) between any two or more of the following countries: the United States of America; Russia; the United Kingdom; France; and the People's Republic of China, (ii) between any two or more of the countries stated in Box 36, both the Owners and the Charterers shall have the right to cancel this Charter, whereupon the Charterers shall redeliver the Vessel to the Owners in accordance with Clause 15, if the Vessel has cargo on board after discharge thereof at destination, or if debarred under this Clause from reaching or entering it at a near, open and safe port as directed by the Owners, or if the Vessel has no cargo on board, at the port at which the Vessel then is or if at sea at a near, open and safe port as directed by the Owners. In all cases~~ hire shall continue to be paid in accordance with Clause 11 and except as aforesaid all other provisions of this Charter shall apply until the end of the Agreement Term ~~redelivery~~.

27. Commission - intentionally omitted

~~The Owners to pay a commission at the rate indicated in Box 33 to the Brokers named in Box 33 on any hire paid under the Charter. If no rate is indicated in Box 33, the commission to be paid by the Owners shall cover the actual expenses of the Brokers and a reasonable fee for their work.~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

~~If the full hire is not paid owing to breach of the Charter by either of the parties the party liable therefor shall indemnify the Brokers against their loss of commission. Should the parties agree to cancel the Charter, the Owners shall indemnify the Brokers against any loss of commission but in such case the commission shall not exceed the brokerage on one year's hire.~~

28. Termination - See Clause 54

~~**(a)** Charterers' Default~~
~~The Owners shall be entitled to withdraw the Vessel from the service of the Charterers and terminate the Charter with immediate effect by written notice to the Charterers if:~~

~~**(i)** the Charterers fail to pay hire in accordance with Clause 11. However, where there is a failure to make punctual payment of hire due to oversight, negligence, errors or omissions on the part of the Charterers or their bankers, the Owners shall give the Charterers written notice of the number of clear banking days stated in Box 34 (as recognised at the agreed place of payment) in which to rectify the failure, and when so rectified within such number of days following the Owners' notice, the payment shall stand as regular and punctual. Failure by the Charterers to pay hire within the number of days stated in Box 34 of their receiving the Owners' notice as provided herein, shall entitle the Owners to withdraw the Vessel from the service of the Charterers and terminate the Charter without further notice;~~

~~**(ii)** the Charterers fail to comply with the requirements of: **(1)** Clause 6 (Trading Restrictions)~~

~~**(2)** Clause 13(a) (Insurance and Repairs) provided that the Owners shall have the option, by written notice to the Charterers, to give the Charterers a specified number of days grace within which to rectify the failure without prejudice to the Owners' right to withdraw and terminate under this Clause if the Charterers fail to comply with such notice;~~

~~**(iii)** the Charterers fail to rectify any failure to comply with the requirements of sub-clause 10(a)(i) (Maintenance and Repairs) as soon as practically possible after the Owners have requested them in writing so to do and in any event so that the Vessel's insurance cover is not prejudiced.~~

~~**(b)** Owners' Default~~
~~If the Owners shall by any act or omission be in breach of their obligations under this Charter to the extent that the Charterers are deprived of the use of the Vessel and such breach continues for a period of fourteen (14) running days after written notice thereof has been given by the Charterers to the Owners, the Charterers shall be entitled to terminate this Charter with immediate effect by written notice to the Owners.~~

~~**(c)** Loss of Vessel~~
~~This Charter shall be deemed to be terminated if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss. For the purpose of this sub-clause, the Vessel shall not be deemed to be lost unless she has either become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.~~

~~**(d)** Either party shall be entitled to terminate this Charter with immediate effect by written notice to the other party in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of the other party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.~~

~~**(e)** The termination of this Charter shall be without prejudice to all rights accrued due between the parties prior to the date of termination and to any claim that either party might have.~~

29. Repossession - See also Clause 54

In the event ~~of~~ the Owners have given a Termination Notice to the Charterers pursuant to Clause 54.3, the Owners shall in addition ~~termination of this Charter in accordance with the applicable provisions of Clause 28, the Owners shall~~ have the right to repossess the Vessel from the Charterers at her current or next port of call, or at a port or place convenient to them without hindrance or interference by the Charterers, courts or local authorities. Pending physical repossession of the Vessel in accordance with this Clause 29 and/or Clause 54, the Charterers shall hold the Vessel as gratuitous bailee only to the Owners and the Charterers shall procure that the master and crew follow the orders and directions of the Owners. ~~The Owners shall arrange for an authorised representative to board the Vessel as soon as reasonably practicable following the termination of the Charter. The Vessel shall be deemed to be repossessed by the Owners from the Charterers upon the boarding of the Vessel by the Owners' representative.~~ All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the Charterers' Master, officers and crew shall be the sole responsibility of the Charterers.

30. Dispute Resolution - See Clause 81

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

~~*) **(b)** This Contract shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Contract shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.~~

~~*) **(c)** This Contract shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Contract shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~

~~**(d)** Notwithstanding (a), (b) or (c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Contract.~~

~~In the case of a dispute in respect of which arbitration has been commenced under (a), (b) or (c) above, the following shall apply:-~~

~~**(i)** Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the "Mediation Notice") calling on the other party to agree to mediation.~~

~~**(ii)** The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal ("the Tribunal") or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.~~

~~**(iii)** If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.~~

~~**(iv)** The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.~~

~~**(v)** Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.~~

~~**(vi)** Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator's costs and expenses.~~

~~**(vii)** The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.~~

~~*(Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.)*~~

~~**(e)** If Box 35 in Part I is not appropriately filled in, sub-clause 30(a) of this Clause shall apply. Sub-clause 30(d) shall apply in all cases.~~

~~**) Sub-clauses 30(a), 30(b) and 30(c) are alternatives; indicate alternative agreed in Box 35.*~~

31. Notices - See Clause 75

~~**(a)** Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.~~

~~**(b)** The address of the Parties for service of such communication shall be as stated in Boxes 3 and 4 respectively.~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART III
PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY
(Optional, only to apply if expressly agreed and stated in Box 37)

Specifications and Building Contract

(a) The Vessel shall be constructed in accordance with the Building Contract (hereafter called "the Building Contract") as annexed to this Charter, made between the Builders and the Owners and in accordance with the specifications and plans annexed thereto, such Building Contract, specifications and plans having been counter-signed as approved by the Charterers.

(b) No change shall be made in the Building Contract or in the specifications or plans of the Vessel as approved by the Charterers as aforesaid, without the Charterers' consent.

(c) The Charterers shall have the right to send their representative to the Builders' Yard to inspect the Vessel during the course of her construction to satisfy themselves that construction is in accordance with such approved specifications and plans as referred to under sub-clause (a) of this Clause.

(d) The Vessel shall be built in accordance with the Building Contract and shall be of the description set out therein. Subject to the provisions of sub-clause 2(c)(ii) hereunder, the Charterers shall be bound to accept the Vessel from the Owners, completed and constructed in accordance with the Building Contract, on the date of delivery by the Builders. The Charterers undertake that having accepted the Vessel they will not thereafter raise any claims against the Owners in respect of the Vessel's performance or specification or defects, if any. Nevertheless, in respect of any repairs, replacements or defects which appear within the first 12 months from delivery by the Builders, the Owners shall endeavour to compel the Builders to repair, replace or remedy any defects or to recover from the Builders any expenditure incurred in carrying out such repairs, replacements or remedies. However, the Owners' liability to the Charterers shall be limited to the extent the Owners have a valid claim against the Builders under the guarantee clause of the Building Contract (a copy whereof has been supplied to the Charterers). The Charterers shall be bound to accept such sums as the Owners are reasonably able to recover under this Clause and shall make no further claim on the Owners for the difference between the amount(s) so recovered and the actual expenditure on repairs, replacement or remedying defects or for any loss of time incurred. Any liquidated damages for physical defects or deficiencies shall accrue to the account of the party stated in Box 41(a) or if not filled in shall be shared equally between the parties. The costs of pursuing a claim or claims against the Builders under this Clause (including any liability to the Builders) shall be borne by the party stated in Box 41(b) or if not filled in shall be shared equally between the parties.

2. Time and Place of Delivery

(a) Subject to the Vessel having completed her acceptance trials including trials of cargo equipment in accordance with the Building Contract and specifications to the satisfaction of the Charterers, the Owners shall give and the Charterers shall take delivery of the Vessel afloat when ready for delivery and properly documented at the Builders' Yard or some other safe and readily accessible dock, wharf or place as may be agreed between the parties hereto and the Builders. Under the Building Contract the Builders have estimated that the Vessel will be ready for delivery to the Owners as therein provided but the delivery date for the purpose of this Charter shall be the date when the Vessel is in fact ready for delivery by the Builders after completion of trials whether that be before or after as indicated in the Building Contract. The Charterers shall not be entitled to refuse acceptance of delivery of the Vessel and upon and after such acceptance, subject to Clause 1(d), the Charterers shall not be entitled to make any claim against the Owners in respect of any conditions, representations or warranties, whether express or implied, as to the seaworthiness of the Vessel or in respect of delay in delivery.

(b) If for any reason other than a default by the Owners under the Building Contract, the Builders become entitled under that Contract not to deliver the Vessel to the Owners, the Owners shall upon giving to the Charterers written notice of Builders becoming so entitled, be excused from giving delivery of the Vessel to the Charterers and upon receipt of such notice by the Charterers this Charter shall cease to have effect.

(c) If for any reason the Owners become entitled under the Building Contract to reject the Vessel the Owners shall, before exercising such right of rejection, consult the Charterers and thereupon

(i) if the Charterers do not wish to take delivery of the Vessel they shall inform the Owners within seven (7) running days by notice in writing and upon receipt by the Owners of such notice this Charter shall cease to have effect; or

(ii) if the Charterers wish to take delivery of the Vessel they may by notice in writing within seven (7) running days require the Owners to negotiate with the Builders as to the terms on which delivery should be taken and/or refrain from exercising their right to rejection and upon receipt of such notice the Owners shall commence such negotiations and/or take delivery of the Vessel from the Builders and deliver her to the Charterers;

(iii) in no circumstances shall the Charterers be entitled to reject the Vessel unless the Owners are able to reject the Vessel from the Builders;

(iv) if this Charter terminates under sub-clause (b) or (c) of this Clause, the Owners shall thereafter not be liable to the Charterers for any claim under or arising out of this Charter or its termination.

(d) Any liquidated damages for delay in delivery under the Building Contract and any costs incurred in pursuing a claim therefor shall accrue to the account of the party stated in Box 41(c) or if not filled in shall be shared equally between the parties.

3. Guarantee Works

If not otherwise agreed, the Owners authorise the Charterers to arrange for the guarantee works to be performed in accordance with the building contract terms, and hire to continue during the period of guarantee works. The Charterers have to advise the Owners about the performance to the extent the Owners may request.

4. Name of Vessel

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART III
PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY
(Optional, only to apply if expressly agreed and stated in Box 37)

~~**5. Survey on Redelivery**~~

~~Without prejudice to Clause 15 (Part II), the Charterers shall bear all survey expenses and all other costs, if any, including the cost of docking and undocking, if required, as well as all repair costs incurred. The Charterers shall also bear all loss of time spent in connection with any docking and undocking as well as repairs, which shall be paid at the rate of hire per day or pro rata.~~

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART IV
HIRE/PURCHASE AGREEMENT
(Optional, only to apply if expressly agreed and stated in Box 42)

~~On expiration of this Charter and provided the Charterers have fulfilled their obligations according to Part I and II as well as Part III, if applicable, it is agreed, that on payment of the final payment of hire as per Clause 11 the Charterers have purchased the Vessel with everything belonging to her and the Vessel is fully paid for.~~

~~*In the following paragraphs the Owners are referred to as the Sellers and the Charterers as the Buyers.*~~

~~The Vessel shall be delivered by the Sellers and taken over by the Buyers on expiration of the Charter.~~

~~The Sellers guarantee that the Vessel, at the time of delivery, is free from all encumbrances and maritime liens or any debts whatsoever other than those arising from anything done or not done by the Buyers or any existing mortgage agreed not to be paid off by the time of delivery. Should any claims, which have been incurred prior to the time of delivery be made against the Vessel, the Sellers hereby undertake to indemnify the Buyers against all consequences of such claims to the extent it can be proved that the Sellers are responsible for such claims. Any taxes, notarial, consular and other charges and expenses connected with the purchase and registration under Buyers' flag, shall be for Buyers' account. Any taxes, consular and other charges and expenses connected with closing of the Sellers' register, shall be for Sellers' account.~~

~~In exchange for payment of the last month's hire instalment the Sellers shall furnish the Buyers with a Bill of Sale duly attested and legalized, together with a certificate setting out the registered encumbrances, if any. On delivery of the Vessel the Sellers shall provide for deletion of the Vessel from the Ship's Register and deliver a certificate of deletion to the Buyers.~~

~~The Sellers shall, at the time of delivery, hand to the Buyers all classification certificates (for hull, engines, anchors, chains, etc.), as well as all plans which may be in Sellers' possession.~~

~~The Wireless Installation and Nautical Instruments, unless on hire, shall be included in the sale without any extra payment.~~

~~The Vessel with everything belonging to her shall be at Sellers' risk and expense until she is delivered to the Buyers, subject to the conditions of this Contract and the Vessel with everything belonging to her shall be delivered and taken over as she is at the time of delivery, after which the Sellers shall have no responsibility for possible faults or deficiencies of any description.~~

~~The Buyers undertake to pay for the repatriation of the Master, officers and other personnel if appointed by the Sellers to the port where the Vessel entered the Bareboat Charter as per Clause 3 (Part II) or to pay the equivalent cost for their journey to any other place.~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART V

PROVISIONS TO APPLY FOR VESSELS REGISTERED IN A BAREBOAT CHARTER REGISTRY

(Optional, only to apply if expressly agreed and stated in Box 43)

~~**1. Definitions**~~

~~For the purpose of this PART V, the following terms shall have the meanings hereby assigned to them:~~

~~"The Bareboat Charter Registry" shall mean the registry of the State whose flag the Vessel will fly and in which – the Charterers are registered as the bareboat charterers during the period of the Bareboat Charter.~~

~~"The Underlying Registry" shall mean the registry of the state in which the Owners of the Vessel are registered as Owners and to which jurisdiction and control of the Vessel will revert upon termination of the Bareboat Charter Registration.~~

~~**2. Mortgage**~~

~~The Vessel chartered under this Charter is financed by a mortgage and the provisions of Clause 12(b) (Part II) shall apply.~~

~~**3. Termination of Charter by Default**~~

~~If the Vessel chartered under this Charter is registered in a Bareboat Charter Registry as stated in Box 44, and if the Owners shall default in the payment of any amounts due under the mortgage(s) specified in Box 28, the Charterers shall, if so required by the mortgagee, direct the Owners to re-register the Vessel in the Underlying Registry as shown in Box 45.~~

~~In the event of the Vessel being deleted from the Bareboat Charter Registry as stated in Box 44, due to a default by the Owners in the payment of any amounts due under the mortgage(s), the Charterers shall have the right to terminate this Charter forthwith and without prejudice to any other claim they may have against the Owners under this Charter.~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

EXECUTION VERSION

CONTENTS

Page

32.	Definitions	1
33.	Interpretations	16
34.	Background	18
35.	INTENTIONALLY OMITTED	18
36.	Delivery	18
37.	INTENTIONALLY OMITTED	19
38.	Terms of delivery	19
39.	Cancellation	20
40.	Conditions precedent	20
41.	Bunkers and luboils	24
42.	Further maintenance and operation	24
43.	Structural changes and alterations	25
44.	Hire	26
45.	Insurance	31
46.	Redelivery	35
47.	Redelivery conditions	35
48.	Owners' mortgage	37
49.	Diver's inspection at redelivery	38
50.	Transport documents	38
51.	Charterers' representations and warranties	38
52.	Charterers' undertakings	43
53.	Earnings Account	51
54.	Termination Events	51
55.	Assignment by charterers	57
56.	Name of Vessel	58
57.	Charter Period	58
58.	Handling Fee	58
59.	Purchase Option, Purchase Obligation and transfer of title	58
60.	Sale of Vessel by the Owners	59
61.	Total Loss	60
62.	Additional payment obligations	61
63.	Stamp duties and taxes	61
64.	Operational notifiable events	61
65.	Further indemnities	62

66.	Set-off	64
67.	Further assurances and undertakings	64
68.	Cumulative rights	64
69.	Day count convention	64
70.	No waiver	64
71.	Entire agreement	64
72.	Invalidity	65
73.	English language	65
74.	No partnership	65
75.	Notices	65
76.	Conflicts	67
77.	Survival of Charterers' obligations	67
78.	Counterparts	67
79.	Confidentiality	67
80.	Third Parties Act	67
81.	Law and jurisdiction	68
82.	Conditions subsequent	68
83.	FATCA	69
84.	Grant of Security Interest	71
85.	Application of Proceeds	73
SCHEDULE 1 FORM OF PROTOCOL OF DELIVERY AND ACCEPTANCE		74
SCHEDULE 2 FORM OF TITLE TRANSFER PROTOCOL OF DELIVERY AND ACCEPTANCE		75
SCHEDULE 3 HIRE PAYMENT SCHEDULE		76
SIGNATURE PAGE		77

ADDITIONAL CLAUSES

TO BAREBOAT CHARTER FOR

M.V. ECO OCEANO CA

32.	Definitions

In this Charter:

"Account Bank" means:

(a)	in relation to the Earnings Account, ABN AMRO Bank N.V. of Amsterdam, The Netherlands; and

(b)	in relation to the Group Charterer's Earnings Account, Credit Suisse AG of Zurich, Switzerland,

or in each case, such other bank or financial institution as selected or designated by the Owners from time to time.

"Account Charge" means the account security deed in respect of the Earnings Account and all amounts from time to time standing to the credit to the Earnings Account from the Charterers in favour of the Owners.

"Actual Delivery Date" means the date of delivery of the Vessel by the Owners to the Charterers under this Charter.

“Advance Hire” means an amount which is the lowest of (a) US Dollars twelve million and one hundred thousand (US$12,100,000), (b) twenty per cent (20%) of the Purchase Price and (c) twenty per cent (20%) of the Initial Market Value of the Vessel.

"Affiliate" means, in relation to any entity, a Subsidiary of that entity, a Holding Company of that entity or any other Subsidiary of that Holding Company.

"Agreement Term" means the period commencing on the date of this Charter and terminating on the expiration of the Charter Period or such earlier or later date on which all money of any nature owed by the Obligors to the Owners under the Transaction Documents or otherwise in connection with the Vessel have been paid in full to the Owners and no obligations of the Obligors of any nature to the Owners or otherwise in connection with the Transaction Documents or with the Vessel remain unperformed or undischarged.

"AML Laws" means as to any person and in relation to money laundering or terrorism, the constitutional or organisational documents of such person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, licence, permit requirement, order or determination of an arbitrator or a court or other governmental authority and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

"Approved Broker" means each of Arrow Sale & Purchase (UK) Limited, Braemar ACM Shipbroking, Clarkson Platou, Maersk Broker A/S, Fearnleys, SSY, Howe Robinson, Lorentzen & Stemoco and any other reputable and independent ship brokers nominated by the Charterers and acceptable to the Owners (such acceptance not to be unreasonably withheld or delayed).

"Approved Managers" in relation to the Vessel, means:

(a)

Central Mare Inc., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands with entity number 32656 and with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands, MH 96960, in respect of technical management (the “Technical Manager”); and

(b)

Central Shipping Inc., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands with entity number 98339 and with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands, MH 96960, in respect of commercial management (the "Commercial Manager"), or in either case, any other management company reasonably acceptable to the Owners (which acceptance shall not be unreasonably delayed) and appointed by the Charterers, and "Approved Manager" means any of them.

"Assumed Owners' Cost" means US Dollars forty eight million and four hundred thousand (US$48,400,000).

"Balloon Amount" means an amount which is the lowest of (a) US Dollars twenty one million and one hundred seventy five thousand (US$21,175,000), (b) thirty five per cent. (35%) of the Purchase Price and (c) thirty five per cent. (35%) of the Initial Market Value of the Vessel, or such other amount representing the Cost Balance as at the last day of the Charter Period.

"Break Costs" means all costs, reasonable losses, premiums or penalties incurred by the Owners as a result of the receipt by the Owners of any payment under or in relation to the Transaction Documents on a day other than the due date for payment of the sum in question.

"Builder" has the meaning given to such term in the MOA.

"Building Contract" has the meaning given to such term in the MOA.

"Building Contract Delivery Instalment" has the meaning given to such term in the MOA.

"Business Day" means a day (other than a Saturday or Sunday) on which banks and financial markets are open for business in Shanghai, the Netherlands, Athens, London and New York and (on or prior to the Actual Delivery Date) Korea.

"Cancelling Date" has the meaning given to such term in the MOA.

"Change of Control" means, in relation to the Charterers, the Charterers ceasing to be in the ownership and Control of (either directly or indirectly) the Pistiolis Family either directly or via the Charter Guarantor or, in relation to the Charterers or the Charter Guarantor, any circumstances in which Control of the Charterers or the Charter Guarantor passes from the Pistiolis Family who are in Control of the Charterers and the Charter Guarantor to a person or persons who is not or are not in Control of the Charterer and the Charter Guarantor as at the date of this Charter.

"Charter Group" means the Charterers, and the Charter Guarantor, including all of their respective Holding Company (if any) and Subsidiaries from time to time, and a "member of the Charter Group" means any one of them.

"Charter Guarantee" means the guarantee made or to be made by the Charter Guarantor in favour of the Owners in respect of the Charterers' obligations under this Charter.

"Charter Guarantor" means TOP SHIPS INC., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands with entity number 3571 and with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands, MH 96960.

"Charter Period" has the meaning given to it in Clause 57.

"Charterers' Assignment" means the deed of assignment executed or to be executed (as the case may be) by the Charterers in favour of the Owners in relation to certain of the Charterers' rights and interest in and to (amongst other things) the Earnings, Insurances, Requisition Compensation, any Sub-Charter to which the Charterers are a party and the Builder’s warranties under the Building Contract.

"Classification Society" means the vessel classification society referred to in Box 10 (Classification Society) of this Charter, or DNV GL, Lloyd's Register of Shipping (LR), Bureau Veritas (BV), Korean Register of Shipping (KR), China Classification Society (CCS) or such other reputable classification society which the Owners may approve from time to time.

"Control" means, in respect of the Charterers and the Charter Guarantor, the power of a person to secure that the affairs of the Charterers and the Charter Guarantor are conducted in accordance with the wishes of that person:

(a)	by means of the holding of shares, or the possession of voting powers in or in relation to the Charterers and the Charter Guarantor; or

(b)	as a result of any powers conferred by the articles of association or any other document regulating the Charterers and the Charter Guarantor.

"Cost Balance" means at any relevant time during the Agreement Term, the Owners' Cost minus the aggregated Fixed Hire which has been paid by the Charterers and received by the Owners as at such date.

"Default Termination" means a termination of the Charter Period pursuant to the provisions of Clause 54 (Termination Events).

"Delivery Conditions" means the conditions set out in paragraph (b) of Clause 40 (Delivery Conditions).

“Delivery Payment (Builder)” has the meaning given to such term in the MOA. “Delivery Payment (Sellers)” has the meaning given to such term in the MOA. "Delivery Shortfall" has the meaning given to such term in the MOA. "Disruption Event" means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in order for the transactions contemplated by the Transaction Documents to be carried out which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Transaction Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Transaction Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Earnings" means all hires, freights, pool income and other sums payable to or for the account of the Charterers in respect of the Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel.

"Earnings Account" means the US Dollar account in the name of the Charterers opened or to be opened with the relevant Account Bank, and includes any sub-account thereof and such account which is designated by the Owners as the earnings account for the purposes of this Charter.

"Environmental Approvals" means any present or future permit, licence, approval, ruling, variance, exemption or other authorisation required under the applicable Environmental Law.

"Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law.

"Environmental Incident" means:

(a)

any release, emission, spill or discharge from the Vessel or into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from the Vessel; or

(b)

any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Vessel and/or any Obligor and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from the Vessel and in connection with which the Vessel is actually or potentially liable to be arrested and/or where any Obligor and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

"Environmentally Sensitive Material" means (i) oil and oil products and (ii) any other waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the environment or a nuisance to any person or that may make the enjoyment, ownership or other territorial control of any affected land, property or waters more costly for such person to a material degree.

"Environmental Law" means any applicable law and regulation in any jurisdiction in which any Obligor conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

"Environmental Permits" means any authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Obligor.

"Finance Document"" means any facility agreement,  security document, fee  letter and any other document designated as such by the Finance Parties and the Owners and which have been or may be (as the case may be) entered into between the Finance Parties and the Owners for the purpose of, among other things, financing or (as the case may be) refinancing all or any part of the Cost Balance.

"Finance Party"" means any bank or financial institution which is or will be party to a Finance Document (other than the Owners and other entities which may have agreed or be intended as debtors and/or obligors thereunder) and "Finance Parties" means two or more of them.

"Financial Indebtedness" means any obligation for the payment or repayment of money, whether present or future, actual or contingent, in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit;

(c)	any bond, note, debenture, loan stock or similar instrument;

(d)	any finance, capital lease or operating leases for financing purposes;

(e)	receivables sold or discounted (other than on a non-recourse basis);

(f)	deferred payments for assets or services;

(g)

any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing according to the relevant account principles;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in (a) to (i).

"Fixed Hire " has the meaning given to it in Clause 44.1 (Hire), being, (a) in relation to each Hire Payment Date (other than the last Hire Payment Date), 1/40 of the difference between the Owners' Cost and the Balloon Amount and (b) in relation to the last Hire Payment Date, the Balloon Amount, and in each case, which may be revised and adjusted from time to time in accordance with the terms of this Charter.

"GAAP" means generally accepted accounting principles in the United States of America.

"Group Charter" means the time charterparty dated 3 July 2020 as amended and supplemented by an addendum dated 17 December 2020 and an addendum no.2 dated 22 February 2022 and entered into between the Charterers as disponent owner and the Group Charterer as charterer.

"Group Charterer" means CENTRAL TANKERS CHARTERING INC., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands with entity number 92780 and with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands, MH 96960.

"Group Charterer's Assignment" means the deed of assignment executed or to be executed (as the case may be) by the Group Charterer in favour of the Owners in relation to certain of the Group Charterer's rights and interest in and to (amongst other things) the Group Charterer's Earnings, Requisition Compensation, any Sub-Charter to which the Group Charterer is a party.

"Group Charterer's Earnings" means all hires, freights, pool income and other sums payable to or for the account of the Group Charterer in respect of the Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel.

"Group Charterer's Earnings Account" means the US Dollar account in the name of the Group Charterer opened or to be opened with the relevant Account Bank, and includes any sub-account thereof and such account which is designated by the Owners as the group charterer's earnings account for the purposes of this Charter.

"Group Charterer's Account Charge" means the account security deed in respect of the Group Charterer's Earnings Account and all amounts from time to time standing to the credit to the Group Charterer's Earnings Account from the Group Charterer in favour of the Owners.

"Handling Fee" has the meaning given to it in Clause 58 (Handling Fee).

“Hire” means:

(a)	the Advance Hire, as further detailed in Clause 43A (Advance Hire); and

(b)

each of or, as the context may require, all of the instalments of hire payable under this Charter on each Hire Payment Date comprising in the case of each Hire Payment Date other than the last Hire Payment Date, both Fixed Hire and Variable Hire and in the case of the last Hire Payment Date, the Fixed Hire only, as further detailed in Clause 44.1 (Hire).

"Hire Payment Date" means the tenth (10th) day of the last month of each three (3) month period after the preceding Hire Payment Date (or if such date is not a Business Day, the immediately preceding Business Day), save that:

(a)	the first Hire Payment Date shall fall on the Actual Delivery Date;

(b)

the second Hire Payment Date shall fall on the date which is the tenth (10th) day of the last month of the three (3) month period after the Actual Delivery Date (or if such date is not a Business Day, the immediately preceding Business Day); and

(c	the last Hire Payment Date shall be the last day of the Charter Period (or if such date is not a Business Day, the immediately preceding Business Day).

"Hire Payment Schedule" means a payment schedule to be provided by the Owners to the Charterers in accordance with paragraph (b) of Clause 44.2 (Hire) and as the same may be amended from time to time pursuant to the terms of this Charter and which shall be appended as Schedule 3.

"Hire Period" means:

(a)	in respect of each Hire Payment Date (other than the last Hire Payment Date) the period commencing on such Hire Payment Date and ending on the next succeeding Hire Payment Date; and

(b)	in respect of the last Hire Payment Date, the period commencing on the second last Hire Payment Date and ending on the last day of the Charter Period.

"Holding Company" means, in relation to any entity, any other entity in respect of which it is a Subsidiary.

"IAPPC" means a valid international air pollution prevention certificate for the Vessel issued under Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

"Indemnitee" has the meaning given to such term in Clause 65 (Further indemnities).

“Initial Market Value” has the meaning given to such term in Clause 52.30(a) (Valuation of Market Value).

"Initial Sub-Charters" means:

(a)	the time charter party made or to be made between the Group Charterer as owners and the relevant Initial Sub-Charterer as charterers (the "First Initial Sub-Charter"); and

(b)

a time charter party to be made between the Group Charterer or the Charterers as owners and the relevant Initial Sub-Charterer as charterers for the chartering of the Vessel by the Group Charterer or the Charterers (as the case may be) to such Initial Sub-Charterer upon natural expiration of the First Initial Sub-Charter or in accordance with Clause 54.1(j)(iv) (Recission, Repudiation, Termination and Cancellation) (in each case, a "Subsequent Initial Sub-Charter"), and "Initial Charter" means any one of them. "Initial Sub-Charterers" means:

(a)

in relation to the First Initial Sub-Charter, Trafigura Maritime Logistics Pte Ltd., a company incorporated and existing under the laws of Singapore with its registered address at 10 Collyer Quay #29-01/05, Ocean Financial Centre, Singapore 049315; and

(b)	in relation to a Subsequent Initial Sub-Charter, such first class oil major company acceptable to the Owners,

and "Initial Sub-Charterer" means any one of them.

"Innocent Owners' Interest Insurances" means all policies and contracts of innocent owners' interest insurance, innocent owners' additional perils (oil pollution) insurance and any other insurance from time to time taken out by the Owners in relation to the Vessel.

"Insurances" means all policies and contracts of insurance which are from time to time taken out or entered into by the Charterers in respect of the Vessel or her Earnings or otherwise in connection with the Vessel or her Earnings, with the exception of Loss of Hire and Contingent Liability.

“Interest Rate” means:

(a)	subject to Clause 44.8(a), for any Hire Period of which the Quotation Day falls before the occurrence of a Screen Rate Replacement Event, LIBOR;

(b)

for any Hire Period of which the Quotation Day falls on or after the occurrence of a Screen Rate Replacement Event but before a Replacement Benchmark is implemented pursuant to Clause 44.8(d), in accordance with Clause 44.8(c) (unless otherwise agreed by the Owners); and

(c)	for any Hire Period of which the Quotation Day falls on or after a Replacement Benchmark is implemented pursuant to 44.8(d), the rate of interest determined under the Replacement Benchmark.

"ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) (as amended by MSC 104 (73)) and A.913(22) (superseding Resolution A.788 (19)), as the same may be amended, supplemented or superseded from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code).

"ISM Company" means, at any given time, the company responsible for the Vessel's compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

"ISPS Code" means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time).

"ISPS Company" means, at any given time, the company responsible for the Vessel's compliance with the ISPS Code.

"ISSC" means a valid international ship security certificate for the Vessel issued under the ISPS Code.

"LIBOR" means:

(a)	the applicable Screen Rate as of the Specified Time for USD and for a period of three (3) months; or

(b)	as otherwise determined pursuant to Clause 44.8,

and if, in either case, that rate is less than zero, LIBOR will be deemed to be zero.

"Major Casualty Amount" means US Dollars one million and five hundred thousand (US$1,500,000) or the equivalent in any other currency or currencies.

"Management Agreement" means, in relation to the Vessel, the technical and/or commercial ship management agreement and/or layup management agreement executed or to be executed (as the case may be) between the relevant Approved Manager and the Charterers.

"Manager's Undertaking" means the deed of undertaking executed or to be executed by the relevant Approved Manager in favour of the Owners.

“Margin” means three point five per cent (3.5%) per annum.

"Market Value" means, in relation to the Vessel, the value as determined in accordance with Clause 52.30 (Valuation of Market Value).

"MARPOL" means the International Convention for the Prevention of Pollution from Ships adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time).

"Material Adverse Effect" means a material adverse change in, or a material adverse effect on:

(a)	the business or financial condition of the Charter Group taken as a whole;

(b)	the ability of the Obligors to perform and comply with their obligations under any Transaction Document or Project Document to which they are a party; or

(c)	the validity, legality or enforceability of this Charter, any other Transaction Document or any Project Document.

“MOA” means the memorandum of agreement dated on or around the date of this Charter between the Charterers as sellers and the Owners as buyers in respect of the Vessel.

"Mortgagees' Interest Insurances" means all policies and contracts of mortgagees' interest insurance, mortgagees' additional perils (oil pollution) insurance and any other insurance from time to time taken out by any Finance Party in relation to the Vessel.

"Necessary Authorisations" means all Authorisations of any person including any government or other regulatory authority required by applicable law to enable an Obligor to:

(a)	lawfully enter into and perform its obligations under the Transaction Documents and the Project Documents to which it is party;

(b)

ensure the legality, validity, enforceability or admissibility in evidence in England and, if different, its jurisdiction of incorporation, of such Transaction Documents and Project Documents to which it is party;

(c)	carry on its business from time to time; and

(d)

perform any provision of the Transaction Documents and Project Documents to which it is a party without being in breach of any provision of this Charter relating to Sanctions (if, but for the obtaining of such Authorisation, such Obligor would be prohibited from performing any provision of the Transaction Documents and Project Documents by reason of Sanctions).

"Obligor" means each of the Charterers, the Charter Guarantor, the Group Charterer, the Technical Manager, the Commercial Manager and any other person within the Charter Group that may be party to a Transaction Document from time to time (other than the Owners and any Account Bank).

"Owners' Cost" means an amount which is the lowest of (a) US Dollars forty eight million and four hundred thousand (US$48,400,000), (b) eighty per cent (80%) of the Purchase Price and (c) eighty per cent (80%) of the Initial Market Value of the Vessel.

"Party" means a party to this Charter.

"PDA" means the protocol of delivery and acceptance in relation to the Vessel to be executed between the Owners and the Charterers, substantially in the form contained in Schedule 1 (Form of Protocol of Delivery and Acceptance) hereto.

"Permitted Security Interest" means:

(a)	any Security Interest created or to be created in accordance with the Security Documents;

(b)	liens for unpaid master's and crew's wages in accordance with first class ship ownership and management practice;

(c)	liens for salvage;

(d)	liens for master's disbursements incurred in the ordinary course of trading;

(e)

any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Vessel and not as a result of any default or omission by the Charterers, provided such liens do not secure amounts more than 21 days overdue (unless the overdue amount is being contested in good faith by appropriate steps);

(f)

any Security Interest arising by operation of law in respect of Taxes which are not overdue for payment or which are being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

(g)	any liens securing obligations incurred in the ordinary course of trading and/or operating the Vessel and not more than 21 days overdue; and

(h)	any Security Interest which has the prior written approval of the Owners. "Pistiolis Family" means Evangelos Pistiolis and his immediate family members.

"Potential Termination Event" means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Owners or any combination of the foregoing is a Termination Event.

"Pre-Approved Flag" or "Flag State" means the Republic of the Marshall Islands or other flag approved by the Owners.

"Prepositioning Date" has the meaning given to such term in the MOA.

"Project Documents" means the Building Contract, any Sub-Charter and the Management Agreements.

"Purchase Obligation Date" means the date on which the Owners shall transfer the legal and beneficial interest in the Vessel to the Charterers, and the Charterers shall purchase the Vessel, being the last day of the Charter Period.

"Purchase Obligation Price" means an amount equal to the aggregate as of the Purchase Obligation Date of (i) $100, (ii) any Break Costs, applicable only if this Charter is extended or terminated pursuant to Clauses 44 (Hire), 54 (Termination Events), 60 (Sale of the Vessel by the Owners) and 61 (Total Loss) and (iii) all other amounts payable under this Charter and the other Transaction Documents together with any applicable interest thereon.

"Purchase Option Date" has the meaning given to it in Clause 59 (Purchase option, purchase obligation and transfer of title).

"Purchase Option Price" means the amount due and payable by the Charterers to the Owners pursuant to Clause 59 (Purchase option, purchase obligation and transfer of title), being the aggregate of:

(a)	all Variable Hire accrued but unpaid under this Charter up to and including the Purchase Option Date;

(b)	the Cost Balance prevailing as at the Purchase Option Date (for the purpose of this definition, the “Applicable Cost Balance”); and

(c)	a prepayment fee in the amount of:

(i)

if the purchase option is exercised after the first anniversary of the Actual Delivery Date but on or before the third anniversary of the Actual Delivery Date, two per cent (2%) of the Applicable Cost Balance; or

(ii)

if the purchase option is exercised after the third anniversary of the Actual Delivery Date (and before the natural expiration of this Charter), point five per cent (0.5%) of the Applicable Cost Balance;

(d)	all Unpaid Sums due and payable together with interest accrued thereon pursuant to Clause 44.4 (Hire) from the due date for payment thereof up to the date of actual payment; and

(e)	any and all Break Costs (including any Break Costs under the Finance Documents) (excluding swap related expenses),

provided that if the Purchase Option Date is not a Hire Payment Date, a pro-rated amount of the Variable Hire paid on the immediately preceding Hire Payment Date for the period starting from the day after the Purchase Option Date until the end of that Hire Period shall be deducted from the Purchase Option Price.

"Purchase Price" has the meaning given to such term in the MOA.

"Quotation Day" means in relation to any period for which a Variable Hire or an interest rate is to be determined, the day falling five (5) Business Days before the first day of that period.

“Relevant Interbank Market” means the London interbank market or in the case of any Replacement Benchmark, any applicable replacement interbank market.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Remittance Conditions" means the conditions set out in paragraph (a) of Clause 40 (Remittance Conditions).

“Replacement Benchmark” means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Owners, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to that Screen Rate; or

(c)	in the opinion of the Owners, an appropriate successor to a Screen Rate.

"Requisition Compensation" means all compensation or other money which may from time to time be payable to the Charterers as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

"Restricted Party" means a person or entity that is (i) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List; (ii) a national of, located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (iii) otherwise a target of Sanctions ("target of Sanctions" signifying a person with whom a US person or other national of Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

"Sanctioned Country" means a country or territory whose government is the target of Sanctions or that is subject to comprehensive country-wide or territory-wide Sanctions.

"Sanctions" means the economic sanction laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union or its Member States, including, without limitation, the United Kingdom; (iv) the People's Republic of China; or (v) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United States Department of State and Her Majesty's Treasury ("HMT"); (together, the "Sanctions Authorities").

"Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list maintained by the OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for US Dollars for 3-month period displayed (before any correction, recalculation or republication by the administrator) on page LIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Owners may specify another page or service displaying the relevant rate.

“Screen Rate Replacement Event” means, in relation to a Screen Rate:

(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Owners, materially changed;

(b)

(i)

(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(ii)

the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(iii)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(c)

the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Owners) temporary; or

(ii)	that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than the Screen Rate Contingency Period; or

(d)	in the opinion of the Owners, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Charter.

"Security Interest" means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Documents" means, in relation to the Vessel, the following:

(a)	the Charter Guarantee;

(b)	the Charterers' Assignment;

(c)	the Group Charterer's Assignment;

(d)	the Manager's Undertaking(s);

(e)	the Account Charge;

(f)	the Group Charterer's Account Charge;

(g)	the Shares Pledge;

(h)	(if applicable) any Subordination Agreement; and

(i)

any other document that may at any time be executed by any person creating, evidencing or perfecting any Security Interest to secure all or part of the Obligors' obligations under or in connection with the Transaction Documents, and "Security Document" means any one of them.

"Settlement Date" means, following a Total Loss of the Vessel, the earliest of:

(a)	the date which falls 180 days after the date of occurrence of the Total Loss or, if such date is not a Business Day, the immediately preceding Business Day; and

(b)	the date on which the Owners receive the Total Loss Proceeds in respect of the Total Loss.

“Shares Pledge” means the deed of charge in respect of the shares in the Charterers executed or to be executed by the Charter Guarantor in favour of the Owners.

"SMC" means a valid safety management certificate issued for the Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

"Specified Time" means 11:00 a.m. (London time) on the Quotation Day.

"Sub-Charter" means the Group Charter, the First Initial Sub-Charter or any other sub-charter (including any Subsequent Initial Sub-Charter) where approval is needed in accordance with Clause 51.

"Sub-Charterer" means an Initial Sub-Charterer or any other sub-charterer under a Sub- Charter (including the Group Charterer).

"Subsidiary" means a subsidiary within the meaning of section 1159 of the UK Companies Act 2006.

"Subordination Agreement" means a subordination agreement entered into or to be entered into by the relevant subordinated creditor, the Charterers and the Owners in agreed form.

"Tax" or "tax" means any present and future tax (including, without limitation, value added tax, consumption tax or any other tax in respect of added value or any income), levy, impost, duty or other charge or withholding of any nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same); and "Taxes", "taxes", "Taxation" and "taxation" shall be construed accordingly.

"Termination" means the termination at any time of the chartering of the Vessel under this Charter.

"Termination Event" means each of the events specified in Clause 54.1 (Termination Events).

"Termination Notice" means a written notice issued by the Owners to the Charterers in accordance with Clause 44.6 (Hire) or Clause 54.3 (Termination Events).

"Termination Payment Date" means:

(a)

in respect of a termination of this Charter in accordance with Clause 44.6 (Hire), the date specified in the Termination Notice served on the Charterers pursuant to that Clause having regard to the various remedy periods;

(b)

in respect of a Default Termination, the date specified in the Termination Notice served on the Charterers pursuant to Clause 54.3 (Termination Events) in respect of such Default Termination, which shall not be earlier than sixty (60) days after the date of such Termination Notice; and

(c)	in respect of a Total Loss Termination, the Settlement Date in respect of the Total Loss which gives rise to such Total Loss Termination.

"Termination Sum" means, in relation to a Termination Payment Date, the aggregate of:

(a)	all Variable Hire accrued but unpaid under this Charter up to and including the relevant Termination Payment Date;

(b.)	the Cost Balance prevailing as at the relevant Termination Payment Date (for the purpose of this definition, the “Applicable Cost Balance”);

(c)

all liabilities, losses costs and expenses (including, without limitation, legal fees) so incurred or suffered directly by the Owners in relation to repossessing the Vessel, any Termination Event which has occurred and/or terminating this Charter including, without prejudice to the generality of the foregoing, all liabilities, costs and expenses so incurred in recovering possession of, and in moving, storing, insuring and maintaining the Vessel and in carrying out any works or modifications required to cause the Vessel to conform with the provisions of Clause 47 in respect of redelivery of the Vessel under this Charter, together with interest accrued thereon pursuant to Clause 44.4 (Hire) from the date on which the relevant loss etc. was suffered by the Owners until the date of actual payment or reimbursement thereof (both before and after any relevant judgment or winding-up of the Charterers));

(d)	any and all Break Costs (including any Break Costs under the Finance Documents) (excluding swap related expenses);

(e)	all Unpaid Sums due and payable together with interest accrued thereon pursuant to Clause 44.4 (Hire) from the due date for payment thereof up to the date of actual payment; and

(f)	a fee in the amount of:

(i)	if the relevant Termination Payment Date falls on or before the first anniversary of the Actual Delivery Date, five per cent (5%) of the Applicable Cost Balance;

(ii)

if the relevant Termination Payment Date falls after the first anniversary of the Actual Delivery Date but on or before the third anniversary of the Actual Delivery Date, two per cent (2%) of the Applicable Cost Balance; or

(iii)

if the relevant Termination Payment Date falls after the third anniversary of the Actual Delivery Date (and before the natural expiration of this Charter), point five per cent (0.5%) of the Applicable Cost Balance, provided that this paragraph (f) shall not apply to the calculation of Termination Sum payable under the following provisions:

(A)	Clause 44.6 (Hire), whereby it becomes unlawful or it is prohibited for the Owners to charter the Vessel pursuant to this Charter;

(B)

Clause 54.1(u) (Sanctions), whereby the occurrence of a Termination Event under this provision is attributable solely to the due performance and compliance by the Group Charterer and the relevant Initial Sub-Charterer of any provision of the First Initial Charter relating to Sanctions; or

(C)	Clause 61.3 (Total Loss).

"Third Parties Act" means the Contracts (Rights of Third Parties) Act 1999.

"Title Transfer PDA" means the protocol of delivery and acceptance in relation to the Vessel to be executed between the Owners and the Charterers, substantially in the form contained in Schedule 2 (Form of Title Transfer Protocol of Delivery and Acceptance) hereto.

"Total Loss" means during the Charter Period:

(a)	actual or constructive or compromised or agreed or arranged total loss of the Vessel;

(b)	the requisition for title or compulsory acquisition of the Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)

the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of the Vessel (not falling within paragraph (b) of this definition), unless the Vessel is released and returned to the possession of the Owners or the Charterers within ninety (90) days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question, and for the purpose of this Charter, (i) an actual Total Loss of the Vessel shall be deemed to have occurred at the date and time when the Vessel was lost but if the date of the loss is unknown the actual Total Loss shall be deemed to have occurred on the date on which the Vessel was last reported, (ii) a constructive Total Loss shall be deemed to have occurred at the date and time at which a notice of abandonment of the Vessel is given to the insurers of the Vessel and (iii) a compromised, agreed or arranged Total Loss shall be deemed to have occurred on the date of the relevant compromise, agreement or arrangement.

"Total Loss Proceeds" means the proceeds of the Insurances or any other compensation of any description in respect of a Total Loss.

"Total Loss Termination" means a termination of the Charter Period pursuant to the provisions of Clause 61 (Total Loss).

"Transaction Documents" means, together, this Charter, the MOA, the Security Documents, and such other documents as maybe designated as such by the Owners from time to time.

"Unpaid Sum" means any sum due and payable but unpaid by any Obligor under the Transaction Documents.

"US Dollars", "Dollars", "USD", "US$" and "$" each means available and freely transferable and convertible funds in lawful currency of the United States of America.

"US Tax Obligor" means:

(a)	an Obligor which is resident for tax purposes in the United States of America; or

(b)	an Obligor some or all of whose payments under the Transaction Documents to which it is a party are from sources within the United States for US federal income tax purposes.

"Valuation Report" means, in relation to the Vessel, a valuation report of the Vessel addressed to the Owners from an Approved Broker.

“Variable Hire” has the meaning given to it in Clause 44.1(b).

"Vessel" means the crude oil tanker named m.v. “ECO OCEANO CA” which is currently under construction by the Builder as more particularly described in Boxes 5 (Vessel's name, call sign and flag) to 10 (Classification Society) of this Charter.

33.	INTERPRETATIONS

(a)	In this Charter, unless the context otherwise requires, any reference to:

(i)

this Charter include the Schedules hereto and references to Clauses and Schedules are, unless otherwise specified, references to Clauses of and Schedules to this Charter and, in the case of a Schedule, to such Schedule as incorporated in this Charter as substituted from time to time;

(ii)	any statutory or other legislative provision shall be construed as including any statutory or legislative modification or re-enactment thereof, or any substitution therefor;

(iii)	the term "Vessel" includes any part of the Vessel;

(iv)	the "Owners", the "Charterers", any "Obligor", "Sub-Charterer" or any other person include any of their respective successors, permitted assignees and permitted transferees;

(v)	any agreement, instrument or document include such agreement, instrument or document as the same may from time to time be amended, modified, supplemented, novated or substituted;

(vi)

the "equivalent" in one currency (the "first currency") as at any date of an amount in another currency (the "second currency") shall be construed as a reference to the amount of the first currency which could be purchased with such amount of the second currency at the spot rate of exchange quoted by the People's Bank of China at or about 11:00 a.m. two (2) Business Days (being a day other than a Saturday or Sunday on which banks and foreign exchange markets are generally open for business in Beijing) prior to such date for the purpose of the first currency with the second currency for delivery and value on such date;

(vii)	"hereof", "herein" and "hereunder" and other words of similar import means this Charter as a whole (including the Schedules) and not any particular part hereof;

(viii)

"law" includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, rule, statute, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation, request or requirement, or official or judicial interpretation of any of the foregoing, in each case having the force of law and, if not having the force of law, in respect of which compliance is generally customary;

(ix)

the word "person" or "persons" or to words importing persons include, without limitation, any state, divisions of a state, government, individuals, partnerships, corporations, ventures, government agencies, committees, departments, authorities and other bodies, corporate or unincorporated, whether having distinct legal personality or not;

(x)

the "winding-up", "dissolution", "administration", "liquidation", "insolvency", "reorganisation", "readjustment of debt", "suspension of payments", "moratorium" or "bankruptcy" (and their derivatives and cognate expressions) of any person shall each be construed so as to include the others and any equivalent or analogous proceedings or event under the laws of any jurisdiction in which such person is incorporated or any jurisdiction in which such person carries on business;

(xi)

"protection and indemnity risks" means the usual risks covered by a protection and indemnity association which is a member of the International Group of P&I Club, including pollution risks, extended passenger cover and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hull)(1/10/83) or clause 8 of the Institute Time Clauses (Hulls)(1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

(xii)	a Potential Termination Event is "continuing" if it has not been remedied or waived, and a Termination Event is “continuing” is if it has not been waived; and

(xiii)	words denoting the plural number include the singular and vice versa.

(b)	Headings are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Charter.

(c)	A time of day (unless otherwise specified) is a reference to Beijing time.

34.	BACKGROUND

(a)	By the MOA, the Owners have agreed to purchase the Vessel from the Charterers subject to the terms and conditions therein.

(b)

Accordingly the parties hereby agree that the Owners' obligation to charter the Vessel to the Charterers under this Charter is subject to the effective transfer of ownership of the Vessel from the Charterers to the Owners pursuant to the MOA.

35.	INTENTIONALLY OMITTED

36.	DELIVERY

36.1	The obligation of the Owners to charter and deliver the Vessel to the Charterers hereunder is conditional upon:

(a)	the delivery of the Vessel to the Charterers by the Builder and acceptance of the Vessel by the Charterers pursuant to the Building Contract;

(b)

the simultaneous delivery of the Vessel to the Owners (in their capacity as buyers) by the Charterers (in their capacity as sellers) and acceptance of the Vessel by the Owners (in their capacity as buyers) pursuant to the MOA; and

(c)	the satisfaction of the conditions precedent set out in Clause 40 below and, in addition;

(i)	the representations and warranties contained in Clause 51 being true and correct on the Actual Delivery Date (unless otherwise specified);

(ii)	no Potential Termination Event or Termination Event having occurred which is continuing as at the Actual Delivery Date; and

(iii)	delivery occurring on or before the Cancelling Date,

whereupon the Charterers shall be deemed to have simultaneously accepted and taken delivery of the Vessel (without reservation) under this Charter whether or not the Charterers takes actual physical possession and/or use of the Vessel on the Actual Delivery Date.

36.2

On delivery, as evidence of the commencement of the Charter Period, the Parties shall sign the PDA. Nevertheless, the Charterers shall be deemed to have accepted the Vessel under this Charter, and the commencement of the Charter Period having started, on the Actual

Delivery Date even if, for whatever reason, the PDA is not signed and/or the Charterers do not take actual possession of the Vessel at that time.

37.	INTENTIONALLY OMITTED

38.	TERMS OF DELIVERY

38.1

The Charterers shall not be entitled for any reason whatsoever to refuse to accept delivery of the Vessel under this Charter once the Vessel has been delivered to an accepted by the Owners (in their capacity as buyers) from the Charterers (in their capacity as sellers) under the MOA, and the Charterers hereby acknowledge and agree that the Owners make no condition, term, representation, warranty, covenant, agreement or declaration, express or implied (and whether statutory or otherwise) as to the seaworthiness, merchantability, condition, design, operation, performance, class, capacity or fitness for use or as to the eligibility of the Vessel for any particular trade or operation or any other condition, term, representation or warranty whatsoever, express or implied, with respect to the Vessel. Acceptance of delivery by the Charterers or (as the case may be) deemed delivery of the Vessel to the Charterers under this Charter shall be irrevocable, final and conclusive proof and evidence that, for the purposes of the obligations and liabilities of the Owners hereunder or in connection herewith, the Vessel is at that time seaworthy, in accordance with the provisions of this Charter, in good working order and repair.

38.2

The Charterers hereby waive all their rights in respect of any condition, term, representation or warranty express or implied (and whether statutory or otherwise) on the part of the Owners and all their claims against the Owners howsoever and whenever the same may arise in respect of the Vessel or arising out of the operation or performance of the Vessel and the chartering thereof under this Charter (including in respect of the seaworthiness, condition, design, operation, fitness for use or otherwise with respect to the Vessel). In particular, and without prejudice to the generality of the foregoing, the Owners shall be under no liability whatever and howsoever arising in relation to any injury, death, loss, damage or delay of, or to, or in connection with the Vessel or any person or property whatsoever, whether on board the Vessel or elsewhere, irrespective of whether such injury, death, loss, damage or delay shall arise from the unseaworthiness of or any defect in the Vessel. For the purposes of this Clause “delay” shall include delay in relation to the Vessel. (whether in respect of delivery of the Vessel to the Charterers under this Charter or otherwise) or any other delay whatsoever. The Charterers acknowledge that no representation has been made or will be made by or on behalf of the Owners in relation to the Vessel or any part thereof.

To the extent permissible under applicable law, the Charterers also waive any rights which they may have in tort in respect of any of the matters referred to above in this Clause 38.2 excluding tort due to wilful misconduct or gross negligence and irrevocably agrees that the Owners shall have no greater liability in tort in respect of any such matter than it would have in contract after taking account of all the foregoing exclusions. No third party making any representation or warranty relating to the Vessel or any part of the Vessel is the agent or partner of the Owners nor has any such third party authority to bind the Owners thereby.

38.3

The Charterers agree that the Owners shall be under no liability to supply any replacement vessel or any piece or part thereof during any period when the Vessel is unusable or becomes a Total Loss and shall not be liable to the Charterers or any other person as a result of the Vessel being unusable or a Total Loss.

38.4

None of the Owners or their respective shareholders, affiliates, subsidiaries, consultants, agents and their respective shareholders, directors, officers, employees, or representatives shall be liable to the Charterers (including any of its assigns, novatees, successors, shareholders, affiliates, subsidiaries, consultants, agents, managers, clients and their respective shareholders, directors, officers, employees, or representatives) for (i) indirect, special, exemplary, punitive or consequential losses and damages, arising from, or relating to or in connection with this Charter (ii) and to the extent not covered by (i) above, the following, whether direct or indirect loss of profit, loss of production, loss of revenue, loss of time, loss of contracts or otherwise, in each case irrespective of cause (by contract, by law, in tort or otherwise) and notwithstanding the negligence, misconduct or breach (whether contractual, statutory or otherwise) save for (in each case) resulting from the gross negligence of wilful misconduct of such indemnified parties.

39.	CANCELLATION

If:

(a)	the Vessel is not delivered by the Charterers as sellers to the Owners as buyers under the MOA by the Cancelling Date (or such later date as the parties to the MOA may agree); or

(b)	the MOA expires, is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in full force and effect for any reason (in whole or in part),

then this Charter shall immediately terminate and be cancelled, provided that the Owners shall be entitled to retain all fees paid by the Charterers pursuant to Clause 58 (Transaction Fees), Clause 62 (Additional payment obligations) and Clause 65 (Further indemnities) (and without prejudice to the said Clauses but if such fees have not been paid but are due and payable, the Charterers shall forthwith pay such fees to the Owners in accordance therewith) and such payment shall be irrevocable and unconditional and is acknowledged by the Charterers to be proportionate as to amount, having regard to the legitimate interest of the Owners, in protecting against the Owners’ risk of the Charterers failing to perform its obligations under this Charter. For the avoidance of doubt, the termination of the Charter shall not prejudice the operation of any provision of any Transaction Document which is expressed to survive the termination or cancelling of this Charter.

40.	CONDITIONS PRECEDENT

(a)	Remittance Conditions

Notwithstanding anything to the contrary in this Charter, the obligations of the Owners to preposition the Delivery Payment (Builder) with the Builder’s Bank and to remit the Delivery Payment (Sellers) with the Sellers' Bank, in each case pursuant to the MOA, to purchase and take delivery of the Vessel pursuant to the MOA and to charter the Vessel to the Charterers under this Charter are subject to and conditional upon the Owners' receipt of the following documents and evidence (in each case in form and substance acceptable to the Owners) not later than three (3) Business Days prior to the Prepositioning Date (or such other date as the Owners and the Charterers may agree):

(i)	an original of each of the following:

(A)	the duly executed Charter;

(B)	the duly executed MOA;

(C)	the duly executed Charter Guarantee;

(D)	the duly executed Shares Pledge;

(E)	(if applicable) the duly executed Subordination Agreement(s); and

(F)	the duly executed Account Charge;

(G)	all documents required by any of the Security Documents set out above, including but not limited to the notices and acknowledgement required under such Security Documents;

(ii)	agreed forms of the Charterer’s Assignment, the Group Charterer's Assignment and the Manager’s Undertaking(s);

(iii)

certified true copies of the constitutional documents (including but not limited to the articles of incorporation and bylaws (or equivalent documents)) (and all amendments thereto) of each Obligor and any other documents required to be filed or registered or issued under the laws of their jurisdiction of incorporation to establish their incorporation, together with any up-to-date corporate certificate to be issued by the competent authority of their jurisdiction which may be required by the Owners’ legal advisers for the purpose of issuing their legal opinions;

(iv)

certified true copies of written resolutions or (as the case may be), resolutions passed at separate meetings, in each case, of the board of directors and (if required by any legal advisors to the Owners) shareholders of each Obligor (or its sole member or general partners), evidencing its approval of the Transaction Documents and the Project Documents to which it is a party and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given hereunder or thereunder on its behalf or other evidence of such approvals and authorisations as shall be acceptable to the Owners;

(v)

if applicable, the original power of attorney of each Obligor under which any documents (including the Transaction Documents and Project Documents to which it is a party) are to be executed or transactions undertaken by that party;

(vi)	a certified list specifying the directors and officers of the Obligor (together with their respective specimen signatures);

(vii)

a certificate of an officer or authorized signatory of each Obligor certifying that each copy document relating to it specified in this Clause is correct, complete and in full force and effect as at the date of such certificate;

(viii)

if applicable, copies of all governmental and other consents, licences, approvals and authorisations as may be necessary to authorise the performance by each Obligor of its obligations under the Transaction Documents and Project Documents to which it is a party, and the execution, validity and enforceability of such Transaction Documents and Project Documents;

(ix)	certified copies of each of the duly executed Building Contract, Group Charter and Management Agreements, in each case together with all addenda, amendments or supplements;

(x)

evidence that the fees, costs and expenses then due from the Charterers pursuant to the MOA, this Charter (including the Handling Fee, and fees and expenses under Clauses 62 (Additional payment obligations) and 65 (Further indemnities)) have been paid or will be paid at such time as is agreed with the Owners;

(xi)

certified copy of a letter issued by the Builder stating that all amounts due and payable to the Builder under the Contract (other than the Building Contract Delivery Instalment) have been paid and that no other disputes or pending claims exist under the Building Contract;

(xii)	certified copy of the Builder’s notice under the Building Contract requesting payment of the Building Contract Delivery Instalment;

xiii.	(if applicable) evidence that the Charterers have paid, or made necessary arrangements to pay, the Delivery Shortfall to the Builder in accordance with paragraph (d) of clause 19 of the MOA;

(xiv)

agreed forms of legal opinions to be issued by legal advisers to the Owners in the following jurisdictions, each in form and substance satisfactory to and agreed by the Owners (acting reasonably) (or confirmation satisfactory to the Owners that such an opinion will be given):

(A)	England and Wales;

(B)	the Republic of the Marshall Islands;

(C)	the Netherlands;

(D)	Switzerland; and

(E)	such other jurisdictions as the Owners may reasonably consider necessary;

(xv)	evidence that the Vessel is (or will on the Actual Delivery Date) be insured in the manner required by the Transaction Documents;

(xvi)

agreed forms of letters of undertaking and certificates of entry (as the case may be) relating to insurances as set out in Clause 45 from the relevant insurer, insurance broker, protection and indemnity association or war risks association (as the case may be);

(xvii)	agreed form of the insurance report by an insurance advisor appointed by the Owners (but at the cost of the Charterers); and

(xviii)	two (2) Valuation Reports for calculation of the Initial Market Value made in accordance with Clause 52.30(a), dated no more than thirty (30) days prior to the Actual Delivery Date.

(b)	Delivery Conditions

Notwithstanding anything to the contrary in this Charter, the obligations of the Owners to release the Delivery Payment (Builder) to the Builder’s Bank and to remit the Delivery Payment (Sellers) to the Sellers' Bank in accordance with clause 19(b) of the MOA, to purchase and take delivery of the Vessel pursuant to the MOA and to charter the Vessel to the Charterers under this Charter are subject to and conditional upon the Owners' receipt of following documents and evidence (in each case in form and substance acceptable to the Owners) on or before the Actual Delivery Date (or such other date as the Owners and the Charterers may agree):

(i)

originals of the duly executed Charterers’ Assignment, the Group Charterer's Assignment and Manager’s Undertakings and all documents required by such Security Documents, including but not limited to the notices and acknowledgement required under such Security Documents, except for the following which will be provided to the Owners in accordance with Clause 82 (Conditions subsequent):

(A)

the letters of undertaking from the insurers, underwriters, protection and indemnity clubs and association which will be provided to the Owners, which will be required under the Charterers' Assignment;

(B)	the Group Charterer's Account Charge and all documents required by such Security Document; and

(C)	the acknowledgment by the relevant Initial Sub-Charterers to the assignment of the First Initial Sub-Charter, which will be required under the Group Charterer's Assignment;

(ii)	certified copies of:

(A)	the Approved Managers' current Document of Compliance (as such term is defined pursuant to the ISM Code);

(B)	(to the extent available) the Vessel's current IAPPC; and

(C)	a copy of the Vessel's classification confirmation certificate evidencing that it is free of all overdue recommendations and requirements from the Classification Society; and

(iii)

legal bill of sale in a form recordable in the Pre-Approved Flag to be executed by the Charterers, transferring title of the Vessel to the Owners and stating that the Vessel is free from all mortgages, encumbrances and maritime liens or any other debts whatsoever, duly notarially attested and legalised or apostilled, as required by the Pre-Approved Flag;

(iv)	the commercial invoice of the Vessel;

(v)	(if applicable) evidence that the Charterers have paid the Delivery Shortfall to the Builder in accordance with paragraph (d) of clause 19 of the MOA;

(vi)	evidence that the Vessel has been delivered by the Builder to the Charterers pursuant to the terms of the Building Contract, where such documents shall include, in particular:

(A)

the original notarized and if required, legalised copies of the bill of sale and builder’s certificate duly executed by the Builder (and where executed by an attorney of the Builder, together with such original notarized Builder’s power of attorney); and

(B)	the original protocol of delivery and acceptance duly executed by the Builder and the Charterers;

(vii)	any other document required to be delivered by the Builder to the Charterers (in their capacity as buyers) on delivery under the terms of the Building Contract;

(viii)	evidence that the Vessel will simultaneously upon Delivery (as defined in the MOA) be:

(A)	definitely and permanently registered in the name of the Owners under the law of the Pre-Approved Flag; and

(B)	in the absolute and unencumbered ownership of the Owners;

(ix)

evidence that the fees, costs and expenses then due from the Charterers pursuant to the MOA, this Charter (including the Handling Fee, and fees and expenses under Clauses 62 (Fees and expenses) and 65 (Further indemnities)) have been paid or will be paid at such time as is agreed with the Owners;

(x)

such other consent, licence, approval, authorisation or other document, opinion or assurance which are necessary in connection with the Obligors’ entry into and performance of the transactions contemplated by any of the Transaction Documents or for the validity and enforceability thereof (including, without limitation in relation to or for the purposes of any financing by the Owners);

(xi)	any additional documents as may be required by the competent authorities of the Pre-Approved Flag for the purpose of registering the Vessel in the Buyers’ name;

(xii)	evidence that the Vessel has been delivered by the Charterers to Group Charterer pursuant to the terms of the Group Charter; and

(xiii)	evidence that the terms of the First Initial Sub-Charter have been agreed between the Group Charterer and the relevant Initial Sub-Charterer.

(c)

If the Owners in their sole discretion agree to deliver the Vessel under this Charter to the Charterers before all of the documents and evidence required by this Clause 40 have been delivered to or to the order of the Owners, the Charterers undertake to deliver all outstanding documents and evidence to or to the order of the Owners no later than seven (7) Business Days after the Actual Delivery Date or such other date as specified by the Owners, acting in their sole discretion. The delivery of the Vessel by the Owners to the Charterers under this Charter shall not, unless otherwise notified by the Owners (acting in their sole discretion) to the Charterers in writing, be taken as a waiver of the Owners' right to require production of all the documents and evidenced required by this Clause 40.

41.	BUNKERS AND LUBOILS

41.1	At delivery the Charterers shall take over all bunkers, lubricating oil, hydraulic oil, greases, water and unbroached stores and provisions in the Vessel without cost.

41.2

To the extent that Clause 46 (Redelivery) applies, at redelivery the Owners shall take over all bunkers, unused lubricating oil, hydraulic oil, greases, water and unbroached provisions and other consumable stores in the Vessel without cost.

42.	FURTHER MAINTENANCE AND OPERATION

42.1	The good commercial maintenance practice under Clause 10 (Maintenance and Operation) of this Charter shall be deemed to include:

(a)	the maintenance and operation of the Vessel by the Charterers in accordance with (as the following are amended from time to time):

(i)	the relevant regulations, requirements and recommendations of the Classification Society;

(ii)	the relevant regulations, requirements and recommendations of the country and flag of the Vessel's registry;

(iii)	any applicable IMO regulations (including but not limited to the ISM Code, the ISPS Code and MARPOL);

(iv)	all other applicable laws or regulations; and

(v)	Charterers' current standard operations and maintenance manuals;

(b)	the maintenance and operation of the Vessel by the Charterers taking into account:

(i)	engine manufacturers' recommended maintenance and service schedules;

(ii)	builder's operations and maintenance manuals; and

(iii)	recommended maintenance and service schedules of all installed equipment and pipework.

42.2	In addition to the above, the Charterers covenant with the Owners to arrange online access to class records for the Owners as available to the Charterers.

42.3	Any equipment that is found not to be required on board as a result of law or regulation is either to be removed at the Charterers expense or to be maintained in operable condition.

42.4	The title to any equipment:

(a)

placed on board as a result of operational requirements of the Charterers shall automatically be deemed to belong to the Owners (unless hired from or belonging to a third party) immediately upon such placement, and such equipment may only be removed: (A) with the Owners' prior written consent, (B) at the Charterers' own expense, and (C) without damage to the Vessel; and

(b)	replaced, renewed or substituted shall remain with the Owners until the part or equipment which replaced it or the new or substitute part or equipment becomes property of the Owners.

42.5

Without prejudice to any other provisions under this Charter, the Charterers shall maintain, use and operate the Vessel with commercially reasonable care as if the Charterers were the owner of the same.

43.	STRUCTURAL CHANGES AND ALTERATIONS

43.1

Unless required by the Classification Society, compulsory legislation or pursuant to the terms of the First Initial Sub-Charter, the Charterers shall make no material structural changes in the Vessel or material changes in the machinery, engines, appurtenances or spare parts thereof without in each instance first securing the Owners' consent thereto, such consent not to be unreasonably withheld or delayed, provided that:

(a)	any such changes do not have a material adverse effect on the Vessel's certification or the Vessel's fitness for purpose;

(b)	any such changes will not materially diminish the value of the Vessel and/or have a material adverse effect on the safety, performance, value or marketability of the Vessel;

(c)	the Charterers shall bear all time, costs and expenses in relation to any such changes;

(d)	the Charterers shall furnish the Owners with:

(i)	copies of all plans in relation to such changes;

(ii)

if applicable, confirmation from the Classification Society that such changes will not adversely affect the class of the Vessel, provided always that such Classification Society agrees to issue such confirmation;

(iii)	one Valuation Report (at the Charterers' cost) on the Market Value of the Vessel after the implementation of such changes.

43.2

Upon the occurrence of any Termination Event which is continuing, if the Owners decide to retake possession of the Vessel, the Charterers shall at their expense restore the Vessel to its former condition unless the changes made are carried out:

(a)	to improve the performance, operation or marketability of the Vessel; or

(b)	as a result of a regulatory compliance.

43.3

Any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation shall be for the Charterers' account and the Charterers shall not have any right to recover from the Owners any part of the cost for such improvements, changes or new equipment either during the Charter Period or, to the extent that Clause 46 (Redelivery) applies, at redelivery of the Vessel. The Charterers shall give written notice to the Owners of any such improvement, structural changes or new equipment.

43A.	ADVANCE HIRE

43A.1

In consideration of the Owners’ agreement to charter the Vessel to the Charterers pursuant to the terms hereof, the Charterers agree to pay to the Owners, on the first Hire Payment Date, the Advance Hire.

43A.2

The Charterers shall be deemed to have paid the Advance Hire to the Owners on the first Hire Payment Date by the Owners (as buyers under the MOA) setting off an amount equal to the Advance Hire against a corresponding amount of the Purchase Price payable by the Owners to the Charterers (as sellers) under the MOA.

43A.3	The Advance Hire shall not bear interest and shall be non-refundable.

44.	HIRE

44.1

In consideration of the Owners' agreement to charter the Vessel to the Charterers pursuant to the terms hereof, the Charterers agree to pay to the Owners Hire in advance on each Hire Payment Date, which shall comprise:

(a)

a fixed component (the “Fixed Hire”) which shall consist of forty (41) instalments, namely the Balloon Amount plus forty (40) instalments which each such instalment shall be calculated by (i) deducting the Balloon Amount from the Owners' Cost and (ii) dividing the difference by forty (40) (and, for the avoidance of doubt, the fortieth (40th) instalment shall be paid on the second last Hire Payment Date and the last instalment (being the Balloon Amount) shall be paid on the last Hire Payment Date); and

(b)

a variable component (the “Variable Hire”) which shall be calculated by applying the aggregate of (i) the applicable Interest Rate for the relevant Hire Period and (ii) the Margin, to the Cost Balance prevailing on such Hire Payment Date (which, for the purpose of the calculation of the Variable Hire, shall not be reduced by the Fixed Hire payable on such Hire Payment Date) for the actual number of days during the relevant Hire Period.

44.2	The Parties hereby agree that:

(a)

once the Owners' Cost is confirmed or upon any adjustment of the Fixed Hire (including the Balloon Amount) pursuant to the terms of this Charter, the Owners shall within reasonable time deliver to the Charters a Hire Payment Schedule at such time (including, without limitation, the Owners' Cost, the Fixed Hire (including the Balloon Amount) and the Cost Balance during the Agreement Period) reflecting such payment schedule and the resulting calculations for the Charterers' review and approval, which shall thereafter:

(i)	constitute the current Hire Payment Schedule; and

(ii)	save for manifest error, be conclusive evidence of the rate of Fixed Hire payable under this Charter;

(b)

for the avoidance of doubt and notwithstanding any provisions in this Clause 44 (Hire), the Charterers' obligation to pay Hire as calculated in accordance with the formula set out in Clause 44.1 above shall remain absolute and unconditional at all times, whether or not the Owners provide any Hire Payment Schedule;

(c)

all payments of Hire shall be paid in advance on each Hire Payment Date (prior to 16:00, Shanghai time) (in respect of which time is of the essence) with the first (1st) instalment falling due on the Actual Delivery Date;

(d)	any payment provided herein due on any day which is not a Business Day shall be payable on the following Business Day;

(e)

all payments under this Charter shall be made to the account notified by the Owners to the Charterers prior to the first Hire Payment Date (or such other account as the Owners may thereafter notify the Charterers from time to time) for credit to such account notified by the Owners;

(f)

following delivery of the Vessel to, and acceptance by, the Charterers under this Charter, the Vessel shall not be at any time deemed off-hire and the Charterers' obligation to pay Hire in accordance with this Clause 44 shall be absolute and unconditional under any and all circumstances and irrespective of any contingency whatsoever including but not limited to:

(i)

(except in the case of Advance Hire) any set-off, counterclaim, recoupment, defence or other right which the Charterers may have against the Owners, the Finance Parties or any other third party for any reason whatsoever including, without limitation, any act, omission or breach on the part of the Owners under this Charter or any other agreement at any time existing between the Owners and the Charterers (unless otherwise agreed between the Owners and the Charterers);

(ii)

any unavailability of the Vessel, for any reason, including but not limited to seaworthiness, value, condition, design, operation, merchantability or fitness for use or purpose of the Vessel or any apparent or latent defects in the Vessel or its machinery and equipment or the ineligibility of the Vessel for any particular use or trade or for registration of documentation under the laws of any relevant jurisdiction or lack of registration or the absence or withdrawal of any consent required under the applicable law of any relevant jurisdiction for the ownership, chartering, use or operation of the Vessel or any damage to the Vessel;

(iii)	any lack or invalidity of title or any other defect in title or any encumbrance or any dispossession of the Vessel by title paramount or otherwise;

(iv)

any failure or delay on the part of either party to this Charter, whether with or without fault on its part, in performing or complying with any of the terms, conditions or other provisions of this Charter;

(v)

any insolvency, bankruptcy, reorganisation, arrangement, readjustment of debt, dissolution, administration, liquidation or similar proceedings by or against the Owners or the Charterers or any other Obligors or any change in the constitution of the Owners or the Charterers or any other Obligors;

(vi)

any invalidity or unenforceability or lack of due authorisation of or any defect, or any failure or delay in performing or complying with any of the terms and provisions in this Charter or any of the Transaction Documents by any party to this Charter or any other person;

(vii)

any change, extension, indulgence or other act or omission in respect of any indebtedness or obligation of the Charterers, or any sale, exchange, release or surrender of, or other dealing in, any security for any such indebtedness or obligation;

(viii)	the Total Loss or any damage to or forfeiture or court marshall's or other sale of the Vessel if the Termination Sum or any part thereof remains due;

(ix)

any libel, attachment, levy, detention, sequestration or taking into custody of the Vessel or any restriction or prevention of or interference with or interruption or cessation in, the use or possession thereof by the Charterers;

(x)	any enforcement or attempted enforcement by the Owners of their rights under this Charter or any of the Transaction Documents executed or to be executed pursuant to this Charter;

(xi)

any loss of use of the Vessel due to deficiency or default or strike of officers or crew, fire, breakdown, damage, accident, defective cargo or any other cause which would or might but for this provision have the effect of terminating or in any way affecting any obligation of the Charterers under this Charter;

(xii)

any prevention, delay, deviation or disruption in the use of the Vessel resulting from the wide outbreak of any viruses (including the 2019 novel coronavirus), including but not limited to those caused by:

(A)	closure of ports;

(B)	prohibitions or restrictions against the Vessel calling at or passing through certain ports;

(C)	restriction in the movement of personnel and/or shortage of labour affecting the operation of the Vessel or the operation of the ports (including stevedoring operations);

(D)	quarantine regulations affecting the Vessel, its cargo, the crew members or relevant port personnel;

(E)	fumigation or cleaning of the Vessel; or

(F)

any claims raised by any sub-charterer or manager of the Vessel that a force majeure event or termination event (or any other analogous event howsoever called) has occurred under the relevant charter agreement or management agreement (as the case may be) of the Vessel as a result of the outbreak of such viruses; or

(xiii)	any other cause which would but for this provision have the effect of terminating or in any way affecting the obligations of the Charterers hereunder,

it being the intention of the parties that the provisions of this Clause 44, and the obligation of the Charterers to pay Hire and make any payments under this Charter, shall (save as expressly provided in this Clause 44) survive any frustration and that, save as expressly provided in this Charter, no moneys paid under this Charter by the Charterers to the Owners shall in any event or circumstance be repayable to the Charterers; and

(g)

all payments of Hire and all other Unpaid Sums to the Owners pursuant to this Charter and the other relevant Transaction Documents shall be made in immediately available funds in US Dollars, free and clear of, and without deduction or withholding for or on account of, any Taxes (unless otherwise agreed between the Owners and the Charterers).

44.3

In the event that the Charterers are required by any law or regulation to make any deduction or withholding on account of any taxes which arise as a consequence of any payment due under this Charter, then:

(a)	the Charterers shall notify the Owners promptly after they become aware of such requirement;

(b)

the Charterers shall remit the amount of such taxes to the appropriate taxation authority within three (3) Business Days or any other applicable shorter time limits and in any event prior to the date on which penalties attach thereto; and

(c)

such payment shall be increased by such amount as may be necessary to ensure that the Owners receive a net amount which, after deducting or withholding such taxes, is equal to the full amount which the Owners would have received had such payment not been subject to such taxes; and

(d)

the Charterers shall forward to the Owners evidence reasonably satisfactory to the Owners that any such taxes have been remitted to the appropriate taxation authority within thirty (30) days of the expiry of any time limit within which such taxes must be so remitted or, if earlier, the date on which such taxes are so remitted.

44.4

Without prejudice to sub-paragraph Clause 54.1(a) (Termination Events), if the Charterers fail to pay any amount payable by it under a Transaction Document on its due date, default interest shall accrue on a daily basis over the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate of 2% per annum above the applicable Interest Rate for the relevant Hire Period and the Margin. The Parties agree that such default rate is proportionate as to amount, having regard to the legitimate interest of the Owners, in protecting against the Owners’ risk of the Charterers failing to perform its obligations under this Charter.

44.5

In the event that this Charter is terminated for whatever reason, the Charterers' obligation to pay Hire, and any other Unpaid Sum which (in each case) has accrued and is due before, and which remains unpaid, at the date of such termination shall continue notwithstanding such termination.

44.6

In the event that it becomes unlawful or it is prohibited for either the Owners or the Charterers to charter the Vessel pursuant to this Charter, then the Owners and Charterers, if such new or changed law or regulation or such interpretation or application permit, shall notify the other party of the relevant event and negotiate in good faith for a period of thirty (30) days from the date of the receipt of the relevant notice by the other party to agree an alternative. If such agreement is not reached within such thirty (30)-day period, the Charterers agree that, in such circumstances, the Owners shall have the right to terminate this Charter by delivering to the Charterers a Termination Notice, whereupon the Charterers shall be obliged to pay to the Owners the Termination Sum in accordance with Clause 54.3 (Termination Events) and/or such other terms and conditions as may be specified in such Termination Notice and this Charter shall be terminated in accordance with Clause 54 (Termination Events).

44.7

Subject to paragraph (c) below, the Charterers shall, within three (3) Business Days of a demand by the Owners, pay to the Owners the amount of any Increased Costs incurred by the Owners as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Charter:

(a)	for the purpose of this Clause 44.7, "Increased Costs" means:

(i)	a reduction in the rate of return from the Hire or on the Owners' overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Transaction Document,

which is incurred or suffered by the Owners to the extent that it is attributable to the Owners having entered into any Transaction Document or funding or performing its obligations under any Transaction Document;

(b)

the Owners shall notify the Charterers of any claim arising from this Clause (and of the event giving rise to such claim). The Owners shall, as soon as practicable after having made a demand in respect of such claim, provide a certificate confirming the amount of its Increased Costs as well as evidence supporting its calculation; and

(c)	this Clause does not apply to the extent any Increased Costs is:

(i)	compensated for by a payment made under Clause 44.3(c); or

(ii)	attributable to the wilful breach by the Owners of any law or regulation.

44.8	For the purpose of determining the Variable Hire:

(a)	If, in relation to any determination of the Interest Rate prior to a Screen Rate Replacement Event:

(i)

the Owners determine (which determination shall be conclusive and binding) that by reason of circumstances affecting the Relevant Interbank Market generally, adequate and fair means do not or will not exist for ascertaining LIBOR at the beginning of that Hire Period or the same does not reflect the cost of funding of the Owners; and

(ii)

the Owners determine (which determination shall be conclusive and binding) that by reason of circumstances affecting the Relevant Interbank Market generally, deposits in Dollars in the required amount for the 3-month period commencing on the first day of that Hire Period are not available to it in the Relevant Interbank Market or from whatever sources it may select to obtain funds for that Hire Period, the Owners shall promptly notify the Charterers accordingly.

(b)

Immediately following the notification referred to in paragraph (a) above, the Owners and the Charterers shall negotiate in good faith with a view to agreeing upon a substitute basis for determining the Interest Rate for that Hire Period.

(c)

If a substitute basis is not so agreed pursuant to paragraph (b) above or after the occurrence of a Screen Rate Replacement Event but prior to the making of any necessary amendment or waiver in accordance with Clause (d) below, the Interest Rate shall be the rate per annum equal to the cost certified and notified by the Owners, with relevant supporting evidence available to the Owners at the relevant time (expressed as an annual rate of interest) of funding the Owners' Costs during the relevant Hire Period (as reasonably determined by the Owners).

(d)

If a Screen Rate Replacement Event has occurred in relation to the Screen Rate for dollars, the Owners are entitled to make any amendment or waiver to the terms of the Transaction Documents with the consent of the Charterers (at the Charterers' cost) which relates to:

(i)	providing for the use of a Replacement Benchmark in relation to Dollars in place of (or in addition to) that Screen Rate;

(ii)	aligning any provision of any Transaction Document to the use of that Replacement Benchmark;

(iii)

enabling that Replacement Benchmark to be used for the calculation of the Interest Rate under this Charter (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Charter);

(iv)	implementing market conventions applicable to that Replacement Benchmark;

(v)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; and/or

(vi)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), and pending any such amendment or waiver and the Replacement Benchmark being utilized under the Transaction Documents to calculate the Interest Rate, paragraph (c) above shall apply to the calculation of the Interest Rate.

(e)	If, as at 30 June 2022, this Charter provides that rate of interest for the Cost Balance in dollars is to be determined by reference to the Screen Rate for LIBOR:

(i)	a Screen Rate Replacement Event shall be deemed to have occurred on that date in relation to the Screen Rate for dollars; and

(ii)

the Owners shall enter into negotiations in good faith with a view to agreeing the use of a Replacement Benchmark in relation to dollars in place of that Screen Rate from and including a date no later than 31 December 2022.

45.	INSURANCE

45.1

During the Agreement Term, the Charterers shall at their expense keep the Vessel insured against fire and usual marine risks (including hull and machinery and excess risks), oil pollution liability risks, war and protection and indemnity risks (and any risks against which it is compulsory to insure for the operation for the Vessel) in US Dollars and in such market and on such terms as the Owners and the Finance Parties (if any) shall in writing approve in line with good shipping practice.

45.2

Such insurances shall be arranged by the Charterers to protect the interests of the Owners, the Charterers and (if any) the mortgagee of the Vessel or such other relevant Finance Party, and the Charterers shall be at liberty to protect under such insurances the interests of any Approved Manager.

45.3

Insurance policies shall cover the Owners, the Charterers and (if any) the Finance Parties according to their respective interests. Subject to the approval of the Owners (acting on the instructions or with the approval of the Finance Parties (in each case if applicable) and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for.

45.4

The Charterers shall also remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.

45.5	The Charterers shall arrange that, at any time during the Agreement Term, the hull and machinery and war risks insurance shall be in an amount not less than the greater of:

(a)	an amount which equals one hundred and twenty per cent (120%) of the then current Cost Balance; and

(b)	the then current Market Value of the Vessel.

45.6

The terms of the hull and machinery insurance and the identity of the insurers shall be acceptable to the Owners and (if any) the Finance Parties. The Vessel shall be entered in a P&I Club which is a member of the International Group Association on customary terms and shall be covered against liability for pollution claims in an amount not less than one billion US Dollars (US$1,000,000,000). The P&I cover shall be placed with a P&I Club acceptable to the Owners and (if any) the Finance Parties. All insurances shall include customary protection in favour of the Owners and (if any) the Finance Parties as notice of cancellation and exclusion from liability for premiums or calls. The insurance policies or cover notes for the hull and machinery insurance shall name the Owners as co-assured, endorsing its rights and interests. The Owners shall be entered as a member for the P&I cover and war risks insurance.

45.7	The Charterers:

(a)

undertake to place the Insurances in such markets, in such currency, on such terms and conditions, and with such brokers, underwriters and associations as the Owners and, if applicable, the Finance Parties shall have previously approved in writing such approval not be unreasonably withheld; and

(b)

shall not alter the terms of any of the Insurances nor allow any person (except the Approved Manager) to be co-assured under any of the Insurances without the prior written consent of the Owners and, if applicable, the Finance Parties, and will supply the Owners and, if applicable, the Finance Parties from time to time on request with such information as the Owners and, if applicable, any Finance Party may in their discretion require with regard to the Insurances and the brokers, underwriters or associations through or with which the Insurances are placed.

45.8

The Charterers undertake duly and punctually to pay all premiums, calls and contributions, and all other sums at any time payable in connection with the Insurances, and, at their own expense, to arrange and provide any guarantees from time to time required by any protection and indemnity or war risks association. The Charterers shall provide the Owners and/or such Finance Party with (i) copies of all invoices issued by the brokers, underwriters or associations in respect of such premiums calls, contributions and other sums, and (ii) evidence satisfactory to the Owners and/or such Finance Party that such premiums, calls, contributions and other sums have been duly and punctually paid; that any such guarantees have been duly given; and that all declarations and notices required by the terms of any of the Insurances to be made or given by or on behalf of the Charterers to brokers, underwriters or associations have been duly and punctually made or given.

45.9

The Charterers will comply in all respects with all terms and conditions of the Insurances and will make all such declarations to brokers, underwriters and associations as may be required to enable the Vessel to operate in accordance with the terms and conditions of the Insurances. The Charterers will not do, nor permit to be done, any act, nor make, nor permit to be made, any omission, as a result of which any of the Insurances may become liable to be suspended, cancelled or avoided, or may become unenforceable, or as a result of which any sums payable under or in connection with any of the Insurances may be reduced or become liable to be repaid or rescinded in whole or in part. In particular, but without limitation, the Charterers will not permit the Vessel to be employed other than in conformity with the Insurances without first taking out additional insurance cover in respect of that employment in all respects to the satisfaction of the Owners and, if applicable, the Finance Parties, and the Charterers will promptly notify the Owners and, if applicable, the Finance Parties of any new requirement imposed by any broker, underwriter or association in relation to any of the Insurances.

45.10

The Charterers will endeavour and before the expiry of any of the Insurances renew them and shall as soon as reasonably thereafter (but in any event within fifteen (15) days after the relevant renewals) give the Owners and, if applicable, the Finance Parties such details of those renewals as the Owners and, if applicable, the Finance Parties may require.

45.11

The Charterers shall deliver to the Owners and, if applicable, the Finance Parties certified copies (and, if required by the Owners and/or (if applicable) any Finance Parties, the originals) of all policies, certificates of entry (endorsed with the appropriate loss payable clauses as may be required by the Owners and the Finance Parties from time to time) and other documents relating to the Insurances (including, without limitation, receipts for premiums, calls or contributions) and shall procure that letters of undertaking in such form as the Owners and, if applicable, the Finance Parties may approve shall be issued to the Owners and, if applicable, the Finance Parties by the brokers through which the Insurances are placed (or, in the case of protection and indemnity or war risks associations, by their managers). If the Vessel is at any time during the Agreement Term insured under any form of fleet cover, the Charterers shall procure that those letters of undertaking contain confirmation that the brokers, underwriters or association (as the case may be) will not set off claims relating to the Vessel against premiums, calls or contributions in respect of any other vessel or other insurance, and that the insurance cover of the Vessel will not be cancelled by reason of non-payment of premiums, calls or contributions relating to any other vessel or other insurance. Failing receipt of those confirmations, the Charterers will instruct the brokers, underwriters or association concerned to issue a separate policy or certificate for the Vessel in the sole name of the Charterers or of the Charterers' brokers as agents for the Charterers.

45.12

Upon the Owners' reasonable request, the Charterers shall provide the Owners and, if applicable, the Finance Parties with full information available to the Charterers regarding any casualty or other accident or damage to the Vessel, including, without limitation, any communication with all parties involved in case of a claim under any of the Insurances.

45.13

The Charterers agree that, at any time after the occurrence of a Termination Event which is continuing, the Owners and, if applicable, the Finance Parties shall be entitled to collect, sue for, recover and give a good discharge for all claims in respect of any of the Insurances; to pay collecting brokers the customary commission on all sums collected in respect of those claims; to compromise all such claims or refer them to arbitration or any other form of judicial or non- judicial determination; and otherwise to deal with such claims in such manner as the Owners and, if applicable, the Finance Parties shall in their discretion think fit.

45.14

Whether or not a Termination Event shall have occurred, the proceeds of any claim under any of the Insurances in respect of a Total Loss shall be paid and applied in accordance with Clause 61 (Total Loss).

45.15

In the event of any claim in respect of any of the Insurances (other than in respect of a Total Loss), if the Charterers shall fail to reach agreement with any of the brokers, underwriters or associations for the immediate restoration of the Vessel, or for payment to third parties, within such time as the Owners and, if applicable, the Finance Parties may stipulate, the Owners and, if applicable, the Finance Parties shall be entitled to require payment to itself. In the event of any dispute arising between the Charterers and any broker, underwriter or association with respect to any obligation to make any payment to the Charterers or to the Owners and/or (if applicable) the Finance Parties under or in connection with any of the Insurances, or with respect to the amount of any such payment, the Owners and/or (if applicable) the Finance Parties shall be entitled to settle that dispute directly with the broker, underwriter or association concerned. Any such settlement shall be binding on the Charterers.

45.16	The Charterers shall:

(a)

implement any recommendations contained in the reports issued following any condition surveys required by the protection and indemnity insurers within the relevant time limits, and provide evidence satisfactory to the Owners and, if applicable, the Finance Parties that the protection and indemnity insurers are satisfied that this has been done; and

(b)	in addition to the foregoing (if the Vessel is to trade in the United States of America Exclusive Economic Zone):

(i)

obtain and retain a certificate of financial responsibility under the United States Oil Pollution Act in form and substance satisfactory to the United States Coast Guard and provide the Owners with evidence of the same;

(ii)	procure that the protection and indemnity insurances do not contain a US Trading Exclusion Clause or any other analogous provision and provide the Owners with evidence that this is so; and

(iii)

comply strictly with any operational or structural regulations issued from time to time by any relevant authorities under the United States Oil Pollution Act so that at all times the Vessel falls within the provisions which limit strict liability under the said Act for oil pollution.

45.17

The Owners shall be at liberty to, in relation to the Vessel, take out Lessor's or Innocent Owners' Interest Insurance and Lessor's or Innocent Owners' Additional Peril (Pollution) insurance on such terms and conditions as the Owners may from time to time decide. The Charterers shall from time to time upon the Owners' demand reimburse the Owners for all costs, premiums and expenses paid or incurred by the Owners in connection with such Lessor's or Innocent Owners' Interest Insurance and Lessor's Innocent Owners' Additional Peril (Pollution) insurance, but only to the extent corresponding to each of the Lessor's or Owners' Interest Insurance or Lessor's Innocent Owners' Additional Peril (Pollution) insurance for an amount not exceeding one hundred and twenty per cent (120%) of the then current Cost Balance.

45.18

Any Finance Party shall be at liberty to take out a Mortgagees' Interest Insurance in relation to the Vessel on such terms and conditions as that Finance Party may from time to time decide. The Charterers shall from time to time upon the Owners' demand reimburse the Owners for all costs, premiums and expenses paid or incurred by the Owners or that Finance Party in connection with such Mortgagees' Interest Insurance, but only to the extent corresponding to each of the Mortgagee's Interest Insurance for an amount not exceeding one hundred and twenty per cent. (120%) of the amount then outstanding under any loan made available by the Finance Parties pursuant to any Finance Documents.

45.19

The Owners shall be at liberty to, in relation to the Vessel, take out freight, demurrage and defence cover or such other insurances as recommended by the Owners’ insurance advisor, shipping industry associations or regulatory institutions, on such terms and conditions as the Owners may from time to time decide. The Charterers shall from time to time upon the Owners' demand reimburse the Owners for all costs, premiums and expenses paid or incurred by the Owners in connection with such cover, but only to the extent corresponding to such cover for an amount not exceeding one hundred and twenty per cent (120%) of the then current Cost Balance.

45.20

The Charterers shall reimburse or indemnify the Owners for any expenses incurred or to be incurred by the Owners in obtaining a detailed report signed by an independent firm of marine insurance brokers approved by the Owners dealing with the Insurances and stating the opinion of such firm as to the adequacy of the Insurances:

(a)	when an agreed form of such detailed report satisfactory to the Owners is obtained as a Remittance Condition; and

(b)

further from time to time upon the Owners' demand where, in the Owners' opinion, at any time during the Agreement Period there has been a material change in the terms of the Insurances and/or a change in the circumstances which would materially adversely affect the adequacy of the Insurances.

46.	REDELIVERY

Upon the occurrence of any Termination Event which is continuing, subject to the terms of any quiet enjoyment letter entered into with any Sub-Charterers (other than the Group Charterer whereby no quiet enjoyment letter will be entered into in relation to the Group Charter), if the Owners decide to retake possession of the Vessel pursuant to Clause 54.3 (Termination Events), the Charterers' right to possess and operate the Vessel shall immediately cease and and (without in any way affecting the Charterers' obligation to pay the Charterer the Termination Sum and comply with their other obligations under this Charter) the Charterers shall hold the Vessel as gratuitous bailee only to the Owners, the Charterers shall procure that the master and crew follow the orders and directions of the Owners and the Charterers shall, at their own cost and expense and upon the Owners' request (at Owners' sole discretion), be obliged to immediately redeliver or cause to be redelivered the Vessel to the Owners at a safe, ice free port nominated solely by the Owners where the Vessel would be afloat at all times in a ready safe berth or anchorage, in accordance with Clauses 47 (Redelivery conditions) and 49 (Diver's inspection at redelivery). For the avoidance of doubt, any such redelivery shall not extinguish the Owners' right to recover the Termination Sum from the Charterers under this Charter.

47.	REDELIVERY CONDITIONS

(a)	In addition to Clause 46 (Redelivery), the condition of the Vessel shall at redelivery be as follows:

(i)	the Vessel shall be free of any class and statutory recommendations affecting its trading certificates;

(ii)

the Vessel must be redelivered with all equipment and spares or replacement items listed in the delivery inventory carried out pursuant to Clause 9 (Inventories, Oil and Stores) and any spare parts on board or on order for any equipment installed on the Vessel following delivery (provided that any such items which are on lease or hire purchase shall be replaced with items of an equivalent standard and condition fair wear and tear excepted); all records, logs, plans, operating manuals and drawings, spare parts onboard shall be included at the time of redelivery in connection with a transfer of the Vessel or such other items as are then in the possession of the Charterers shall be delivered to the Owners;

(iii)

the Vessel must be redelivered with all national and international trading certificates and hull/machinery survey positions for both class and statutory surveys free of any overdue recommendation and qualifications valid and un- extended for a period of at least three (3) months beyond the redelivery date;

(iv)

all of the Vessel's ballast tank coatings to be maintained in "Fair" (as such term (or its equivalent) may be defined and/or interpreted in the relevant survey report) condition as appropriate for the Vessel's age at the time of redelivery, fair wear and tear excepted;

(v)	the Vessel shall have passed any flag or class surveys or inspections due within three (3) months after the date of redelivery and have its continuous survey system up to date;

(vi)

the Vessel must be re-delivered with accommodation and common spaces for crew and officers substantially in the same condition as at the Actual Delivery Date, free of damage over and above fair wear and tear, clean and free of infestation and odours; with cargo spaces generally fit to carry the cargoes originally designed and intended for the Vessel; with main propulsion equipment, auxiliary equipment, cargo handling equipment, navigational equipment, etc., in such operating condition as provided for in this Charter;

(vii)	the Vessel shall be free and clear of all liens other than those created by, in favour of or on the instruction of the Owners;

(viii)

the condition of the cargo holds to be in accordance with the maintenance regime undertaken by the Charterers during the Charter Period since delivery with allowance for legitimate cargoes carried since the last major maintenance programme;

(ix)	the anti-fouling coating system applied at the last scheduled dry-docking shall be in accordance with prevailing regulations at the time of application;

(x)	the funnel markings and name (unless being maintained by the Owner following redelivery) shall be painted out by the Charterers; and

(xi)	recently taken lube oil samples for all major machinery shall be made available within one (1) week of redelivery and results forwarded to Owners' technical management for review.

(b)	At redelivery, the Charterers shall ensure that the Vessel shall meet the following performance levels (which where relevant shall be determined by reference to the Vessel's log books):

(i)	all equipment controlling the habitability of the accommodation and service areas to be in proper working order, fair wear and tear excepted; and

(ii)

available deadweight to be within one per cent (1%) of that achieved at delivery (as the same may be adjusted as a result of any upgrading of the Vessel carried out in accordance with this Charter (such adjustment to be agreed between the Owners and Charterers at the time such upgrading work is to be undertaken);

(c)

Without prejudice to Clause 49, the Owners and Charterers shall each appoint (at the Charterers' cost and expense) surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at redelivery, and a final joint report as to the condition of the Vessel shall be drawn up together with a list of agreed deficiencies (if any) and the agreed costs of repairing or remedying such deficiencies.

(d)	The Charterers shall be obliged to repair any class items restricting the operation or trading of the Vessel prior to redelivery.

(e)	The Charterers shall be obliged to repair/remedy all such other deficiencies as are necessary to put the Vessel into the return condition required by this Clause 47.

(f)

The Charterers warrant that they will not permit (or request any sub-charterer not to permit) the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within any time period required by the terms of this Charter. If the time of actual redelivery is after the date on which redelivery is required to take place in accordance with a Termination Notice issued pursuant to sub-paragraph (a)(i) of Clause 54.3 (Termination Event) (the "Redelivery Date"), the Charterer shall, without prejudice to any other amounts payable under the Transaction Documents (including without limitation pursuant to Clauses 46 (Redelivery), 47 (Redelivery conditions), 49 (Diver's inspection at redelivery) and 54 (Termination Events)) pay to the Owners, as from the first date following the Redelivery Date and for each day until the date on which the Vessel is redelivered in accordance with the conditions of this Clause 47, the rate of hire equivalent to the higher of:

(i)	the prevailing market rate for the bareboat chartering of vessels of a similar type as the Vessel (as determined by an Approved Broker appointed by the Owners); and

(ii)	the prevailing market rate for the chartering of vessels of a similar type as the Vessel on the Baltic Tanker Indices applicable to the Vessel; and

for the avoidance of doubt, all other terms, conditions and provisions of this Charter and the other Transaction Documents shall continue to apply during such period.

48.	OWNERS' MORTGAGE

48.1

If required by a Sub-Charterer (other than the Group Charterer), the Owners shall provide, or procure, as the case may be, a quiet enjoyment letter in wording to be reasonably agreed between the parties. The Charterers:

(a)

acknowledge that the Owners are entitled and do intend to enter or have entered into certain funding arrangements with the Finance Parties in order to finance part of the Owners' Cost, which funding arrangements may be secured, inter alia, by ship mortgages over the Vessel and (along with other related matters) the relevant Finance Documents (including any assignment of the Owners' rights under this Charter and the other Transaction Documents), the Charterers irrevocably consent to any such assignment of the Owners' rights under this Charter and the other Transaction Documents in favour of the Finance Parties;

(b)

irrevocably consent to any assignment in favour of the Finance Parties pursuant to the relevant Finance Documents of the Charterers' rights, interests and benefits in and to the Insurances, Earnings, Requisition Compensation and any guarantee in favour of the Charterers for the performance of the obligations of any Sub-Charterers under any Sub-Charter; and

(c)

acknowledge that, without prejudice to the foregoing, the Owners may assign, transfer or novate their rights under this Charter and the other Transaction Document to any third party with the prior written consent of the Charterers (which shall not be unreasonably withheld or delayed) provided that no prior written consent shall be required if a Potential Termination Event or a Termination Event has occurred and is continuing; and

(d)

without limiting the generality of Clause 52.14 (Charterers' undertakings), undertake to execute, provide or procure the execution or provision (as the case may be) of such further reasonably information or document as are necessary to effect the assignment(s) referred to in paragraph (a), (b) or (c) above.

49.	DIVER'S INSPECTION AT REDELIVERY

49.1	Unless the Vessel is returned in dry-dock, a diver's inspection is required to be performed at the time of redelivery.

49.2

The Charterers shall, at the written request of the Owners, arrange at the Charterers' time and expense for an underwater inspection by a diver approved by the Classification Society immediately prior to the redelivery.

49.3	A video film of the inspection shall be made. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society.

49.4

If damage to the underwater parts is found, the Charterers shall arrange, at their time and costs, for the Vessel to be dry-docked and repairs carried out to the satisfaction of the Classification Society.

49.5

If the conditions at the port of redelivery are unsuitable for such diver's inspection, the Charterers shall take the Vessel (in Owners' time but at Charterers' expense) to a suitable alternative place nearest to the redelivery port unless an alternative solution is agreed.

49.6	All costs relating to any diver's inspection shall be borne by the Charterers.

50.	TRANSPORT DOCUMENTS

The Charterers shall use their standard documents, waybills and conditions of carriage in the carriage of goods. Such documents, waybills and standard conditions shall comply with compulsory applicable legislation.

51.	CHARTERERS' REPRESENTATIONS AND WARRANTIES

51.1

The Charterers represent and warrant to the Owners on the date of this Charter and (by reference to the facts and circumstances then pertaining) on, the Actual Delivery Date and each Hire Payment Date as follows (except that (1) the representation and warranty contained in paragraphs (g) and (x) below shall only be made on the date of this Charter and on the Actual Delivery Date, and (2) the representations and warranties in paragraph (b) below shall only be made on the date of this Charter):

(a)

Status and due authorisation: each Obligor is a corporation, limited partnership or limited liability company duly incorporated or formed under the laws of its jurisdiction of incorporation or formation (as the case may be) with power to enter into the Transaction Documents and the Project Documents (to which it is a party) and to exercise its rights and perform its obligations under the Transaction Documents and the Project Documents (to which it is a party) and all corporate and other action required to authorise its execution of the Transaction Documents and the Project documents (to which it is a party) and its performance of its obligations thereunder has been duly taken;

(b)

No deductions or withholding: under the laws of the Obligors' respective jurisdictions of incorporation or formation in force at the date hereof, none of the Obligors will be required to make any deduction or withholding from any payment it may make under any of the Transaction Documents;

(c)

Claims pari passu: under the laws of the Obligors' respective jurisdictions of incorporation or formation in force at the date hereof, the payment obligations of each Obligor under each Transaction Document to which it is a party, rank at least pari passu with the claims of all other unsecured and unsubordinated creditors of such obligor save for any obligations which are preferred solely by any bankruptcy, insolvency or other similar laws of general application;

(d)

No Immunity: in any proceedings taken in any of the Obligors' respective jurisdictions of incorporation or formation in relation to any of the Transaction Documents, none of the Obligors will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process;

(e)

Governing law and judgments: in any proceedings taken in any of the Obligors' jurisdiction of incorporation or formation in relation to any of the Transaction Documents in which there is an express choice of the law of a particular country as the governing law thereof, that choice of law and any judgment or (if applicable) arbitral award obtained in that country will be recognised and enforced;

(f)

Validity and admissibility in evidence: as at the date hereof, all acts, conditions and things required to be done, fulfilled and performed in order (A) to enable each of the Obligors lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Transaction Documents and the Project Documents to which it is a party, (B) to ensure that the obligations expressed to be assumed by each of the Obligors in the Transaction Documents and the Project Documents are legal, valid and binding, and (C) to make the Transaction Documents and the Project Documents to which it is a party admissible in evidence in the jurisdictions of incorporation or formation of each of the Obligors, have been done, fulfilled and performed;

(g)

No filing or stamp taxes: under the laws of the Obligors' respective jurisdictions of incorporation or formation in force at the date hereof, it is not necessary that any of the Transaction Documents to which it is a party be filed, recorded or enrolled with any court or other authority in its jurisdiction of incorporation or formation (other than the relevant maritime registry of the Pre-Approved Flag, to the extent applicable) or that any stamp, registration or similar tax be paid on or in relation to any of the Transaction Document;

(h)

Binding obligations: the obligations expressed to be assumed by each of the Obligors in the Transaction Documents and the Project Documents to which it is a party are legal and valid obligations, binding on each of them in accordance with the terms of such Transaction Documents and the Project Documents and no limit on any of their powers will be exceeded as a result of the borrowings, granting of security or giving of guarantees contemplated by such Transaction Documents and the Project Documents or the performance by any of them of any of their obligations thereunder;

(i)

No misleading information: to the best of its knowledge, any factual information provided by any Obligor to the Owners in connection with the Transaction Documents was true and accurate in all material respects as at the date it was provided and is not misleading in any material respect;

(j)

No winding-up: none of the Obligors has taken any corporate, limited liability company or limited partnership action nor have any other steps been taken or legal proceedings been started or (to the best of the Charterers' knowledge and belief) threatened against any Obligor for its winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues which might have a Material Adverse Effect ;

(k)	Solvency:

(i)	None of the Obligors is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments in respect of any of its debts;

(ii)

None of the Obligors by reason of actual or anticipated financial difficulties, has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(iii)	The value of the assets of each Obligor is not less than the liabilities of such Obligor (as the case may be) (taking into account contingent and prospective liabilities); and

(iv)	No moratorium has been, declared in respect of any indebtedness of any Obligor.

(l)	No material defaults:

(i)

Without prejudice to paragraph (ii) below, none of the Obligors are in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have a Material Adverse Effect; and

(ii)

No Potential Termination Event or Termination Event is continuing or might reasonably be expected to result from each Obligor's entry into and performance of each Transaction Document to which such Obligor is a party;

(m)

No material proceedings: no material action or administrative proceeding of or before any court, arbitral body or agency which is not covered by adequate insurance or which might have a Material Adverse Effect has been started;

(n)

Accounts: all financial statements relating to the Charterers and the Charter Guarantor required to be delivered under paragraph Clause 52.1 (Charterers' undertakings), were each prepared in accordance with GAAP, (in conjunction with the notes thereto) fairly represent the financial condition of the Charterers or the Charter Guarantor at the date as of which they were prepared and the results of their operations during the financial period then ended;

(o)

No obligation to create Security Interest: the execution of the Transaction Documents by the Obligors and their exercise of their rights and performance of their obligations thereunder will not result in the existence of nor oblige any Obligor to create any Security Interest over all or any of their present or future revenues or assets, other than pursuant to the Security Documents to which they are a party;

(p)

Non-conflict with other obligations: the execution of the Transaction Documents and the Project Documents by each of the Obligors and their exercise of their rights and performance of their obligations under any of the Transaction Documents and the Project Documents to which they are a party do not and will not conflict with:

(i)	any law or regulation applicable to such Obligor;

(ii)	the constitutional documents of such Obligor; or

(iii)

any agreement, instrument or treaty binding upon such Obligor or any such Obligor's assets or constitute a default or termination event (however described) under any such agreement, instrument or treaty;

(q)

Security: each of the Obligors is the legal and beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Security Document and those Security Documents to which it is a party create and give rise to valid and effective security having the ranking expressed in those Security Documents;

(r)

Necessary authorisations: the Necessary Authorisations required by each Obligor are in full force and effect, and each Obligor is in compliance with the material provisions of each such Necessary Authorisation relating to it and, to the best of its knowledge, none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation;

(s)

No money laundering: the performance of the obligations of the Obligors under the Transaction Documents and the Project Documents, will be for the account of members of the respective Obligor(s) and will not involve any breach by any of them of any law or regulatory measure relating to "money laundering" as defined in Article 1 of the Directive (2005/EC/60) of the European Parliament and of the Council of the European Communities;

(t)

Disclosure of material facts: the Charterers are not aware of any material facts or circumstances which have not been disclosed to the Owners and which might, if disclosed, have reasonably been expected to materially adversely affect the decision of a person considering whether or not to enter into the Transaction Documents;

(u)

Compliance with laws: each of the Obligors is in compliance with all applicable laws, including Environmental Laws, to which it may be subject and (to the best of its knowledge and belief) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect. No Environmental Claim has been commenced or (to the best of the Charterers' knowledge and belief) is threatened against any Obligor where that claim has or is reasonably likely, if determined against that Obligor, to have a Material Adverse Effect;

(v)	Taxation

(i)

No Obligor is materially overdue in the filing of any Tax returns and no Obligor overdue in the payment of any amount in respect of Tax of one million US Dollars (US$1,000,000) (or its equivalent in any other currency) or more, save in the case of Taxes which are being contested in good faith.

(ii)	As far as the Charterers are aware, each of the Obligors (save for the Approved Manager) is resident for Tax purposes only in the jurisdiction of its incorporation.

w.	No Restricted Party

(i)

No Obligor, and none of its Subsidiaries and none of their respective directors, officers or employees or, to the best of the knowledge of each such Obligor, its agents (x) is a Restricted Party or is otherwise owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Restricted Party; (y) owns or controls a Restricted Party; or (z) has received notice or are aware of any claim, action, suit, proceeding or investigation against any of them with respect to Sanctions.

(ii)

Each Obligor, its Subsidiaries and their respective directors, officers and employees and, to the best of the knowledge of each such Obligor its agents, are in compliance with Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in such Obligor being designated as a Restricted Party.

(x)	No Material Adverse Effect: no event or circumstance which has occurred which has a Material Adverse Effect.

(y)

Status of Project Documents: The copies of the Project Documents delivered to the Owners are true and complete copies. The Project Documents constitute legal, valid, binding and enforceable obligations of the parties to them in accordance with their respective terms except insofar as enforcement may be limited by any applicable laws relating to bankruptcy, insolvency, administration and similar laws affecting creditors' rights generally and by principles of equity. No amendments or additions to the Project Documents have been agreed nor has any party to any Project Document waived any of its respective rights under that Project Document (except as those notified to the Owners in writing and, if consent of the Owners are required pursuant to this Charter, as consented to by the Owners).

(z)	Initial Sub-Charters: Commencing from the Actual Delivery Date, the Vessel is sub- chartered:

(i)	by the Charterers to the Group Charterer pursuant to the Group Charter for fifteen (15) years with a daily hire rate of US$24,500; and

(ii)

by the Group Charterer to the relevant Initial Sub-Charterer pursuant to the First Initial Sub-Charter for four (4) months plus three (3) years plus three (3) optional periods of one (1) year each at the relevant Initial Sub-Charterer's option exercisable latest by sixty (60) days before anniversary of the three (3) year period, plus or minus sixty (60) days on the final period only and with a daily hire rate of US$21,500 for the first two (2) month period, US$22,000 for the second two (2) month period, US$24,000 for the first year of the three (3) year period, US$25,000 for the second year of the three (3) year period, US$26,000 for the third year of the three (3) year period, US$26,500 for the first (1st) optional period, US$28,500 for the second (2nd) optional period and US$30,500 for the third optional period and a purchase option after the fifth (5th) anniversary of delivery at a purchase option price of US$68,000,000.

(aa)

Listing: The shares of the Charter Guarantor are traded on the NASDAQ Composite or Over the Counter (OTC) and the Charter Guarantor is an entity reporting with the United States Securities and Exchange Commission.

51.2	The representation and warranties of the Charterers contained in paragraphs (e), (f), (g), (h) and (p) of this Clause 51 are subject to:

(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

(b)

the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

(c)	the time barring of claims under any applicable limitation acts;

(d)	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar; and

(e)	any other reservations or qualifications of law expressed in any legal opinions obtained by the Owners in connection with the Transaction Documents.

52.	CHARTERERS' UNDERTAKINGS

The undertaking and covenants in this Clause 52 remain in force for the duration of the Agreement Term.

52.1

Financial statements The Charterers shall, and shall procure the Charter Guarantor to each supply to the Owners (i) as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years, the audited consolidated financial statements of the Charter Guarantor and the profit and loss accounts and balance sheets of the Charterers for that financial year, and (ii) as soon as the same become available, but in any event within ninety (90) days after the end of the first half-year of each financial year, the unaudited semi-annual consolidated financial statements of the Charter Guarantor and the profit and loss accounts and balance sheets of the Guarantor for that financial half-year.

52.2	Requirements as to financial statements Each set of financial statements delivered to the Owners under Clause 52.1in relation to the Charterers and the Charter Guarantor (each a "Notifying Party"):

(a)	shall be certified by an authorised signatory of the relevant Notifying Party as fairly representing its financial condition as at the date as at which those financial statements were drawn up; and

(b)	shall be prepared in accordance with GAAP.

52.3	Information The Charterers shall supply to the Owners:

(a)

promptly upon becoming aware of them, details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect; and

(b)	promptly, such further information regarding the financial condition, business and operations of the Charterers or the Charter Guarantor as the Owners may reasonably request.

52.4

Maintenance of legal validity The Charterers shall, and shall procure each other Obligor will, comply with the terms of and do all that is necessary to maintain in full force and effect all Necessary Authorisations required in or by the laws and regulations of its jurisdiction of formation or incorporation and all other applicable jurisdictions, to enable it lawfully to enter into and perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents in its jurisdiction of incorporation or formation and all other applicable jurisdictions.

52.5

Notification of Potential Termination Event The Charterers shall promptly, upon becoming aware of the same, inform the Owners in writing of the occurrence of any Termination Event or Potential Termination Event (and the steps, if any, being taken to remedy this) and, upon receipt of a written request to that effect from the Owners, confirm to the Owners that, save as previously notified to the Owners or as notified in such confirmation, no Termination Event or Potential Termination Event is continuing or if a Termination Event or Potential Termination Event is continuing specifying the steps, if any, being taken to remedy it.

52.6

Claims pari passu The Charterers shall ensure that at all times the claims of the Owners against it under the Transaction Documents rank at least pari passu with the claims of all its other unsecured and subordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation, winding-up or other similar laws of general application.

52.7

Necessary Authorisations Without prejudice to any specific provision of the Transaction Documents relating to a Necessary Authorisation, the Charterers shall, and shall procure each other Obligor to (i) obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations if a failure to do the same may cause a Material Adverse Effect; and (ii) promptly upon request, supply certified copies to the Owners of all Necessary Authorisations.

52.8

Compliance with applicable laws The Charterers shall, and shall procure each other Obligor will, comply with all applicable laws, including Environmental Laws, to which it may be subject (except as regards Restricted Parties to which Clause 52.9 applies, and anti-corruption and anti-bribery laws to which Clause 52.10 applies) if a failure to do the same may have a Material Adverse Effect.

52.9	Sanctions

(a)

No proceeds of the Purchase Price or any part of the Purchase Price shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor shall they be otherwise, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions, or to fund any activity in a Sanctioned Country or in any manner which would cause the Owners or any Finance Party to be in breach of or made subject to Sanctions, or at risk of being in breach of or made subject to Sanctions.

(b)

No Obligor shall fund all or any part of any payment or repayment of the Purchase Price out of proceeds directly or indirectly derived from any activity in a Sanctioned Country or any transaction with a Restricted Party, or out of proceeds directly or indirectly derived from any other transactions which would be prohibited by Sanctions or in any other manner which would cause the Owners or any Finance Party to be in breach of or made subject to Sanctions, or at risk of being in breach of or made subject to Sanctions and no such proceeds shall be paid into the Earnings Account, the Group Charterer's Earnings Account or the Owners’ bank account.

(c)

Each of the Obligors has implemented and shall maintain in effect a Sanctions compliance policy which is designed to ensure compliance by each such Obligor, its Subsidiaries and their respective directors, officers, employees and agents with Sanctions.

(d)	The Charterers shall procure:

(i)

that the Vessel shall not be used by or for the benefit of a Restricted Party or in trading to or from a Sanctioned Country unless it is a permissible trade which will not result in the Vessel becoming subject to Sanctions;

(ii)	that the Vessel shall not otherwise be used in any manner contrary to Sanctions, or in a manner that creates a risk that an Obligor, the Owners or any Finance Party will become a Restricted Party;

(iii)	that the Vessel shall not be used in trading in any manner that creates a risk that the Vessel will become subject to Sanctions;

(iv)	that the Vessel shall not be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances; and

(v)

without prejudice to the above provisions, that each sub-charter in respect of the Vessel shall contain, for the benefit of the Charterers, language which gives effect to the provisions of this Charter relating to Sanctions and which sub- charter permits refusal of employment or voyage orders if non-compliance with such provisions either breaches, or risks breaching (in the opinion of the Charterers) Sanctions.

52.10	Anti-corruption and anti-bribery laws The Charterers shall, and shall procure each other Obligor will, conduct its business in compliance with applicable anti-corruption and anti-bribery laws.

52.11	Environmental compliance

The Charterers shall, and shall procure each other Obligor will:

(a)	comply with any Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

52.12	Environmental Claims The Charterers shall, promptly upon becoming aware of the same, inform the Owners in writing of:

(i)	any Environmental Claim against any Obligor or the Vessel which is current or pending; and

(ii)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any Obligor or the Vessel,

where the claim, if determined against such Obligor or the Vessel, has or is reasonably likely to have a Material Adverse Effect.

52.13	Taxation

(a)

The Charterers shall, and shall procure each other Obligor will, pay and discharge any Tax imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for such Tax and the costs required to contest them have been disclosed in its latest financial statements; and

(iii)	such payment can be lawfully withheld and failure to pay such Tax does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No Obligor may change its residence for Tax purposes.

52.14

Further assurance The Charterers shall, and shall procure each other Obligor will, at their own expense, promptly take all such action as the Owners may reasonably require for the purpose of perfecting or protecting any of the Owner's rights with respect to the security created or evidenced (or intended to be created or evidenced) by the Security Documents.

52.15

Other information The Charterers will promptly supply to the Owners such financial information and explanations as the Owners may from time to time reasonably require in connection with the Obligors (other than the Commercial Manager and the Technical Manager) and the Vessel.

52.16

Inspection of records The Charterers will permit the inspection of their financial records and accounts relating to the Transaction Documents on reasonable notice from time to time during business hours by the Owners or its nominee.

52.17

Merger and demerger The Charterers shall not, and shall procure that the Charter Guarantor shall not, enter into any amalgamation, merger, demerger or corporate restructuring without the prior written consent of the Owners (such consent not to be unreasonably withheld or delayed), and in the case of the Charter Guarantor, unless (a) it remains as the surviving entity after such amalgamation, merger, demerger or corporate restructuring and (b) there is (i) no breach of any of its undertakings or the financial covenants contained under clause 10.2 of the Charter Guarantee occurring as a result of the proposed amalgamation, merger, demerger or corporate restructuring and (ii) no Termination Event having occurred.

52.18	Transfer of assets The Charterers shall not, sell or transfer any of its material assets other than:

(a)	on arm's length terms to third parties where the net proceeds of sale are used as a prepayment hereunder; or

(b)	on arm's length terms to its Affiliates, which are and remain members of the Charter Group.

52.19

Change of business The Charterers shall not, without the prior written consent of the Owners, make any substantial change to the general nature of their shipping business from that carried on at the date of this Charter.

52.20	"Know your customer" checks If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Charter;

(b)	any change in the status of the Charterers or any other Obligor after the date of this Charter; or

(c)	a proposed assignment or transfer by Owners of any of its rights and obligations under this Charter,

obliges the Owners to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Charterers shall promptly upon the request of the Owners supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Owners in order for the Owners to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Transaction Documents.

52.21	Management of the Vessel The Charterers shall ensure that:

(a)	the Vessel is at all times technically and commercially managed by an Approved Manager;

(b)

unless (A) the Charterers have promptly informed the Owners in writing of any proposed change of an Approved Manager, and (B) the Owners have granted its prior written consent (which shall not be unreasonably withheld or delayed) to such proposed change, the Approved Manager shall not be changed to another entity;

(c)

the Approved Managers will provide a written confirmation confirming that, among other things, following the occurrence of Termination Event which is continuing, all claims of the Approved Managers against the Charterers shall be subordinated to the claims of the Owners or the Finance Parties (if applicable) under the Transaction Documents;

(d)

the Approved Managers shall, upon the Owners’ request, deliver on a semi-annual basis a ship management report and (if available) an in-house ship inspection report, all PSC/FSC/SIRE inspection deficiencies statistics and reports of any detention, pollution, injury casualty, major accident and/or machinery failure in respect of the Vessel, as well as their certificate of compliance; and

(e)	the terms of the Management Agreements shall not be varied without the Owners’ prior written consent.

52.22

Classification The Charterers shall ensure that the Vessel maintains the highest classification required for the purpose of the relevant trade of the Vessel which shall be with the Vessel's Classification Society, in each case, free from any material overdue recommendations and adverse notations affecting that the Vessel's class.

52.23

Certificate of financial responsibility The Charterers shall, if required, obtain and maintain a certificate of financial responsibility in relation to the Vessel which is to call at the United States of America.

52.24

Registration Without prejudice to Clause 10(d), the Charterers shall not change or permit a change to the flag of the Vessel during the duration of this Charter other than to a Pre-Approved Flag, such approval not to be unreasonably withheld or delayed. Any change to the flag of the Vessel shall be at the cost of the Charterers (which shall include any costs of the Finance Parties (if applicable)).

52.25

ISM, ISPS and Maritime Labour Convention Compliance The Charterers shall ensure that each ISM Company and ISPS Company complies in all material respects with the ISM Code and the ISPS Code, respectively, or any replacements thereof and in particular (without prejudice to the generality of the foregoing) shall ensure that such company holds (i) a valid and current Document of Compliance issued pursuant to the ISM Code, (ii) a valid and current SMC issued in respect of the Vessel pursuant to the ISM Code, and (iii) an ISSC in respect of the Vessel, and the Charterers shall promptly, upon request, supply the Owners with copies of the same. The Charterers shall at all time comply with the Maritime Labour Convention.

52.26

Chartering-in The Charterers shall not, during the duration of this Charter, without the prior written consent of the Owners, take any vessel on charter or other contract of employment (or agree to do so) except for vessels chartered in by the Charterers on a temporary basis to be provided to any Sub-Charterers in order to fulfil their obligations under the relevant Sub-Charter (in circumstances where the Vessel is not available for whatever reason).

52.27	Change of control

(a)	Unless with prior written consent of the Owners (which shall not be unreasonably withheld or delayed):

(i)	the Charterers shall remain a wholly-owned subsidiary of the Charter Guarantor; and

(ii)	each of the Charterers and the Charter Guarantor shall remain in the ownership and Control of (either directly or indirectly) the Pistiolis Family.

(b)

The Charterers shall ensure that during the duration of the Charter Period, no Change of Control shall occur without the prior written consent of the Owners (which shall not be unreasonably withheld or delayed).

52.28	Inspection of Vessel and inspection reports In the absence of a Termination Event, subject to there being no undue interference with the operation of the Vessel:

(a)

the Owners may at the Charterers' cost arrange for persons appointed by the Owners to board the Vessel once in each calendar year during the Charter Period to inspect the Vessel's state and condition, and the Charterers will (and will ensure that the Approved Managers will) provide all due and necessary assistance to facilitate such inspection; and

(b)

the Charterers shall, within five (5) Business Days' of the Owners' written demand, reimburse the Owners for all costs, fees and expenses reasonably incurred by the Owners in connection with the Owners' procuring or arranging the procurement of the relevant inspection report as to the condition of the Vessel, provided always however that if a Termination Event has occurred and is continuing, the Owners may at any time and at the Charterers' cost conduct such inspection and the Charterers shall be deemed to have granted such permission and shall provide such necessary assistance to the Owners in respect of such inspection.

52.29	Sub-Charters

(a)

The Charterers will, where applicable, use best endeavours and forthwith execute and deliver any and all such other agreements, instruments and documents (including any novation agreement) as may be required by law or deemed necessary or desirable by the Owners to ensure that each of the Group Charter and the First Initial Sub-Charter which is in effect on the Actual Delivery Date remains in effect, so that all obligations previously owed by the Group Charterer to the Charterers under the Group Charter shall continue to be owed to the Charterers throughout the term of the Group Charter and the obligations previously owed by the relevant Initial Sub-Charterers to the Group Charterer under the First Initial Sub-Charterer shall continue to be owed to the Group Charterer throughout the term of the First Initial Sub-Charter.

(b)

Apart from the Group Charter and the First Initial Sub-Charter, the Charterers shall, and shall procure the Group Charterer will ensure, that there shall be no sub-charter (including but not limited to on a bareboat basis) of the Vessel without the consent of the Owners, such consent not to be unreasonably withheld save that (and subject to the foregoing) any sub-chartering contract of less than twelve (12) months (including optional extension periods) not made on a bareboat charter basis shall not require the consent of the Owners and further provided that, (i) the Charterers shall, and shall procure the Group Charterer will, use all reasonable endeavours to procure (if required) the consent of the Sub-Charterers with whom they are chartering with to the assignment of any Sub-Charter to the Owners, upon obtaining which (if the same is required) the Charterers shall, and shall procure the Group Charterer will, so assign that contract to the Owners by way of security for the Charterers' obligations under this Charter; and (ii) all sub-chartering documentation is promptly provided to the Owners, for its information.

(c)

The Charterers shall, and shall procure the Group Charterer will, notify the Owners promptly after they become aware of the expiry or early termination of any Sub-Charter to which they are respective a party.

52.30	Valuation of Market Value

(a)

The Charterers shall procure valuation of the Market Value of the Vessel to be made (and procure the delivery to the Owners of the Valuation Reports issued by the Approved Brokers), at the Charterers’ cost: (i) within thirty (30) days prior to the Actual Delivery Date (the Market Value so determined shall be the “Initial Market Value”), (ii) once every twelve (12) months during the Charter Period; and (iii) at such other times as the Owners may require in their absolute discretion (each such additional Valuation Reports to be at Owners' cost unless a Termination Event has occurred and is continuing following which such additional Valuation Reports shall be at the cost of the Charterers).

(b)

The Initial Market Value of the Vessel shall be the arithmetic average of desk-top valuations obtained from two (2) Approved Brokers with one selected by the Charterers and the other selected by the Owners prior to the Actual Delivery Date, and subsequently the annual Market Value of the Vessel shall be determined by valuation from one Approved Broker acceptable to the Owners during the Agreement Term (in each such case the Approved Brokers shall be acceptable to the Owners and the expenses of all such appointments shall be borne by the Charterers, except for any additional Valuation report required by the Owners in the absence of any Termination Event as provided in paragraph (a) above). Each such valuation shall be made with or without physical inspection of that Vessel and on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing buyer and a willing seller, free of any existing charter or other contract of employment.

(c)

If valuation is obtained in accordance with this Clause and the Market Value of the Vessel is less than one hundred and twenty per cent (120%) of the Cost Balance as at the date of such valuation (the "Required LTV Ratio"), the Charterers shall, within 5 days of the Owners’ notification of the same, either (i) prepay to the Owners in an amount equal to the shortfall as may be necessary to ensure that the Ratio does not exceed the Required LTV Ratio or (ii) provide or procure a third party to provide additional security which in the opinion of the Owners has a net realisable value at least equal to the shortfall and is acceptable to the Owners, and which is documented in such terms as the Owners may require.

(d)

If prepayment is elected under paragraph (c) above and after it is completed, the Fixed Hire (including the Balloon Amount) and the Cost Balance shall be adjusted pro rata on the basis of the proportion of the prepayment amount in relation to the Owners' Cost.

52.31

Transactions with Affiliates The Charterers shall procure that all transactions conducted or to be conducted between them and any of the Obligors or any of that Obligor's Affiliates will be on an arm's length commercial basis.

52.32	Project Documents

(a)	The Charterers shall:

(i)

without affecting its obligations under the applicable provisions of the Transaction Documents, perform and observe its obligations under the Project Documents and use its best endeavours to procure that each of the other parties to the Project Documents performs and observes its obligations under them;

(ii)

obtain and maintain in force, and promptly furnish certified copies to the Owners of, all licences, authorisations, approvals and consents, and do all other acts and things, which may from time to time be necessary or desirable for the continued due performance of its obligations under the Transaction Documents and the Project Documents or which may be required for the validity, enforceability or admissibility in evidence of the Transaction Documents and the Project Documents; and

(iii)	not, without the prior consent of the Owners, vary the terms of any Project Documents;

(b)	The Charterers shall not, without the prior consent of the Owners:

(i)

except as contemplated by this Charter, sell or agree to sell the Vessel (including a sale of the Vessel during her construction by way of an assignment, novation or other transfer of the Building Contract) or convey, assign, transfer, sell or otherwise dispose of or deal with any of its other real or personal property, assets or rights, whether present or future, in connection with the Vessel;

(ii)	waive or fail to enforce any provision of, or agree to any amendment or supplement to, any Project Document, save to the extent expressly permitted by the terms of any Transaction Document.

52.33	No dividends

The Charterers shall not, and shall procure that the Charter Guarantor shall not, make or pay any dividend or other distribution (in cash or in kind) in respect of its share capital following the occurrence of a Potential Termination Event or a Termination Event, or if such payment or distribution will result in the occurrence of a Potential Termination Event or a Termination Event.

52.34	Restrictions on further Financial Indebtedness and obligations

(a)

Except with the prior written consent of the Owners, the Charterers shall not create, incur, assume, suffer to exist or in any manner become or remain liable for any Financial Indebtedness or obligations, other than:

(i)	Financial Indebtedness or obligations normally associated with the day to day operation of the Vessel, or otherwise in the normal course of business;

(ii)	Financial Indebtedness or obligations under the Project Contracts to which they are parties and the Transaction Documents; and

(iii)

Financial Indebtedness or obligations, including all shareholders' and intercompany advances and loans, which by its terms is subordinate and subject in right of payment to the prior payment in full of the Financial Indebtedness under or pursuant to the Transaction Documents, as provided in paragraph (b) below or as otherwise evidenced by a Subordination Agreement; and

(b)

the Charterers shall, and shall procure that the other Obligors shall, acknowledge and undertake with the Owners that, so long as any Financial Indebtedness is outstanding under any Transaction Document, all shareholder's and intercompany advances and loans from time to time made to the Charterers:

(i)	are and shall be subordinated in all respects to all amounts owing and which may in future become owing by the Charterers under the Transaction Documents;

(ii)

shall not be repaid or be subject to payment of interest (although interest may accrue), provided that this sub-paragraph (b)(ii) shall not apply to repayment of Financial Indebtedness due to other member of the Charter Group which fall under sub-paragraph (a)(i) above;

(iii)	are and shall remain unsecured by any Security Interest over the whole or any part of the assets of the Charterers; and

(iv)	are not and shall not be capable of becoming subject to any right of set-off or counterclaim.

53.	EARNINGS ACCOUNT AND GROUP CHARTERER'S EARNINGS ACCOUNT

In addition to Clause 52 (Charterers' undertakings), the Charterers hereby undertake to the Owners that, throughout the Agreement Term:

(a)

they will deposit (and will procure any sub-charterers of the Vessel to pay) all of the Earnings received or receivable by the Charterers into the Earnings Account, free and clear of any costs, fees, expenses, disbursements, withholdings or deductions; and

(b)

they will procure the Group Charterer will deposit (and will procure any sub-charterers of the Vessel to pay) all of the Group Charterer's Earnings received or receivable by the Group Charterer into the Group Charterer's Earnings Account, free and clear of any costs, fees, expenses, disbursements, withholdings or deductions.

54.	TERMINATION EVENTS

54.1	Each of the following events shall constitute a Termination Event:

(a)

Failure to pay any Obligor (other than the Commercial Manager and the Technical Manager) fails to pay any amount due from it under any Transaction Document to which they are parties at the time, in the currency and otherwise in the manner specified therein provided that, if an Obligor can demonstrate to the reasonable satisfaction of the Owners that all necessary instructions were given to effect such payment and the non-receipt thereof is attributable solely to an administrative or technical error or an error in the banking system or a Disruption Event, then such payment shall instead be deemed to be due, solely for the purposes of this paragraph, within five (5) Business Days of the date on which it actually fell due under this Charter (if a payment of Hire) and seven (7) Business Days (if a sum payable on demand) ; or

(b)

Misrepresentation any representation or statement made by any Obligor in any Transaction Document to which it is a party or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading in any material respect, where the circumstances causing the same give rise to a Material Adverse Effect; or

(c)	Specific covenants any Obligor fails duly to perform or comply with any of the obligations expressed to be assumed by or procured by them under Clauses 52.27, 52.30 and 52.31; or

(d)

Other obligations any of the Obligors fails duly to perform or comply with any of the obligations expressed to be assumed by them in any Transaction Document (other than those referred to in paragraph (c) or any failure resulting in any Obligor, the Owners or the Vessel becoming subject to Sanctions, in relation to which paragraph (u) below shall apply) and such failure is not remedied within sixty (60) days after the earlier of (A) the Owners having given notice thereof to the relevant Obligor and (B) the Obligor becoming aware of such failure to perform or comply; or

(e)	Cross Default any of the following occurs in relation to any Financial Indebtedness of any Obligor:

(i)	any Financial Indebtedness of such entity is not paid when due or, if so payable, on demand after any applicable grace period has expired;

(ii)

any Financial Indebtedness of such entity becomes due and payable, or capable of being declared due and payable prior to its specified maturity as a consequence of any event of default and not as a consequence of the exercise of any voluntary right of prepayment;

(iii)

a lease, hire purchase agreement or charter creating any Financial Indebtedness of such entity is terminated by the lessor or owner as a consequence of any termination event or event of default (howsoever defined); or

(iv)

any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of such entity ceases to be available or becomes capable of being terminated or declared due and payable or cash cover is required or becomes capable of being required, as a result of any termination event or event of default (howsoever defined), provided that no Termination Event will occur under this paragraph (e) in respect of:

(A)

the Charter Guarantor where the aggregate of all such Financial Indebtedness falling within sub-paragraphs (i) to (iv) above is less than US Dollars Ten Million (US$10,000,000) or its equivalent in any other currency or currencies and such default is remedied within 45 days after such default; or

(B)

an Obligor (other than the Charter Guarantor) where the aggregate of all such Financial Indebtedness falling within sub-paragraphs (i) to (iv) above is less than US Dollars One Million and Five Hundred Thousand (US$1,500,000) or its equivalent in any other currency or currencies and such default is remedied within forty five (45) days after such default; or

(f)

Insolvency and rescheduling any of the Obligors is unable to pay their debts as they fall due, commences negotiations with any one or more of their creditors with a view to the general readjustment or rescheduling of their indebtedness or makes a general assignment for the benefit of their creditors or a composition with their creditors; or

(g)

Winding-up any of the Obligors files for initiation of formal restructuring proceedings, is wound up or declared bankrupt or take any corporate action or other steps are taken or legal proceedings are started for their winding-up, dissolution, administration or re- organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of them or of any or all of their revenues or assets or any moratorium is declared or sought in respect of any of their indebtedness; or

(h)	Execution or distress

(i)

any Obligor fails to comply with or pays any sum due from them (within 30 days of such amount falling due) under any final judgment or any final order made or given by any court or other official body of a competent jurisdiction in an aggregate in respect of (A) the Charter Guarantor, equal to or greater than US Dollars Ten Million (US$10,000,000) or its equivalent in any other currency and (B) an Obligor (other than the Charter Guarantor), equal to or greater than US Dollars One Million and Five Hundred Thousand (US$1,500,000) or its equivalent in any other currency, being a judgment or order against which there is no right of appeal or if a right of appeal exists, where the time limit for making such appeal has expired; or

(ii)

any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of (A) the Charter Guarantor, in an aggregate amount equal to or greater than US Dollars Five Million (US$5,000,000) or its equivalent in any other currency and (B) an Obligor (other than the Charter Guarantor), equal to or greater than US Dollars One Million (US$1,000,000) or its equivalent in any other currency or currencies, other than any execution or distress which is being contested in good faith and which is either discharged within thirty (30) days or in respect of which adequate security has been provided within thirty (30) days to the relevant court or other authority to enable the relevant execution or distress to be lifted or released; or

(i)	Similar event any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in paragraphs (f), (g) or (h) above; or

(j)	Recission, Repudiation, Termination and Cancellation

(i)

any of the Obligors rescinds or repudiates any Transaction Document to which it is a party or do or cause to be done any act or thing evidencing an intention to rescind or repudiate any such Transaction Document;

(ii)	the Charterers or the Group Charterer rescinds or purports to rescind or repudiates or purports to repudiate the Group Charter;

(iii)

the Group Charterer or the Charterers (as the case may be) or the relevant Initial Sub-Charterer rescinds or purports to rescind or repudiates or purports to repudiate an Initial Sub-Charter to which it is a party; or

(iv)

an Initial Sub-Charter is terminated, cancelled or repudiated by the Group Charterer or the Charterers (as the case may be) or the relevant Initial Sub- Charterer as a consequence of any termination event or event of default (howsoever defined therein), provided that there shall not be a Termination Event under sub-paragraph (j)(iii) or (iv) (as the case may be) if a Subsequent Initial Sub-Charter is entered into for the Vessel with an Initial Sub-Charterer upon such terms and conditions acceptable to the Owners within forty-five (45) days of such termination, cancellation or repudiation;

(k)	Validity and admissibility at any time any act, condition or thing required to be done, fulfilled or performed in order:

(i)	to enable any of the Obligors lawfully to enter into, exercise their rights under and perform the material obligations expressed to be assumed by them in the Transaction Documents;

(ii)	to ensure that the material obligations expressed to be assumed by any of the Obligors in the Transaction Documents are legal, valid and binding;

(iii)	to make the Transaction Documents admissible in evidence in any applicable jurisdiction,

is not done, fulfilled or performed within thirty (30) days after notification from the Owners to the relevant Obligor requiring the same to be done, fulfilled or performed; or

(l)	Illegality at any time:

(i)	it is or becomes unlawful for any of the Obligors to perform or comply with any or all of their obligations under the Transaction Documents to which they are parties;

(ii)	any of the obligations of any of the Obligors under the Transaction Documents to which they are parties are not or cease to be legal, valid and binding; or

(iii)

any Security Interest created or purported to be created by the Security Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to such Security Document (other than the Owners) to be ineffective, and, in each case, such illegality is not remedied or mitigated to the satisfaction of the Owners within forty five (45) days (or such longer period as the Owners may agree) after it has given notice thereof to the Charterers; or

(m)

Material adverse change at any time there shall occur any event or change which has a Material Adverse Effect in respect of any of the Obligors and such event or change, if capable of remedy, is not so remedied within thirty (30) days of the delivery of a notice confirming such event or change by the Owners to the Charterers; or

(n)

Conditions precedent if any of the conditions set out in Clause 40 (Conditions precedent) is not satisfied by the relevant time or such other time period specified by the Owners in their discretion; or

(o)

Revocation or modification of consents etc. if any Necessary Authorisation which is now or which at any time during the Agreement Term becomes necessary to enable an Obligor to comply with any of its obligations in or pursuant to any of the Transaction Documents or the Project Documents is revoked, withdrawn or withheld, or modified in a manner which the Owners reasonably consider is, or may be, prejudicial to the interests of Owners in a material manner, or if such Necessary Authorisation ceases to remain in full force and effect and not remedied with twenty (20) days; or

(p)	Cessation of business any of the Obligors ceases, or threatens to cease, to carry on all or a substantial part of its business; or

(q)

Curtailment of business if the business of any of the Obligors is wholly or materially curtailed by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of the Obligor is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government or any of the Obligors disposes or threatens to dispose of a substantial part of their business or assets; or

(r)	Reduction of capital if any of the Obligors reduces their committed or subscribed capital other than in the course of regular finance or business activity; or

(s)	Environmental matters

(i)	any Environmental Claim is pending or made against any Obligors or in connection with the Vessel, where such Environmental Claim has a Material Adverse Effect;

(ii)	any actual Environmental Incident occurs in connection with the Vessel, where such Environmental Incident has a Material Adverse Effect; or

(t)

Loss of property all or a substantial part of the business or assets of any of the Obligors is destroyed, abandoned, seized, appropriated or forfeited for any reason, and such occurrence in the reasonable opinion of the Owners has a Material Adverse Effect; or

(u)

Sanctions any Obligor or any of their directors, officers or employees becomes a Restricted Party and no remedy is available within forty five (45) days (or such longer period as the Owners may agree) or any Sanctions are enacted against the Vessel or if the Vessel becomes otherwise subject to Sanctions;

(v)

Arrest the Vessel is arrested or seized for any reason whatsoever (other than caused solely and directly by any action or omission from the Owners) unless the Vessel is released and returned to the possession of the Charterers within forty five (45) days of such arrest or seizure;

(w)	Financial Covenants the Charter Guarantor fails to observe or perform any of its undertakings or the financial covenants contained under clause 10.2 of the Charter Guarantee; or

(x)

Listing The shares of the Charter Guarantor cease to trade on the NASDAQ Composite or Over the Counter (OTC), or the Charter Guarantor ceases being an entity reporting with the United States Securities and Exchange Commission.

54.2

The Owners and the Charterers agree that it is a fundamental term and condition of this Charter that no Termination Event shall occur during the Agreement Term. Without prejudice to the forgoing, the Owners may treat a Termination Event which is continuing as a breach of condition by the Charterers which involves a breach of this Charter by the Charterers or as an agreed terminating event, the occurrence of which (a) gives rise to a right of the Owners, in their absolute discretion, to terminate the chartering of the Vessel under this Charter by issuing a Termination Notice requiring the Charterers to pay to the Owners the Termination Sum in accordance with this Clause 54 and (b) will entitle the Owners to exercise all or any of the remedies set out below in this Clause 54.

(a)

At any time after occurrence of a Termination Event, the Owners shall be entitled to terminate this Charter forthwith by giving a Termination Notice to the Charterers demanding the Charterers (i) to redeliver the Vessel to Owners and/or (ii) pay the Termination Sum to the Owners on the Termination Payment Date.

(b)	The Charterers shall be obliged to pay the Owners the Termination Sum on the Termination Date and it is hereby agreed by the parties hereto that:

(i)

without prejudice to Clause 54.7, the obligation to pay the Termination Sum is a continuing obligation and shall survive the termination of the leasing of the Vessel under this Charter and shall continue in full force and effect until irrevocably and unconditionally paid in full;

(ii)

payment of the Termination Sum is deemed to be proportionate as to amount, having regard to the legitimate interest of the Owners, in protecting against the Owners' risk of the Charterers failing to perform its obligations under this Charter; and

(iii)

the Termination Sum shall, depending on the nature of the Termination Event(s) on the basis of which the Owners serve a Termination Notice, be either an obligation to pay damages following acceptance by the Owners of a breach of condition by the Charterers or an obligation to pay an agreed sum in specified circumstances which do not involve a breach of contract by the Charterers.

(c)

Notwithstanding paragraph (a) above, once the Termination Notice is sent to the Charterers, the Owners shall be entitled to (but not bound and without prejudice to the Charterers’ obligations hereunder) retake possession of the Vessel immediately on the date of the Termination Notice or any other date as specified by the Owners and the Charterers shall, on the Termination Payment Date, pay the Termination Sum to the Owners. In case the Charterers fail to pay the Termination Sum in full on the Termination Payment Date, default interest shall accrue on the unpaid portion of the Termination Sum in accordance with Clause 44.4 and the Owners shall be entitled to exercise the remedies as provided in Clause 54.7.

54.4

The Owners may demand that the Charterers pay to the Owners on the Termination Payment Date or such later date as the Owners shall specify (and without prejudice to any other rights, claims or remedies which the Owners may have under this Charter and applicable laws) the Termination Sum. If the Termination Sum paid by the Charterers under this Charter does not cover in full the Owners’ loss in connection with the relevant Termination Event and/or the termination of this Charter, the Owners shall be entitled to claim further compensation for their losses and for all reasonable expenses incurred together with any interest accrued thereon. The Owners shall not be under any liability whatsoever to the Charterers for loss or damage if any occasioned by the Charterers for the termination of this Charter unless such termination is wrongful.

54.5

(a)

Upon the irrevocable and unconditional receipt of the full amount of the Termination Sum by the Owners, the Owners will transfer to the Charterers or its nominee all of the Owners’ rights, title and interests in the Vessel on "as is-where is" basis and shall discharge the mortgage as may be created over the Vessel pursuant to the Finance Documents at the Charterers' cost, provided always that prior to such transfer or deletion (as the case may be), the Owners shall have received the letter of indemnity as referred to in Clause 59.6 below from the Charterers, and the Charterers shall have performed all their obligations in connection herewith and with the Vessel, including without limitation the full payment of all Unpaid Sums, taxes, charges, duties, costs and disbursements (including legal fees) in relation to the Vessel.

(b)

The Owners shall give the Charterers (or their nominee) no representations, warranties, agreements or guarantees whatsoever concerning or in connection with the Vessel, the Insurances, the Vessel's condition, state or class or anything related to the Vessel, expressed or implied, statutory or otherwise, and the Charterers shall not be entitled for any reason whatsoever to claim against the Owners for any losses, or any loss of profit resulting directly or indirectly from any defect or alleged defect in the Vessel. All registration, legal or other expenses whatsoever incurred in respect of the transfer of the title in the Vessel from the Owners to the Charterers or its nominee shall be for the account of the Charterers.

54.6

Notwithstanding the termination of this Charter pursuant to this Clause, the Charterers shall irrevocably and unconditionally continue to comply with its obligations under this Charter until the Owners have irrevocably and unconditionally received the Termination Sum and other sum payable by the Charterers to the Owners pursuant to this Charter in full.

54.7

If the Charterers fail to pay in full the Termination Sum and other sums payable under this Charter on the Termination Payment Date or such later date as the Owners shall specify pursuant to Clause 54.4:

(a)	the Parties shall first obtain three valuation reports from three Approved Brokers (each party appoint one Approved Broker and the third one to be appointed by the Parties jointly):

(i)

if the average of the three assessments of the Market Value of the Vessel (the "Average Termination Market Value") at that time is no less than the Termination Sum, subject to clause 54.8, the Owners shall be entitled (at Owners' sole discretion) to sell the Vessel in the open market appointing as sales brokers, among other parties, at least one of the three independent Approved Broker, free of any charter, lease or other engagement concerning the Vessel for such price and on such terms and conditions as they may, in their absolute discretion, think fit, but in any event within the price ranges provided by the three Approved Brokers; or the Charterers shall have the right to bring forward a buyer during the time that Owners are circulating the Vessel for sale and in case terms are better, including without limitation, the purchase price offered by such buyer, the Owners shall, subject to the Owners’ “know your customer” requirements and any restrictions relating to Sanctions, sell to the party brought forward by Charterers; and

(ii)

if the Average Termination Market Value at that time is less than the Termination Sum, then the Owners may, at any time they think fit in their absolute discretion, sell the Vessel in the open market. In any event, the Owners shall, as soon as practicable following the Termination Payment Date, obtain three valuation reports from three independent Approved Brokers of the Market Value of the Vessel and the average of the three report values, the Average Termination Market Value, shall be deducted from the Termination Sum of the Vessel.

(b)

where the Owners sell the Vessel in accordance with paragraph (a) above, an amount equal to the aggregate of the expenses, disbursements, taxes, costs and losses whatsoever as may have been incurred by the Owners in respect of the sale of the Vessel shall be deducted from the gross proceeds of the sale of the Vessel (the balance of the sale proceeds is referred to hereinafter as the "Net Sale Proceeds"); and

(c)

an amount equal to the Termination Sum plus all other amounts due and payable from the Charterers to the Owners hereunder, shall be deducted from the Net Sale Proceeds or the Average Termination Market Value, as the case maybe. If the Net Sale Proceeds or the Average Termination Market Value, as the case maybe, are insufficient to satisfy all amounts due and payable from the Charterers to the Owners hereunder, the Charterers shall pay the outstanding balance to the Owners. If there is any amount remaining from the Net Sale Proceeds or the Average Termination Market Value after the deduction of all the amounts due and payable by the Charterers to the Owners hereunder, the Owners shall pay the difference to the Charterers provided that if the Average Termination Market Value of the Vessel has been deducted from the Termination Sum in accordance with this paragraph (c) the Owners shall be entitled to any surplus following a subsequent sale of the Vessel.

54.8

Where the Owners intend to sell the Vessel in accordance with Clause 54.7, the Owners shall notify the Charterers in writing of the potential sale and the potential sale price of the Vessel (the “Proposed Owners’ Sale Price”) whereupon the Charterers (or their nominee, subject to the Owners’ “know your customer” requirements and any restrictions relating to Sanctions) may, within 15 days of such notification, purchase the Vessel and pay an amount which is at least equal to the Termination Sum. If the Charterers notify the Owners that they do not intend to purchase the Vessel or the Charterers do not respond to the Owners within 5 days’ period or the memorandum of agreement has not been agreed by the Owners and the Charterers' (or their nominee) or the deposit has not been remitted the nominated account under such memorandum of agreement within such 10 days’ period (or such longer period as the Owners may agree), the Owners may sell the Vessel on such terms as the Owners may deem fit.

54.9

Where the Owners decide to terminate this Charter and retake possession of the Vessel pursuant to this Clause 54, the Owners agree to appoint a reputable ship manager to oversee the operation of the Vessel while it is in the Owners' possession in accordance with prudent and sound commercial ship practices.

55.	ASSIGNMENT BY CHARTERERS

The Charterers shall not assign or transfer (whether by novation or otherwise) their rights and/or obligations under this Charter except with the Owners’ prior written consent.

56.	NAME OF VESSEL

Without prejudice to Clause 10(d), provided that the prior written consent has been given by the Owners:

(a)	the name of the Vessel may be chosen by the Charterers; and

(b)	the Vessel may be painted in the colours, display the funnel insignia and fly the house flag as required by the Charterers.

57.	CHARTER PERIOD

The charter period under this Charter shall be one hundred and twenty (120) months commencing from the Actual Delivery Date, unless otherwise extended or terminated pursuant to Clauses 44.6 (Hire), 54 (Termination Events), 59.7 (Sale of the Vessel by the Owners) and 61 (Total Loss) (the “Charter Period”).

58.	HANDLING FEE

A non-refundable handling fee (the "Handling fee") equivalent to one per cent (1%) of the Assumed Owners’ Cost shall be paid by the Charterers to the Owners within five (5) Business Days of the date of this Charter.

59.	PURCHASE OPTION, PURCHASE OBLIGATION, TRANSFER OF TITLE AND PARTIAL PREPAYMENT

59.1

Subject to no Termination Events or Total Loss under Clause 61 (Total loss), the Charterers may, on or at any time after the first anniversary of the Actual Delivery Date, by at least 90 days prior written notice to the Owners, declare to the Owners their exercise of the option to purchase the Vessel or to cause their nominee (subject to the Owners’ “know your customer” requirements and any restrictions relating to Sanctions) to purchase the Vessel on a date specified therein (the "Purchase Option Date") by payment of the Purchase Option Price to the Owners. For the avoidance of doubt, the Charter Period will end immediately upon the Purchase Option Price having been irrevocably and unconditionally paid in full to the Owners.

59.2

If the Charterers have not exercised their rights under Clause 59.1 before the natural expiration of this Charter and subject to there being no Termination Event or Total Loss, the Charterers shall be obliged to purchase the Vessel or to cause their nominee (subject to the Owners’ “know your customer” requirements and any restrictions relating to Sanctions) to purchase the Vessel at the end of the Charter Period by payment of the Purchase Obligation Price and the Charterers shall pay the Purchase Obligation Price on the Purchase Obligation Date.

59.3

In exchange for the full payment of the Purchase Option Price (in the case of a purchase under Clause 59.1 above) or the Purchase Obligation Price (in the case of a purchase under Clause 59.2 above) and all sums due and payable to the Owners under the Transaction Documents and subject to compliance with the other conditions set out in this Clause, the Owners shall:

(a)	transfer title to and ownership of the Vessel to the Charterers (or their nominee) by delivering to the Charterers (in each case at the Charterers' costs):

(i)	a duly executed and notarised, legalised and/or apostilled (as applicable) bill of sale; and

(ii)	the Title Transfer PDA; and

(b)

(subject to the prior written consent of any Finance Party or its agent or permitted assigns and transferees (in each case as applicable)) use all reasonable endeavours to procure the discharge and release of any mortgage or Security Interest created by the Owners in relation to the Vessel pursuant to the Finance Documents at the Charterers' cost, provided always that prior to such transfer or deletion (as the case may be), the Owners shall have received the letter of indemnity as referred to in Clause 59.6 below from the Charterers, and the Charterers shall have performed all their obligations in connection herewith and with the Vessel, including without limitation the full payment of all Unpaid Sums, taxes, charges, duties, costs and disbursements (including legal fees) in relation to the Vessel.

59.4

The transfer in accordance with Clause 59.3 above shall be made in all respects at the Charterers' expense on an "as is, where is" basis and the Owners shall give the Charterers (or their nominee) no representations, warranties, agreements or guarantees whatsoever concerning or in connection with the Vessel, the Insurances, the Vessel's condition, state or class or anything related to the Vessel, expressed or implied, statutory or otherwise.

59.5

The Owners shall have no responsibility for the registrability of a bill of sale referred to in Clause 59.3 above executed by the Owners, as far as such bill of sale is prescribed in a generally acceptable form.

59.6

The Charterers shall, immediately prior to the receipt of the bill of sale, furnish the Owners with a letter of indemnity (in a form satisfactory to the Owners) whereby the Charterers and the Charter Guarantor shall state that, among other things, the Owners has and will have no interest, concern or connection with the Vessel after the date of such letter and that the Charterers and/or the Charter Guarantor shall indemnify the Owners and keep the Owners indemnified forever against any claims made by any person arising in connection with the Vessel.

59.7

Upon at least ninety (90) days' written notice, the Charterers shall have the option for one time only to make an one-off prepayment of up to US Dollars Five Million ($5,000,000) (by a minimum of US Dollars One Million (US$1,000,000) and in multiples thereof) after the first (1st) anniversary of the Actual Delivery Date and subject to such prepayment being made together with:

(a)	a prepayment fee in the amount of:

(i)

if the option of such partial prepayment is exercised is after the first anniversary of the Actual Delivery Date but on or before the third anniversary of the Actual Delivery Date, two per cent (2%) of the amount prepaid; or

(ii)

if the option of such partial prepayment is exercised after the third anniversary of the Actual Delivery Date (and before the natural expiration of this Charter), point five per cent (0.5%) of the amount prepaid; and

(b)	any and all Break Costs (including any Break Costs under the Finance Documents) (excluding swap related expenses) relating to such partial prepayment.

60.	SALE OF VESSEL BY THE OWNERS

During the Charter Period, the Owners shall not sell the Vessel unless (i) the Vessel is sold to an Affiliate of the Owners subject to Charterers’ consent not to be unreasonably withheld, or (ii) such sale is permitted by and made in accordance with Clause 54 (Termination Events) or (iii) in any other case, with the Charterers' prior written consent, provided that, in respect of a sale effected under (i) and (iii), such sale shall not increase the obligations of the Obligors under the Transaction Documents and any documentation required in connection with such sale shall be effected at the cost of the Owners. Notwithstanding the foregoing of this Clause (except for the sale permitted by and made in accordance with Clause 54 (Termination Events)), this Charter will continue to exist and be valid and effective on identical terms (save for logical and consequential amendments).

61.	TOTAL LOSS

61.1

If circumstances exist giving rise to a Total Loss, the Charterers shall promptly notify the Owners of the facts of such Total Loss. If the Charterers wish to proceed on the basis of a Total Loss and advise the Owners thereof, the Owners shall agree to the Vessel being treated as a Total Loss for all purposes of this Charter. The Owners shall thereupon abandon the Vessel to the Charterers and/or execute such documents as may be required to enable the Charterers to abandon the Vessel to insurers and claim a Total Loss. Without prejudice to the obligations of the Charterers to pay to the Owners all monies then due or thereafter to become due under this Charter, if the Vessel shall become a Total Loss during the Charter Period, the Charter Period shall end on the Settlement Date (without prejudice to any provision of this Charter expressed to survive termination).

61.2	If the Vessel becomes a Total Loss during the Charter Period, the Charterers shall, on the Settlement Date, pay to the Owners the amount calculated in accordance with Clause 61.3.

61.3

On the Settlement Date, the Charterers shall pay to the Owners an amount equal to the Termination Sum as at the Termination Payment Date (provided that such amount payable shall be set off against the Total Loss Proceeds if they are irrevocably and unconditionally received by the Owners as referred to under Clause 61.4). The foregoing obligations of the Charterers under this Clause 61.3 shall apply regardless of whether or not any moneys are payable under any Insurances in respect of the Vessel, regardless of the amount payable thereunder, regardless of the cause of the Total Loss and regardless of whether or not any of the said compensation shall become payable.

61.4

All Total Loss Proceeds shall be paid to such account or accounts as the Owners may direct and shall be applied towards satisfaction of the Termination Sum and any other sums due and payable under the Transaction Documents. If the Total Loss Proceeds unconditionally received by the Owners (or any Finance Party in accordance with the terms of the relevant loss payable clause) are less than the Termination Sum, the Charterers shall remain liable for any shortfall which shall be paid to the Owners on the Settlement Date and default interest shall accrue thereon from the Settlement Date up to and including the date of actual payment in accordance with Clause 44.4. To the extent that there is any surplus after such application, such surplus shall be promptly returned to the Charterers.

61.5

The Charterers shall, at the Owners' request, provide satisfactory evidence, in the reasonable opinion of the Owners, as to the date on which the constructive total loss of the Vessel occurred pursuant to the definition of Total Loss.

61.6

Until unconditional receipt of the Termination Sum by the Owners in full, the Charterers shall remain liable to pay Hire and all other amounts to the Owners on the days and in the amounts required under this Charter notwithstanding that the Vessel shall become a Total Loss provided always that no further instalments of Hire shall become due and payable after the Termination Sum has been paid in full to the Owners.

61.7	The Owners shall have no obligation to supply to the Charterers with a replacement vessel following the occurrence of a Total Loss.

62.	ADDITIONAL PAYMENT OBLIGATIONS

62.1

Subject always to Clause 62.2, the Charterers shall bear all costs, fees (including inspections, valuations, legal fees, insurance reports and registration expenses) and disbursements reasonably incurred by the Owners and the Charterers in connection with:

(a)	the negotiation, preparation and execution of this Charter and the other Transaction Documents;

(b)	the delivery of the Vessel under the MOA and this Charter;

(c)	preparation or procurement of any survey, inspections, tax or insurance advice;

(d)

all legal fees and other expenses reasonably arising out of or in connection with the exercising of the purchase option or the purchase obligation by the Charterers pursuant to Clause 59 (Purchase Option, purchase obligation and Transfer of title); and

(e)	such other activities relevant to the transaction contemplated herein.

62.2	Unless otherwise stated, the Charterers shall not bear any costs, fees (including legal fees) and disbursements incurred by the Owners in connection with:

(a)

any financing activities undertaken by the Owners, whether or not such financing activities are undertaken for the purposes of entering into this Charter or any other Transaction Documents except as contemplated under Clause 59.3 (Purchase Option, purchase obligation and Transfer of title); and

(b)

the incorporation, setting-up or continued operation of any special purpose vehicles or legal entities for the purposes of or in relation to this Charter or any other Transaction Documents (other than as may be required by the Pre-Approved Flag for the purpose of registering and maintaining the Owners’ ownership of the Vessel).

63.	STAMP DUTIES AND TAXES

The Charterers shall pay promptly all documented stamp, documentary or other like duties and taxes to which the Charter, the MOA and the other Transaction Documents may be subject or give rise and shall indemnify the Owners on demand against any and all liabilities with respect to or resulting from any delay on the part of the Charterers to pay such duties or taxes, provided that the Owners will procure that their tax residence is at all times in the most tax efficient jurisdiction for this transaction. If the parties determine that there is a more tax efficient jurisdiction, the Owners agree to reasonably consider to move the Owners’ tax residency to such jurisdiction at Charterers' cost.

64.	OPERATIONAL NOTIFIABLE EVENTS

The Owners are to be advised as soon the Charterers are aware of the occurrence of any of the following events:

(a)	when a material condition of class is applied by the Classification Society;

(b)	whenever the Vessel is arrested, confiscated, seized, requisitioned, impounded, forfeited or detained by any government or other competent authorities or any other persons;

(c)	whenever a class or flag authority refuses to issue or withdraw trading certification;

(d)	in the event of a fire requiring the use of fixed fire systems or collision / grounding;

(e)	whenever the Vessel is planned for dry-docking in accordance with Clause 10(g) and whether routine or emergency;

(f)	the Vessel is taken under tow unless in the normal course of shipping operations;

(g)	any death or serious injury on board; or

(h)	any damage to the Vessel the repair costs of which (whether before or after adjudication) are likely to exceed the Major Casualty Amount; or

(i)

any notice, or the Charterers becoming aware, of any claim, action, suit, proceeding or investigation against any Obligor, any of its Subsidiaries or any of their respective directors, officers, employees or agents with respect to Sanctions.

65.	FURTHER INDEMNITIES

65.1

Whether or not any of the transactions contemplated hereby are consummated, the Charterers shall, indemnify, protect, defend and hold harmless the Owners and their respective officers, directors and employees (collectively, the "Indemnitees") throughout the Agreement Term from, against and in respect of, any and all liabilities, obligations, losses, damages, penalties, fines, fees, claims, actions, proceedings, judgement, order or other sanction, lien, salvage, general average, suits, costs, expenses and disbursements, including reasonable legal fees and expenses, of whatsoever kind and nature (collectively, the "Expenses"), imposed on, suffered or incurred by or asserted against any Indemnitee, in any way relating to, resulting from or arising out of or in connection with, in each case, directly or indirectly, any one or more of the following:

(a)	this Charter, any of the other Transaction Documents and the Project Documents, and any amendment, supplement or modification thereof or thereto requested by any Obligor;

(b)	the Vessel or any part thereof, including with respect to:

(i)

the ownership of, manufacture, design, possession, use or non-use, operation, maintenance, testing, repair, overhaul, condition, alteration, modification, addition, improvement, storage, seaworthiness, replacement, repair of the Vessel or any part (including, in each case, latent or other defects, whether or not discoverable and any claim for patent, trademark, or copyright infringement and all liabilities, obligations, losses, damages and claims in any way relating to or arising out of spillage of cargo or fuel, out of injury to persons, properties or the environment or strict liability in tort);

(ii)	any claim or penalty arising out of violations of applicable law by the Charterers or any Sub-Charterers;

(iii)	death or property damage of shippers or others;

(iv)	any liens in respect of the Vessel or any part thereof; or

(v)	any registration and/or tonnage fees (whether periodic or not) in respect of the Vessel payable to any registry of ships;

(c)

any breach of or failure to perform or observe, or any other non-compliance with, any covenant or agreement or other obligation to be performed by any Obligor under any Transaction Document to which it is a party or the falsity of any representation or warranty of any Obligor in any Transaction Document to which it is a party or the occurrence of any Termination Event;

(d)

in preventing or attempting to prevent the arrest, confiscation, seizure, taking and execution, requisition, impounding, forfeiture or detention of the Vessel, or in securing or attempting to secure the release of the Vessel in connection with the exercise of the rights of a holder of a lien created by the Charterers;

(e)	incurred or suffered by the Owners in:

(i)	procuring the delivery of the Vessel by the Charterers to the Owners under the MOA, and by the Owners to the Charterers under Clause 36 (Delivery);

(ii)	registering the Vessel at the registry of the Pre-Approved Flag;

(iii)	recovering possession of the Vessel following termination of this Charter under Clause 54 (Termination Events);

(iv)	arranging for a sale of the Vessel in accordance with Clause 54 (Termination Events) or 60 (Sale of the Vessel by the Owners); or

(v)	arranging for a transfer of the title of the Vessel in accordance with Clause 59 (Purchase Option, purchase obligation and transfer of title)

(f)	arising from the Master or officers of the Vessel or the Charterers' agents signing bills of lading or other documents;

(g)	in connection with:

(i)	the arrest, seizure, taking into custody or other detention by any court or other tribunal or by any governmental entity; or

(ii)

subjection to distress by reason of any process, claim, exercise of any rights conferred by a lien or by any other action whatsoever, of the Vessel which are expended, suffered or incurred as a result of or in connection with any claim or against, or liability of, the Charterers or any other member of the Charter Group, together with any costs and expenses or other outgoings which may be paid or incurred by the Owners in releasing the Vessel from any such arrest, seizure, custody, detention or distress.

Provided however that the Owners shall not be entitled to any indemnification or recompense pursuant to this Clause 65 for any liabilities, obligations, losses, damages, penalties, claims, actions, suits, fees, costs, expenses and disbursements incurred by the Owners as a consequence of any (A) wilful breach of this Charter by the Owners, or (B) arrest of the Vessel arising due to any action or omission on the part of the Owners.

65.2

The Charterers shall pay to the Owners promptly on the Owners' written demand the amount of all costs and expenses (including legal fees) incurred by the Owners in connection with the enforcement of, or the preservation of any rights under, any Transaction Document including (without limitation) (i) any losses, costs and expenses which the Owners may from time to time sustain, incur or become liable for by reason of the Owners being deemed by any court or authority to be an operator, or in any way concerned in the operation, of the Vessel and (ii) collecting and recovering the proceeds of any claim under any of the Insurances.

65.3

Without prejudice to any right to damages or other claim which either party may, at any time, have against the other hereunder, it is hereby agreed and declared that the indemnities of the Owners by the Charterers contained in this Charter shall continue in full force and effect for a period of twenty four (24) months after the Agreement Term.

66.	SET-OFF

66.1

The Owners may set off any matured and/or contingent obligation due from the Charterers under the Transaction Documents (to the extent beneficially owned by the Owners) against any obligation (whether matured or not) owed by the Owners to the Charterers, regardless of the place of payment or currency of either obligation. If the obligations are in different currencies, the Owners may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

66.2

The Charterers may not set off any matured and/or contingent obligation due from the Owners under the Transaction Documents (to the extent beneficially owned by the Charterers) against any obligation (whether matured or not) owed by the Charterers to the Owners, regardless of the place of payment or currency of either obligation.

67.	FURTHER ASSURANCES AND UNDERTAKINGS

67.1

Each Party shall make all applications and execute all other documents and do all other acts and things as may be necessary to implement and to carry out their obligations under, and the intent of, this Charter.

67.2	The Parties shall act in good faith to each other in respect of any dealings or matters under, or in connection with, this Charter.

68.	CUMULATIVE RIGHTS

The rights, powers and remedies provided in this Charter are cumulative and not exclusive of any rights, powers or remedies at law or in equity unless specifically otherwise stated.

69.	DAY COUNT CONVENTION

(a)

Other than Variable Hire, any interest, commission or fee accruing under a Transaction Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

(b)

Variable Hire shall be payable in advance and will accrue and be calculated on the basis of the actual number of days during the relevant Hire Period in accordance with paragraph (b) of Clause 44.1 (Hire).

70.	NO WAIVER

No delay, failure or forbearance by a party to exercise (in whole or in part) any right, power or remedy under, or in connection with, this Charter will operate as a waiver. No waiver of any breach of any provision of this Charter will be effective unless that waiver is in writing and signed by the party against whom that waiver is claimed. No waiver of any breach will be, or be deemed to be, a waiver of any other or subsequent breach.

71.	ENTIRE AGREEMENT

71.1

This Charter contains all the understandings and agreements of whatsoever kind and nature existing between the Parties in respect of this Charter, the rights, interests, undertakings agreements and obligations of the Parties to this Charter and shall supersede all previous and contemporaneous negotiations and agreements.

71.2	This Charter may not be amended, altered or modified except by a written instrument executed by each of the parties to this Charter.

72.	INVALIDITY

If any term or provision of this Charter or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable the remainder of this Charter or application of such term or provision to persons or circumstances (other than those as to which it is already invalid or unenforceable) shall (to the extent that such invalidity or unenforceability does not materially affect the operation of this Charter) not be affected thereby and each term and provision of this Charter shall be valid and be enforceable to the fullest extent permitted by law.

73.	ENGLISH LANGUAGE

All notices, communications and financial statements and reports under or in connection with this Charter and the other Transaction Documents shall be in English language or, if in any other language, shall be accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

74.	NO PARTNERSHIP

Nothing in this Charter creates, constitutes or evidences any partnership, joint venture, agency, trust or employer/employee relationship between the parties, and neither party may make, or allow to be made any representation that any such relationship exists between the Parties. Neither Party shall have the authority to act for, or incur any obligation on behalf of, the other party, except as expressly provided in this Charter.

75.	NOTICES

75.1	Communications in writing; addresses

All communications (which expression includes any notice, demand, request, consent or other communication) to be made under or in connection with this Charter shall be made in writing and unless otherwise stated may be made by fax or letter or, subject to Clause 75.3 (Electronic communication), electronic mail and be addressed:

(a)	in the case of the Owners, to them at:

c/o AVIC INTERNATIONAL LEASING CO., LTD.

Address:           18/F, Hangrong Mansion,

1481 Guozhan Road,

Pudong, Shanghai 200126

The People's Republic of China

Telefax No.:     +86 21 5289 5389

Attn:                 Ms. Emily Chen / Ms. Zhang Yixin

Email:              chenzhengrong@chinaleasing.net / zhangyixin@chinaleasing.net

(b)	in the case of the Charterers, to them at:

c/o TOP SHIPS INC.

Address:           1, Vas. Sofias & Meg. Alexandrou Str.,

15124 Maroussi, Athens, Greece

Telefax No:        + 30 210 80 56 441

Telephone No:   + 30 210 81 28 180

Attn:                 Alexandros Tsirikos

Email:               atsirikos@topships.org

or to such other address or fax number or department or officer as is notified by one Party to the other under this Charter by not less than five (5) Business Days' notice.

75.2	Delivery

(a)	Subject to paragraph (b) below, any communication or document made or delivered by one person to another under or in connection with this Charter will only be effective:

(i)	if by way of fax, when received in legible form;

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)	if by way of electronic mail, then in accordance with Clause 75.3 (Electronic communication),

and, if a particular department or officer is specified as part of its address details provided under Clause 75.1 (Communications in writing; addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Owner will be effective only when actually received by the Owner and then only if it is expressly marked for the attention of the department or officer specified as part of its address details provided under Clause 75.1 (Communications in writing; addresses).

(c)

Any communication or document which becomes effective, in accordance with paragraph (a) or paragraph (b) above, on a non-working day or after 5:00 p.m. in the place of receipt shall be deemed only to become effective at the opening of business hours on the next working day in the place of receipt.

75.3	Electronic communication

Any communication to be made between the Parties under or in connection with this Charter may be made by electronic mail or other electronic means to the extent that the Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if the Parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(b)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days' notice.

Any electronic communication made between the Parties will be effective only when actually received in readable form and in the case of any electronic communication made by the the Charterers to the Owners only if it is addressed in such a manner as the Owners shall specify for this purpose.

75.4	English language

All communications and documents to be given or delivered pursuant to or otherwise in relation to this Charter and the other Transaction Documents to which the Charterers are (or are to become) a party shall be in the English language or be accompanied by a certified English translation.

76.	CONFLICTS

Unless stated otherwise, in the event of there being any conflict between the provisions of Clauses 1 (Definitions) to 31 (Notices) and the provisions of Clauses 32 (Definitions) to 85 (Application of Proceeds), the provisions of Clauses 32 (Definitions) to 85 (Application of Proceeds) shall prevail.

77.	SURVIVAL OF CHARTERERS' OBLIGATIONS

The termination of this Charter for any cause whatsoever shall not affect the right of the Owners to recover from the Charterers any money due to the Owners on or before the termination in consequence thereof (including, for the avoidance of doubt, any Termination Sum) and all other rights of the Owners (including but not limited to any rights, benefits or indemnities which are expressly provided to continue after the termination of this Charter) are reserved hereunder.

78.	COUNTERPARTS

This Charter may be executed in any number of counterparts and any single counterpart or set of counterparts signed, in either case, by all the parties hereto shall be deemed to constitute a full and original agreement for all purposes.

79.	CONFIDENTIALITY

79.1	The Parties shall maintain the information provided in connection with the Transaction Documents strictly confidential and agree to disclose to no person other than:

(a)	its board of directors, employees (only on a need to know basis), and shareholders, professional advisors and rating agencies;

(b)	as may be required to be disclosed under applicable law or stock market or other regulations or for the purpose of legal proceedings or required by any regulatory authorities;

(c)	in the case of the Owners, to any Finance Party or other actual or potential financier providing funding for the acquisition or refinancing of the Vessel;

(d)	in the case of the Charterers and the Group Charterer, to any Sub-Charterers in respect of obtaining any consent required under the terms of any Sub-Charter to which they are respectively a party; and

(e)	the managers, the classification society and flag authorities as may be necessary in connection with the transactions contemplated hereunder.

79.2	Any other disclosure by each Party shall be subject to the prior written consent of the other Party.

80.	THIRD PARTIES ACT

80.1

Any person which is an Indemnitee or a Finance Party from time to time and is not a party to this Charter shall be entitled to enforce such terms of this Charter as provided for in this Charter in relation to the obligations of the Charterers to such Indemnitee or (as the case may be) Finance Party, subject to the provisions of Clause 81 (Law and jurisdiction) and the Third Parties Act. The Third Parties Act applies to this Charter as set out in this Clause 80.

80.2	Save as provided above, a person who is not a party to this Charter has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Charter.

81.	LAW AND JURISDICTION

81.1	This Charter and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law.

81.2

Any dispute, controversy or claim arising out of or relating to this Charter, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by London arbitration.

81.3	The governing law of this Clause 81 shall be English law.

81.4

Any dispute arising out of or in connection with this Charter shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re- enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

81.5	The arbitration shall be conducted in accordance with the London Maritime Arbitrations Association (LMAA). Terms current at the time when the arbitration proceedings are commenced.

81.6

The reference shall be to three (3) arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified.

81.7

If one party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement. Nothing herein shall prevent the Parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

81.8	Where the reference is to three (3) arbitrators the procedure for making appointments shall be in accordance with the procedure for full arbitration stated above.

81.9	The language of the arbitration shall be English.

81.10

In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedures current at the time when the arbitration proceedings are commenced and the number of arbitrators shall be one (1).

82.	CONDITIONS SUBSEQUENT

82.1

Notwithstanding anything to the contrary in this Charter, the obligations of the Owners to charter, or continue to charter, the Vessel to the Charterers under this Charter shall be subject to the condition that the Owners shall have received the following documents and evidence in form and substance satisfactory to the Owners no later than three (3) Business Days after the Actual Delivery Date (unless otherwise specified):

(a)	a copy of the endorsed policy issued by the insurer in respect of the Vessel;

(b)	a copy of the duly signed letter of undertaking issued by all the relevant underwriters or insurance brokers in respect of the Vessel;

(c)	no later than fourteen (14) calendar days after the Actual Delivery Date:

(i)	originals of the duly executed Group Charterer's Account Charge and all documents required by such Security Document; and

(ii)	an original of the duly executed acknowledgement by the relevant Initial Sub- Charterer under the First Initial Sub-Charter in accordance with the Group Charterer's Assignment;

(d)

no later than one (1) calendar day after the Actual Delivery Date, a copy of the Vessel's certificate of ownership and encumbrance or transcript of register evidencing that the Vessel is registered in the name of the Owners free from any registered Security Interest;

(e)	the Vessel's current Safety Management Certificate (as such term is defined pursuant to the ISM Code);

(f)	(to the extent not already provided) the Approved Manager's current Document of Compliance (as such term is defined pursuant to the ISM Code);

(g)	the Vessel's current ISSC;

(h)	(to the extent not already provided) the Vessel's current IAPPC;

(i)	legal opinions and insurance reports issued by legal advisers and insurance advisers to the Owners respectively referred to in Clause 40(a), each in its agreed form; and

(j)	no later than seven (7) calendar days after the Actual Delivery Date:

(i)	a certified copy of the First Initial Sub-Charter, together with all addenda, amendments or supplements; and

(ii)	evidence that the Vessel has been delivered by the Group Charterer to the relevant Initial Sub-Charterer pursuant to the terms of the First Initial Sub- Charter.

83.	FATCA

83.1	Defined terms

For the purposes of this Clause 83 (FATCA), the following terms shall have the following meanings:

“Code” means the United States Internal Revenue Code of 1986, as amended.

“FATCA” means sections 1471 through 1474 of the Code and any Treasury regulations thereunder.

“FATCA Deduction” means a deduction or withholding from a payment under the Transaction Documents or the Project Documents required by or under FATCA.

“FATCA Exempt Party” means a Relevant Party that is entitled under FATCA to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if a Relevant Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“FATCA Non-Exempt Party” means any Relevant Party who is not a FATCA Exempt Party. “Relevant Party” means any of the parties to the Transaction Documents.

“IRS” means the United States Internal Revenue Service or any successor taxing authority or agency of the United States government.

83.2	FATCA Information

(a)	Subject to paragraph (iii) below, each Relevant Party shall, on the date of this Charter, and thereafter within ten (10) Business Days of a reasonable request by another Relevant Party:

(i)	confirm to that other party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party; and

(ii)

supply to the requesting party (with a copy to all other Relevant Parties) such other form or forms (including IRS Form W-8 or Form W-9 or any successor or substitute form, as applicable) and any other documentation and other information relating to its status under FATCA (including its applicable “pass thru percentage” or other information required under FATCA or other official guidance including intergovernmental agreements) as the requesting party reasonably requests for the purpose of the requesting party’s compliance with FATCA.

(b)

If a Relevant Party confirms to any other Relevant Party that it is a FATCA Exempt Party or provides an IRS Form W-8 or W-9 showing that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall so notify all other Relevant Parties reasonably promptly.

(c)

Nothing in this Clause 74 (FATCA) shall oblige any Relevant Party to do anything which would or, in its reasonable opinion, might constitute a breach of any law or regulation, any policy of that party, any fiduciary duty or any duty of confidentiality, or to disclose any confidential information (including, without limitation, its tax returns and calculations); provided, however, that nothing in this paragraph shall excuse any Relevant Party from providing a true, complete and correct IRS Form W-8 or W-9 (or any successor or substitute form where applicable). Any information provided on such IRS Form W-8 or W-9 (or any successor or substitute forms) shall not be treated as confidential information of such party for purposes of this paragraph.

(d)

If a Relevant Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with the provisions of this Charter or the provided information is insufficient under FATCA, then:

(i)

if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Transaction Documents as if it is a FATCA Non-Exempt Party; and

(ii)

if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of this Charter and the Transaction Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the party in question provides sufficient confirmation, forms, documentation or other information to establish the relevant facts.

83.3	FATCA Deduction and gross-up by Relevant Party

(a)

If the representation made by the Charterers under Clause 51 (Charterers' representations and warranties) proves to be untrue or misleading such that the Charterers are required to make a FATCA Deduction, the Charterers shall make the FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)

If the Charterers are required to make a FATCA Deduction then the Charterers shall increase the payment due from them to the Owners to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)

The Charterers shall promptly upon becoming aware that they must make a FATCA Deduction (or that there is any change in the rate or basis of a FATCA Deduction) notify the Owners accordingly. Within thirty (30) days of the Charterers making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Charterers shall deliver to the Owners evidence reasonably satisfactory to the Owners that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

(d)

If the Owners are required to make a deduction or withholding from a payment under the Finance Documents in respect of FATCA, which deduction or withholding would not have been required if a Relevant Person were not a US Tax Obligor or FATCA FFI, and are required under the Finance Documents (if any) to pay additional amounts in respect of such deduction or withholding, the amount of the payment due from the Charterers shall be increased to an amount which, after any such deduction or withholding and payment of additional amounts, leaves the Owners with an amount equal to the amount which it would have had remaining if it had not been required to pay additional amounts under such Finance Documents.

83.4	FATCA Deduction by Owners

The Owners may make any FATCA Deduction they are required by FATCA to make, and any payment required in connection with that FATCA Deduction, and the Owners shall not be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient for that FATCA Deduction.

84.	GRANT OF SECURITY INTEREST

(a)

For purposes of Section 302A of the Marshall Islands Maritime Act of 1990, as amended (the "Act"), each of the parties hereby acknowledges and agrees that this Charter (a) shall be construed as a "financing charter" (as such term is defined in Section 112(7) of the Act and as such term is used in Section 302A of the Act) and the Charterers shall cause this Charter to be recorded in accordance with said Section 302A), and (b) is intended to be deemed under the Act a preferred mortgage over the Vessel granted by Charterers, as owner, in favour of Owners, as mortgagee.

(b)

In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Charterers hereby grant, convey, mortgage, pledge, confirm, assign, transfer and set over the whole of the Vessel to the Owners, as mortgagee, as security for the Charterers' performance and observance of and compliance with all its obligations under, and the covenants, terms and conditions contained in, this Charter and the other Transaction Documents to which the Charterers are or may become a party.

(c)	For purposes of recording this Charter together under Section 302A of the Act as a financing charter:

(i)	the name of the Vessel is "ECO OCEANO CA";

(ii)	the Official Number of the Vessel is 9427;

(iii)	the date of this Charter is [●] 2022;

(iv)	the name and address of the Owners are:

GREAT OCEANO LIMITED, a corporation incorporated and existing under the laws of the Republic of the Marshall Islands with entity number 112907 whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960

(v)	the name and address of the Charterers are:

ECO OCEANO CA INC., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands with entity number 107152 whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960

(vi)

the maximum aggregate of the nominal amount of all charter hire payments, termination payment, purchase obligation, purchase option or put option amounts payable, or which may become payable, under this Charter, Forty Eight Million Four Hundred Thousand Dollars (US$48,400,000) exclusive of any interest, indemnities, expenses or fees and performance of charter covenants.

(d)

The Charterers will place and at all times retain, a properly certified copy of the Charter on board the Vessel with the Vessel's papers, and will cause such certified copy of the Charter and the Vessel's registration document to be exhibited to any and all persons having business therewith which might give rise to any lien thereon, other than liens for crew's wages, general average and salvage. In addition, the Charterers will place and keep prominently displayed in the chart room and in the master's cabin of the Vessel in a conspicuous place, a notice, framed under glass, printed in plain type of such size that the paragraph of reading material shall cover a reasonable space acceptable to the Owners reading as follows:

"THIS VESSEL IS OWNED BY GREAT OCEANO LIMITED AND IS UNDER CHARTER TO ECO OCEANO CA INC. PURSUANT TO THE TERMS OF THE BAREBOAT CHARTER AGREEMENT DATED AS OF [●] 2022 (THE "CHARTER"). UNDER THE TERMS OF THE CHARTER, WHICH IS A FINANCING CHARTER UNDER THE MARITIME LAWS OF THE REPUBLIC OF THE MARSHALL ISLANDS, NEITHER THE CHARTERERS, NOR ANY SUB-CHARTERER, NOR THE MASTER NOR ANY OTHER PERSON HAS THE RIGHT, POWER OR AUTHORITY TO CREATE, INCUR OR PERMIT TO BE PLACED OR IMPOSED UPON THIS VESSEL ANY LIEN WHATSOEVER OTHER THAN PERMITTED LIENS AS DEFINED IN THE CHARTER."

(e)

The Charterers hereby consent and agree, at their sole cost and expense, to the recordation of the Charter under Section 302 of the Act and will perform all such acts as may be reasonably requested by the Owners to accomplish said recordation.

(f)

Without prejudice to paragraphs (a) to (e) above, to the extent law other than English law or Marshall Islands law is deemed to apply to this Charter and the Charterers are deemed owners of the Vessel, the Charterers and Owners hereby further agree as follows:

(i)

For the purpose of securing the obligations of the Charterers under this Charter and the other Transaction Documents to which the Charterers are or may become a party, the Owners and Charterers intend and agree that (i) this Charter shall be deemed to be a security agreement within the meaning of Article 9 of the Uniform Commercial Code (the "UCC") of the State of New York or of any other state of the United States of America is found to be applicable to the Charter, and (ii) pursuant to sub-paragraph

(ii)

of this paragraph (f) below, this Charter also creates a "security interest" under Section 1-203 of the UCC in all of the Charterers' right, title and interest in, to and under the Vessel and the Transaction Documents to which the Charterers are or may become a party (collectively, the "Collateral").

(ii)

To secure the obligations of the Charterers under this Charter and the other Transaction Documents to which the Charterers are or may become a party, the Charterers hereby grant to the Owners a lien on and security interest in and mortgage lien on all of the Collateral. The Charterers promptly shall take such action as may be necessary or advisable in the Owners' opinion to ensure that the lien, security interest and mortgage on the Collateral will be a perfected lien, security interest and mortgage of first priority under applicable law and will be maintained as such until payment and performance in full of all the obligations of the Charterers under the Transaction Documents to which the Charterers are or may become a party. Upon the occurrence and during the continuance of a Termination Event, the Owners shall have all rights and remedies under Clause 54 (Termination Events) of this Charter or otherwise provided to a secured creditor upon a default under the UCC or provided to a mortgagee of a ship under applicable law.

(iii)

The Charterers hereby consent and agree, at their sole cost and expense, to the filing of such UCC financing statements as the Owners may deem reasonably necessary to perfect the security interest intended to be created hereby and will perform all such acts as may be reasonably requested by the Owners to accomplish said perfection.

85.	APPLICATION OF PROCEEDS

Any Net Sale Proceeds, Total Loss Proceeds, any proceeds realised by the Owners in connection with the enforcement of the Security Documents (unless otherwise specified in the Security Documents) shall be applied in the following order of application against amounts payable under the Transaction Documents:

(a)

firstly, in or towards any amounts outstanding under the Transaction Documents other than the Termination Sum (including but not limited to any costs and expenses incurred in the enforcement of the Security Documents, to the extent these are not covered under the Termination Sum);

(b)

secondly, in or towards satisfaction of the Charterers' obligation to pay the Termination Sum (or such portion of it that then remains unpaid) in any order of application in the amounts comprising the Termination Sum as the Owners may determine; and

(c)	thirdly, upon satisfaction in full of all amounts payable to the Owners under the Transaction Documents, in payment of any surplus to the Charterers.

SCHEDULE 1

FORM OF PROTOCOL OF DELIVERY AND ACCEPTANCE

PROTOCOL OF DELIVERY AND ACCEPTANCE UNDER BAREBOAT CHARTER

It is hereby certified that pursuant to a bareboat charter dated                                                      and made between GREAT OCEANO LIMITED, a corporation incorporated and existing under the laws of the Republic of the Marshall Islands with entity number 112907 whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Owners") as owner and ECO OCEANO CA INC., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands with entity number 107152 whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Bareboat Charterers") as bareboat charterer (as maybe amended and supplemented from time to time, the "Bareboat Charter") in respect of one (1) vessel named ECO OCEANO CA and registered under the laws and flag of the Marshall Islands with IMO number 9794020 (the "Vessel"), the Vessel is delivered for charter by the Owner to the Bareboat Charterer, and accepted by the Bareboat Charterer from the Owner at                           hours ([●] time) on the date hereof in accordance with the terms and conditions of the Bareboat Charter.

IN WITNESS WHEREOF, the Owners and the Bareboat Charterers have caused this PROTOCOL OF DELIVERY AND ACCEPTANCE to be executed by their duly authorised representative on this

day of               20[●] in [●].

THE OWNERS by: _____________________________________ Name: Title: Date:	THE BAREBOAT CHARTERERS by: _____________________________________ Name: Title: Date:

SCHEDULE 2

FORM OF TITLE TRANSFER PROTOCOL OF DELIVERY AND ACCEPTANCE

PROTOCOL OF DELIVERY AND ACCEPTANCE FOR TITLE TRANSFER UNDER THE BAREBOAT CHARTER

Vessel [ ]

GREAT OCEANO LIMITED, a corporation incorporated and existing under the laws of the Republic of the Marshall Islands with entity number 112907 whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Owners") deliver to ECO OCEANO CA INC., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands with entity number 107152 whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Bareboat Charterers") the Vessel described below and the Bareboat Charterers accept delivery of, title and risk to the Vessel pursuant to the terms and conditions of the bareboat charter dated                                        (as may be amended and supplemented from time to time, the "Bareboat Charter") and made between (1) the Owners and

(2) the Bareboat Charterers.

Name of Vessel:	ECO OCEANO CA

Flag:	Marshall Islands

Place of Registration:	Marshall Islands

IMO Number:	9794020

Gross Registered Tonnage:	[..]

Net Registered Tonnage:	[..]

Dated:	20[●]

At:	hours ([●] time)

Place of delivery:

THE OWNER	THE BAREBOAT CHARTERER

by:	by:

___________________________________	___________________________________
Name:	Name:

Title:	Title:

Date:	Date:

SCHEDULE 3

HIRE PAYMENT SCHEDULE

Charterers:	ECO OCEANO CA INC.	Hire Payment Date	Cost Balance	Fixed Hire
Owners:	GREAT OCEANO LIMITED		$ 48,199,784.00
Purchase Price:	60,249,730.00	04/03/2022	$ 47,521,974.54	$ 677,809.46
Advance Hire:	12,049,946.00	10/06/2022	$ 46,844,165.08	$ 677,809.46
Owners' Cost:	48,199,784.00	10/09/2022	$ 46,166,355.62	$ 677,809.46
Deposit:	-	10/12/2022	$ 45,488,546.16	$ 677,809.46
Balloon Amount:	21,087,405.50	10/03/2023	$ 44,810,736.70	$ 677,809.46
Margin:	3.50%	10/06/2023	$ 44,132,927.24	$ 677,809.46
Instalments:	41	10/09/2023	$ 43,455,117.78	$ 677,809.46
Delivery Date:	04/03/2022	10/12/2023	$ 42,777,308.32	$ 677,809.46
Date of this Charter:		10/03/2024	$ 42,099,498.86	$ 677,809.46
		10/06/2024	$ 41,421,689.40	$ 677,809.46
		10/09/2024	$ 40,743,879.94	$ 677,809.46
		10/12/2024	$ 40,066,070.48	$ 677,809.46
		10/03/2025	$ 39,388,261.02	$ 677,809.46
		10/06/2025	$ 38,710,451.56	$ 677,809.46
		10/09/2025	$ 38,032,642.10	$ 677,809.46
		10/12/2025	$ 37,354,832.64	$ 677,809.46
		10/03/2026	$ 36,677,023.18	$ 677,809.46
		10/06/2026	$ 35,999,213.72	$ 677,809.46
		10/09/2026	$ 35,321,404.26	$ 677,809.46
		10/12/2026	$ 34,643,594.80	$ 677,809.46
		10/03/2027	$ 33,965,785.34	$ 677,809.46
		10/06/2027	$ 33,287,975.88	$ 677,809.46
		10/09/2027	$ 32,610,166.42	$ 677,809.46
		10/12/2027	$ 31,932,356.96	$ 677,809.46
		10/03/2028	$ 31,254,547.50	$ 677,809.46
		10/06/2028	$ 30,576,738.04	$ 677,809.46
		10/09/2028	$ 29,898,928.58	$ 677,809.46
		10/12/2028	$ 29,221,119.12	$ 677,809.46
		10/03/2029	$ 28,543,309.66	$ 677,809.46
		10/06/2029	$ 27,865,500.20	$ 677,809.46
		10/09/2029	$ 27,187,690.74	$ 677,809.46
		10/12/2029	$ 26,509,881.28	$ 677,809.46
		10/03/2030	$ 25,832,071.82	$ 677,809.46
		10/06/2030	$ 25,154,262.36	$ 677,809.46
		10/09/2030	$ 24,476,452.90	$ 677,809.46
		10/12/2030	$ 23,798,643.44	$ 677,809.46
		10/03/2031	$ 23,120,833.98	$ 677,809.46
		10/06/2031	$ 22,443,024.52	$ 677,809.46
		10/09/2031	$ 21,765,215.06	$ 677,809.46
		10/12/2031	$ 21,087,405.50	$ 677,809.56
		04/03/2032	$ -	$ 21,087,405.50

SIGNATURE PAGE

ADDITIONAL CLAUSES
TO BAREBOAT CHARTER FOR
ECO OCEANO CA

THE OWNERS	THE CHARTERERS

GREAT OCEANO LIMITED	ECO OCEANO CA INC.

by:	by:
/s/ Yang Guangyi	/s/ Alexandros Tsirikos

Name: YANG GUANGYI	Name: ALEXANDROS TSIRIKOS

Title: Director	Title: ATTORNEY-IN-FACT

Date: 2 March 2022	Date: 2 March 2022